                                     Exhibit 20.1
JAMES H. BLANCHARD
CHAIRMAN OF THE BOARD
                                                         March 21, 2003

Dear Shareholder:

     You are cordially invited to attend our Annual Meeting of Shareholders at
10:00 a.m. on Thursday, April 24, 2003, at the RiverCenter for the Performing
Arts, 900 Broadway, Columbus, Georgia 31901. Enclosed with this Proxy Statement are your proxy card and the 2002 Annual Report.

     We hope that you will be able to be with us and let us give you a review of
2002. If you are unable to attend the meeting, you can listen to it live and view the slide presentation over the Internet. You can access the meeting by going to our website at www.synovus.com. Additionally, we will maintain copies of the slides and audio of the presentation to the 2003 Annual Meeting on the website for reference after the meeting.

     Once again this year, we are offering you the option to receive proxy materials electronically via the Internet.  You can sign up by following the simple instructions contained in this mailing.  Consenting to view future annual reports and proxy statements on the Internet will save Synovus money by reducing printing and postage costs.  If you have a computer with Internet access, we hope you will try this electronic distribution method.

     Whether you own a few or many shares of stock and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. To make sure your shares are represented, we urge you to vote promptly.

     Thank you for helping us make 2002 a good year. We look forward to your continued support in 2003 and another good year.

                                        Sincerely yours,
                                        /s/James H. Blanchard
                                        JAMES H. BLANCHARD

Synovus Financial Corp.     Post Office Box 120     Columbus, Georgia 31902-0120

                                   SYNOVUS(R)

                    NOTICE OF THE 2003 ANNUAL MEETING OF SHAREHOLDERS

TIME............... 10:00 a.m. E.T.
                    Thursday, April 24, 2003

PLACE.............. RiverCenter for the Performing Arts
                    900 Broadway
                    Columbus, Georgia 31901

ITEMS OF BUSINESS.. (1)  To elect three directors to serve until the Annual
                         Meeting of Shareholders in 2006.

                    (2)  To transact such other business as may properly
                         come before the meeting and any adjournment thereof.

WHO MAY VOTE....... You can vote if you were a shareholder of record on
                    February 17, 2003.

ANNUAL REPORT...... A copy of the Annual Report is enclosed.

PROXY VOTING....... Your vote is important. Please vote in one of these ways:

                    (1)   Use the toll-free telephone number shown on the
                          proxy card;

                    (2)   Visit the website listed on your proxy card;

                    (3)   Mark, sign, date and promptly return the enclosed
                          proxy card in the postage-paid envelope provided; or

                    (4)   Submit a ballot at the Annual Meeting.

                                        /s/G. Sanders Griffith, III
                                        G. SANDERS GRIFFITH, III
                                        Secretary

Columbus, Georgia
March 21, 2003

YOUR VOTE IS IMPORTANT. WHETHER  OR  NOT  YOU  PLAN  TO  ATTEND  THE  ANNUAL
MEETING, PLEASE VOTE YOUR SHARES PROMPTLY.

Compensation Committee Interlocks and

Relationships Between Synovus, Columbus Bank, TSYS and

General Information:
     Financial Information....................................................24
     Shareholder Proposals for the 2004 Proxy Statement.......................24
     Director Nominees or Other Business for Presentation

                                PROXY STATEMENT
                               VOTING INFORMATION

PURPOSE

     This Proxy Statement and the accompanying proxy card are being mailed to
Synovus shareholders beginning March 21, 2003. The Synovus Board of Directors is soliciting proxies to be used at the 2003 Annual Meeting of Synovus Shareholders which will be held on April 24, 2003, at 10:00 a.m., at the RiverCenter for the
Performing Arts, 900 Broadway, Columbus, Georgia. Proxies are solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting of
Shareholders or any adjournment of that meeting.

WHO CAN VOTE

     You are entitled to vote if you were a shareholder of record of Synovus stock as of the close of business on February 17, 2003. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.

SHARES OUTSTANDING

     A majority of the votes entitled to be cast by the holders of the outstanding shares of Synovus stock must be present, either in person or represented by proxy, in order to conduct the Annual Meeting of Synovus
Shareholders. On February 17, 2003, 300,449,238 shares of Synovus stock were outstanding.

PROXY CARD

     The Board has designated two individuals to serve as proxies to vote the shares represented by proxies at the Annual Meeting of Shareholders.

     If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies in favor of the election of all of the director nominees. The designated proxies will vote in their discretion on any other matter that may properly come before the meeting.
At the date the Proxy Statement went to press, we did not anticipate that any other matters would be raised at the Annual Meeting.

VOTING OF SHARES

     Holders of Synovus stock are entitled to ten votes on each matter submitted to a vote of shareholders for each share of Synovus stock owned on February 17,
2003 which: (i) has had the same owner since February 17, 1999; (ii) was acquired by reason of participation in a dividend reinvestment plan offered by
Synovus and is held by the same owner who acquired it under such plan; (iii) is held by the same owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus' Board of Directors approving the acquisition specifically grant ten votes per share;
(iv) was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same owner for whom it was acquired under any such plan; (v) is held by the same owner to whom it was issued by
Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by Synovus' Board of Directors approving such issuance and/or transfer specifically grant ten votes per share; (vi) was acquired as a direct result of a stock split, stock dividend or other type of share distribution if the share as to which it was distributed was acquired prior to, and has been held by the same owner since, February 17, 1999; (vii) has been owned continuously by the same shareholder for a period of 48 consecutive months prior to the record date of any meeting of shareholders at which the share is eligible to be voted; or (viii) is owned by a holder

who, in addition to shares which are owned under the provisions of (i)-(vii)
above, is the owner of less than 1,139,063 shares of Synovus stock (which amount has been appropriately adjusted to reflect stock splits and with such amount to be appropriately adjusted to properly reflect any other change in Synovus stock by means of a stock split, a stock dividend, a recapitalization or otherwise).
Shareholders of shares of Synovus stock not described above are entitled to one vote per share for each share. The actual voting power of each holder of shares of Synovus stock will be based on information possessed by Synovus at the time of the Annual Meeting.

     As Synovus stock is registered with the Securities and Exchange Commission and is traded on the New York Stock Exchange, Synovus stock is subject to the provisions of an NYSE rule which, in general, prohibits a company's common stock and equity securities from being authorized or remaining authorized for trading on the NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, the rule contains a "grandfather" provision, under which Synovus' ten vote provision falls, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted. The number of votes that each shareholder will be entitled to exercise at the Annual Meeting will depend upon whether each share held by the shareholder meets the requirements which entitle one share of
Synovus stock to ten votes on each matter submitted to a vote of shareholders.
Shareholders of Synovus stock must complete the Certification on the proxy in order for any of the shares represented by the proxy to be entitled to ten votes per share. All shares entitled to vote and represented in person or by properly completed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted in accordance with instructions indicated on those proxies.

SHAREHOLDERS WHO DO NOT CERTIFY ON THEIR PROXY CARDS THAT THEY ARE ENTITLED TO
TEN VOTES PER SHARE WILL BE ENTITLED TO ONLY ONE VOTE PER SHARE.

     Synovus Dividend Reinvestment and Direct Stock Purchase Plan: If you
participate in this Plan, your proxy card represents shares held in the Plan, as well as shares you hold directly in certificate form registered in the same name.

REQUIRED VOTES - ELECTION OF DIRECTOR NOMINEES

     Directors are elected by a plurality of the votes, which means the three nominees who receive the largest number of properly executed votes will be elected as directors. Cumulative voting is not permitted. Shares that are represented by proxies which are marked "withhold authority" for the election of one or more director nominees will not be counted in determining the number of votes cast for those persons.

TABULATION OF VOTES

     Under certain circumstances, brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called "broker non-votes"). In such cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included in the vote totals with respect to those matters and, therefore, will have no effect on the vote. In addition, if a broker indicates on the proxy card that it does not have discretionary authority on other matters considered at the meeting, those shares will not be counted in determining the number of votes cast with respect to those matters.

HOW YOU CAN VOTE

     You may vote by proxy or in person at the meeting. To vote by proxy, you may select one of the following options:

     Vote By Telephone:

     You can vote your shares by telephone by calling the toll-free telephone number (at no cost to you) shown on your proxy card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card.

     Vote By Internet:

     You can also choose to vote on the Internet. The website for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been properly recorded, and you can consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote on the Internet, you do NOT need to return your proxy card.

     Vote By Mail:

     If you choose to vote by mail, simply mark your proxy card, date and sign it, sign the Certification and return it in the postage-paid envelope provided.

REVOCATION OF PROXY

     If you vote by proxy, you may revoke that proxy at any time before it is voted at the meeting. You may do this by (a) signing another proxy card with a later date and returning it to us prior to the meeting, (b) voting again by telephone or on the Internet prior to the meeting, or (c) attending the meeting in person and casting a ballot.

COLUMBUS BANK AND TRUST COMPANY AND TOTAL SYSTEM SERVICES, INC.

     Synovus is the owner of all of the issued and outstanding shares of common stock of Columbus Bank and Trust Company(R)("Columbus Bank"). Columbus Bank owns individually 81% of the outstanding shares of Total System Services, Inc.(R)
("TSYS(R)"), an electronic transaction processing company.

                             ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR"
ALL NOMINEES.

NUMBER

     At the date of this Proxy Statement, the Board of Directors of Synovus consists of 18 members. As 20 board seats have been authorized by Synovus'
shareholders, Synovus has two directorships which remain vacant. These vacant directorships could be filled in the future at the discretion of Synovus' Board of Directors. This discretionary power gives Synovus' Board of Directors the flexibility of appointing new directors in the periods between Synovus' Annual
Meetings should suitable candidates come to its attention. The Board is divided into three classes whose terms are staggered so that the term of one class expires at each Annual Meeting of Shareholders. The terms of office of the Class
I directors expire at the 2004 Annual Meeting, the terms of office of the Class
II directors expire at the 2005 Annual Meeting and the terms of office of the
Class III directors expire at the 2003 Annual Meeting. Three director nominees have been nominated for election as Class III directors at this meeting. Proxies cannot be voted at the 2003 Annual Meeting for a greater number of persons than the number of nominees named.

NOMINEES

     The following nominees have been selected by the Corporate Governance
Committee and approved by the Board for submission to the shareholders:
Richard Y. Bradley, John P. Illges, III and William B. Turner.

     The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of the remaining nominees and in favor of any substitute nominee named by the Board upon the recommendation of the
Corporate Governance Committee. If you do not wish your shares voted for one or more of the nominees, you may so indicate on the proxy.

MEMBERS OF THE BOARD OF DIRECTORS

     Following is the principal occupation, age and certain other information for each director nominee and other directors serving unexpired terms.

MEMBERS OF THE BOARD OF DIRECTORS

     Following is the principal occupation, age and certain other information for each director nominee and other directors serving unexpired terms.

---------------------------------------------------------------------------------------------------------
                                   Synovus        Year
                                   Director       First
                                   Classifi-      Elected           Principal Occupation
Name                       Age     cation         Director          and Other Information
-------------------------  -----   --------       ----------        -------------------------------------
Daniel P. Amos(1)          51        II              2001           Chief Executive Officer and Director,
                                                                    AFLAC Incorporated (Insurance Holding
                                                                    Company); Director, Southern Company

Richard E. Anthony(2)      56        II              1993           Vice Chairman of the Board,
                                                                    Synovus Financial Corp.; Chairman
                                                                    of the Board, First Commercial Bank
                                                                    of Birmingham (Banking Subsidiary
                                                                    of Synovus)

Joe E. Beverly             61        II              1983           Chairman of the Board, Commercial
                                                                    Bank, Thomasville, Georgia
                                                                    (Banking Subsidiary of Synovus);
                                                                    Director, Flowers Foods, Inc. and
                                                                    Plum Creek Timber Company, Inc.

James H. Blanchard(3)      61         I              1972           Chairman of the Board and Chief
                                                                    Executive Officer, Synovus Financial
                                                                    Corp.; Chairman of the Executive
                                                                    Committee, Total System Services,
                                                                    Inc.; Director, BellSouth Corporation

Richard Y. Bradley         64       III              1991           Partner, Bradley & Hatcher (Law
                                                                    Firm); Director, Total System
                                                                    Services, Inc.

Walter M. Deriso, Jr.(4)   56        II              1997           Vice Chairman of the Board,
                                                                    Synovus Financial Corp.; Chairman
                                                                    of the Board, Security Bank and
                                                                    Trust Company, Albany, Georgia
                                                                    (Banking Subsidiary of Synovus)

C. Edward Floyd, M.D.      68         I              1995           Vascular Surgeon

Gardiner W. Garrard, Jr.   62         I              1972           President, The Jordan Company
                                                                    (Real Estate Development); Director,
                                                                    Total System Services, Inc.

V. Nathaniel Hansford(5)   59         I              1985           President, North Georgia College
                                                                    and State University

John P. Illges, III        68       III              1997           Senior Vice President and Financial
                                                                    Consultant, Retired, The Robinson-Humphrey
                                                                    Company, Inc. (Stockbroker);
                                                                    Director, Total System Services, Inc.

Elizabeth R. James(6)      41        II              2001           Vice Chairman of the Board, Chief Information
                                                                    Officer and Chief People Officer,
                                                                    Synovus Financial Corp.

Alfred W. Jones III        45         I              2001           Chairman of the Board and Chief Executive
                                                                    Officer, Sea Island Company (Real Estate
                                                                    Development and Mangement); Director,
                                                                    Total System Services, Inc.

Mason H. Lampton           55        II              1993           Chairman of the Board and President,
                                                                    The Hardaway Company and Chairman of the
                                                                    Board, Standard Concrete Products
                                                                    (Construction Companies);
                                                                    Director, Total System Services, Inc.

Elizabeth C. Ogie(7)       52        II              1993           Private Investor

H. Lynn Page               62         I              1978           Director, Synovus Financial
                                                                    Corp., Columbus Bank and Trust
                                                                    Company and Total System Services,
                                                                    Inc.

Melvin T. Stith            56        II              1998           Dean, College of Business, Florida
                                                                    State University; Director,
                                                                    Correctional Services Corp.

William B. Turner(7)(8)    80       III              1972           Chairman of the Executive
                                                                    Committee, Columbus Bank and
                                                                    Trust Company and Synovus
                                                                    Financial Corp.; Advisory Director,
                                                                    W. C. Bradley Co. (Metal Manufacturer
                                                                    and Real Estate); Director,
                                                                    Total System Services, Inc.

James D. Yancey(9)         61         I              1978           President and Chief Operating Officer, Synovus
                                                                    Financial Corp.; Chairman of the Board,
                                                                    Columbus Bank and Trust Company;
                                                                    Director, Total System Services, Inc.

-------------
(1)  Mr. Amos previously served as a director of Synovus from 1991 until 1998, when he resigned as a director as required by federal banking regulations to join the board of a company affiliated with a Japanese bank.

(2)  Richard E. Anthony was elected Vice Chairman of Synovus in September 1995.
     Prior to 1995, Mr. Anthony served, and continues to serve, as President of
     Synovus Financial Corp. of Alabama and Chairman of the Board of First
     Commercial Bank of Birmingham, both of which companies are subsidiaries of
     Synovus.

(3)  James H. Blanchard was elected Chairman of the Board of Synovus in April
     1986.  Prior to 1986, Mr. Blanchard  served in  various capacities with
     Synovus, Columbus Bank and/or TSYS, including President of Synovus.

(4)  Walter M. Deriso, Jr. was elected Vice Chairman of Synovus in January
     1997. Prior to 1997, Mr. Deriso served as President of Security Bank and
     Trust Company.

(5)  V. Nathaniel Hansford was elected President of North Georgia College and
     State University in July 1999. Prior to 1999, Mr. Hansford served as
     Professor and Dean Emeritus of the University of Alabama School of Law.

(6)  Ms. James was elected Vice Chairman of Synovus in May 2000. Prior to 2000,
     Ms. James served in various capacities with Synovus, Columbus Bank and/or
     TSYS, including Chief Information Officer and Chief People Officer of
     Synovus.

(7)  Elizabeth C. Ogie is William B. Turner's niece.

(8)  William B. Turner was elected  Chairman  of the Executive Committee of
     Synovus  in April 1986.  Prior to 1986, Mr.  Turner served  in  various capacities with Synovus and/or  Columbus Bank, including  Chairman of the
     Board of both Synovus and Columbus Bank.

(9)  James D. Yancey  was elected President and Chief Operating Officer of
     Synovus  in April 1998.  Prior to 1998, Mr. Yancey served  in various capacities with Synovus and/or Columbus Bank, including Vice Chairman of the Board and President of both Synovus and Columbus Bank.

                               BOARD OF DIRECTORS

CORPORATE GOVERNANCE PHILOSOPHY

     The business affairs of Synovus are managed under the direction of the
Board of Directors in accordance with the Georgia Business Corporation Code, as implemented by Synovus' Articles of Incorporation and bylaws.

     The role of the Board of Directors is to effectively govern the affairs of
Synovus for the benefit of its shareholders and other constituencies, which include Synovus employees, customers and the communities in which it does business. The Board strives to ensure the success and continuity of business through the election of qualified management. It is also responsible for ensuring that Synovus' activities are conducted in a responsible and ethical manner. The Corporate Governance Committee conducts an annual review of corporate governance procedures. As part of this review, the Corporate
Governance Committee is monitoring the rules proposed by the New York Stock
Exchange with respect to corporate governance and the rules of the Securities and Exchange Commission as mandated by the Sarbanes-Oxley Act of 2002. The Board will adopt changes to its corporate governance policies and practices, as appropriate, to comply with any rule changes made by the Securities and Exchange
Commission and the New York Stock Exchangee. A majority of Synovus' directors are independent, nonemployee directors as defined in Synovus' Board of Directors
Guidelines on Significant Corporate Governance Issues.

SUBMISSION OF DIRECTOR CANDIDATES

     Shareholders who wish to suggest qualified candidates for consideration as directors of Synovus by the Corporate Governance Committee should write to:
Corporate Secretary, Synovus Financial Corp., 901 Front Avenue, Suite 301,
Columbus, Georgia 31901, stating in detail the qualifications of such persons.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors held four meetings in 2002. All directors attended at least 75% of Board and committee meetings held during their tenure during
2002, except Daniel P. Amos and Alfred W. Jones III. The average attendance by directors at the aggregate number of Board and committee meetings they were scheduled to attend was 94%.

COMMITTEES OF THE BOARD

     Synovus' Board of Directors has four principal standing committees -- an
Executive Committee, an Audit Committee, a Corporate Governance Committee and a
Compensation Committee. The following table shows the membership of the various committees.

-------------------------------------------------------------------------------------------------------------------------
Executive                     Audit                         Corporate Governance         Compensation
----------                    -----                         --------------------         -------------
William B. Turner, Chair      John P. Illges, III, Chair    Richard Y. Bradley, Chair    Gardiner W. Garrard, Jr., Chair
James H. Blanchard            H. Lynn Page                  Daniel P. Amos               V. Nathaniel Hansford
Richard Y. Bradley            Melvin T. Stith               C. Edward Floyd              Alfred W. Jones III
Gardiner W. Garrard, Jr.                                    Elizabeth C. Ogie            Mason H. Lampton
John P. Illges, III
Mason H. Lampton
James D. Yancey
--------------------------------------------------------------------------------------------------------------------------

     Executive Committee. Synovus' Executive Committee held three meetings in
2002. During the intervals between meetings of Synovus' Board of Directors,
Synovus' Executive Committee possesses and may exercise any and all of the powers of Synovus' Board of Directors in the management and direction of the business and affairs of Synovus with respect to which specific direction has not been previously given by Synovus' Board of Directors.

     Audit Committee. Synovus' Audit Committee held seven meetings in 2002. Its
Report begins on page 8. The primary functions to be engaged in by Synovus'
Audit Committee include:

     .    Monitoring the quality and integrity of Synovus' financial reporting process and systems of internal controls regarding finance, accounting, regulatory and legal compliance;

     .    Monitoring the independence and performance of Synovus' independent auditors and internal auditing activities; and

     .    Providing an avenue of communication among the independent auditors, management, internal audit and the Board of Directors.

     Corporate Governance Committee. Synovus' Corporate Governance Committee
held three meetings in 2002. The primary functions to be engaged in by Synovus'
Corporate Governance Committee include:

     .    Making recommendations to the Board regarding the governance of
          Synovus as reflected in Synovus' Articles of Incorporation and bylaws;

     .    Making recommendations to the Board regarding Board administration, including developing criteria for selecting and retaining Board members, seeking qualified candidates for the Board and recommending assignment of Board members to appropriate Board committees;

     .    Making recommendations to the Board regarding a policy and program regarding director compensation and annual assessment of Board performance;

     .    Establishing procedures for the Chief Executive Officer's annual performance review; and

     .    Establishing procedures for annual reviews of succession planning and management development.

     Compensation Committee.  Synovus' Compensation Committee held four meetings in 2002. Its Report on Executive Compensation begins on page 15. The primary functions to be engaged in by Synovus' Compensation Committee include:

     .    The design and oversight of Synovus' executive compensation program;

     .    The design and oversight of all compensation and benefit programs in which employees, officers and directors of Synovus are eligible to participate; and

     .    Performing an annual evaluation of the Chief Executive Officer.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is comprised of three directors who the Board and Audit Committee believe are independent as defined in the New York Stock Exchange's listing standards.

     In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board with fulfilling its oversight responsibility regarding the quality and integrity of Synovus' financial reporting process. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

     .    Reviewed and discussed with management Synovus' audited financial statements as of and for the year ended December 31, 2002;

     .    Discussed with KPMG LLP, Synovus' independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61
          (Communication with Audit Committees); and

     .    Received from KPMG LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence
          Discussions with Audit Committees) and has discussed with KPMG LLP their independence.

     Based upon the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in Synovus' Annual
Report on Form 10-K for the year ended December 31, 2002, to be filed with the
Securities and Exchange Commission.

     This Audit Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the Securities and
Exchange Commission that incorporates by reference all or any portion of this
Proxy Statement, except to the extent Synovus specifically requests that the
Report be specifically incorporated by reference.

The Audit Committee

John P. Illges, III
H. Lynn Page
Melvin T. Stith

FEES PAID TO KPMG LLP

     The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Synovus' annual financial statements for 2002, and fees billed for other services rendered by KPMG LLP. All amounts include fees for services provided to TSYS by KPMG.

     Audit fees, including out-of-pocket expenses                     $  846,000
                                                                      ==========
     Financial information systems design and implementation          $        0
                                                                      ==========
     All other fees, including out of pocket expenses:
          Audit related fees (1)                                         788,000
          Other non-audit services (2)                                   308,000
                                                                      ----------
     Total all other fees                                             $1,096,000
                                                                      ==========

     (1)  Audit related fees consisted principally of audits of financial statements of employee benefit plans, reviews of registration statements, issuance of consents and other filing matters related to such registration statements, audits of financial statements of subsidiaries, customer and synthetic lease compliance reports, reports on data center reviews, assistance to internal audit in certain computer control technical audits, due diligence assistance on potential acquisition transactions, technical accounting assistance on certain completed transactions and the performance of other procedures to meet applicable regulatory requirements.

     (2)  Other non-audit fees consisted of tax compliance, tax planning associated with international operations, tax services in connection with employees residing in foreign countries, tax opinion letters in connction with acquisitions and due diligence assistance in connection with a customer transaction.

     The Audit Committee has considered whether the provision of the non-audit services to Synovus described above is compatible with maintaining KPMG's independence.

                             DIRECTORS' COMPENSATION

COMPENSATION

     During 2002, directors received the following compensation:

     Annual retainer                                        $20,000
     Attendance fee for each Board meeting                  $ 1,800
     Attendance fee for each Executive Committee meeting,
          including the chairman                            $ 1,800
     Attendance fee for each committee meeting chaired,
          other than executive                              $ 1,200
     Attendance fee for committee meetings,
          other than executive                              $   750

     Directors may elect to defer all or a portion of their cash compensation.
Deferred amounts are deposited into one or more investment funds chosen by the director. All deferred fees are payable in cash.

DIRECTOR STOCK PURCHASE PLAN

     Synovus' Director Stock Purchase Plan is a nontax-qualified, contributory stock purchase plan pursuant to which qualifying Synovus directors can purchase, with the assistance of contributions from Synovus, presently issued and outstanding shares of Synovus stock. Under the terms of the Director Stock
Purchase Plan, qualifying directors can elect to contribute up to $5,000 per calendar quarter to make purchases of Synovus stock, and Synovus contributes an additional amount equal to 50% of the directors' cash contributions.
Participants in the Director Stock Purchase Plan are fully vested in, and may request the issuance to them of, all shares of Synovus stock purchased for their benefit under the Plan.

CONSULTING SERVICES

     H. Lynn Page, a director and the former Vice Chairman of the Board of
Synovus, and Synovus are parties to a Consulting Agreement pursuant to which Mr.
Page was paid $24,000 by Synovus during 2002 for providing consulting and advisory services to Synovus in connection with portfolio management and potential opportunities for business expansion.

     Joe E. Beverly, a director and the former Vice Chairman of the Board of
Synovus, and Synovus are parties to a Retirement Agreement pursuant to which Mr.
Beverly was paid $24,000 by Synovus during 2002 for providing consulting and advisory services to Synovus relating to Synovus' affiliate banks.

                               EXECUTIVE OFFICERS

     The following table sets forth the name, age and position with Synovus of each executive officer of Synovus.

Name                      Age  Position with Synovus
-----------------------   ---  ------------------------------------------------
James H. Blanchard        61   Chairman of the Board and Chief Executive Officer
William B. Turner         80   Chairman of the Executive Committee
James D. Yancey           61   President and Chief Operating Officer
Richard E. Anthony        56   Vice Chairman of the Board
Walter M. Deriso, Jr.     56   Vice Chairman of the Board
Elizabeth R. James        41   Vice Chairman of the Board, Chief Information
                                Officer and Chief People Officer
G. Sanders Griffith, III  49   Senior Executive Vice President, General
                                Counsel and Secretary
Thomas J. Prescott        48   Executive Vice President and
                                Chief Financial Officer
Mark G. Holladay          47   Executive Vice President and
                                Chief Credit Officer
Calvin Smyre              55   Executive Vice President, Corporate Affairs

     G. Sanders Griffith, III was elected Senior Executive Vice President,
General Counsel and Secretary of Synovus in October 1995. From 1988 until 1995,
Mr. Griffith served in various capacities with Synovus, including Executive Vice
President, General Counsel and Secretary. Thomas J. Prescott was elected
Executive Vice President and Chief Financial Officer of Synovus in December
1996. From 1987 until 1996, Mr. Prescott served in various capacities with
Synovus, including Executive Vice President and Treasurer. Mark G. Holladay was
elected Executive Vice President and Chief Credit Officer of Synovus in April
2000. From 1974 until 2000, Mr. Holladay served in various capacities with
Columbus Bank, including Executive Vice President. Calvin Smyre was elected
Executive Vice President of Synovus in November 1996. From 1976 until 1996, Mr.
Smyre served in various capacities with Columbus Bank and/or Synovus, including
Senior Vice President of Synovus.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth ownership of shares of Synovus stock by each director, by each executive officer named in the Summary Compensation Table on page 12 and by all directors and executive officers as a group as of December
31, 2002.

                              Shares of          Shares of       Shares of
                              Synovus Stock      Synovus Stock   Synovus Stock   Total          Percentage of
                              Beneficially       Beneficially    Beneficially    Shares of      Outstanding
                              Owned with         Owned with      Owned with      Synovus        Shares of
                              Sole Voting        Shared Voting   Sole Voting     Stock          Synovus Stock
                              and Invest-        and Invest-     but no Invest-  Beneficially   Beneficially
                              ment Power         ment Power      ment Power      Owned as of    Owned as of
Name                          as of 12/31/02     as of 12/31/02  as of 12/31/02  12/31/02(1)    12/31/02
----------------------        ---------------    --------------  --------------  -------------- --------------
Daniel P. Amos                   47,318          408,803               ---            456,121            *
Richard E. Anthony              517,380          192,694             4,719          1,061,894            *
Joe E. Beverly                  394,391           29,100               ---            527,981            *
James H. Blanchard            1,057,694          207,160           112,968          3,015,500          1.0
Richard Y. Bradley               23,317           84,887              ---             108,204            *
Walter M. Deriso, Jr.            35,021              589              ---             271,048            *
C. Edward Floyd, M.D.           842,331          269,365              ---           1,111,696            *
Gardiner W. Garrard, Jr.        204,147          968,419              ---           1,172,566            *

                                       10

G. Sanders Griffith, III        102,310            3,072            60,330            684,934            *
V. Nathaniel Hansford           128,619          416,373              ---             544,992            *
John P. Illges, III             280,704          441,429              ---             722,133            *
Elizabeth R. James               22,843              105              ---             111,922            *
Alfred W. Jones III               6,002             ---               ---               6,002            *
Mason H. Lampton                 92,991          279,761(2)           ---             372,752            *
Elizabeth C. Ogie               502,548        2,852,710(3)           ---           3,355,258          1.1
H. Lynn Page                    753,096           11,515              ---             764,611            *
Melvin T. Stith                   4,116              104              ---               4,220            *
William B. Turner             1,037,319        3,687,367(3)           ---           4,724,686          1.6
James D. Yancey               1,013,683           90,650              ---           2,192,411            *
Directors and Executive
  Officers as a Group
   (22 persons)               7,187,180        7,251,005(3)        179,478         18,962,372          6.2

*    Less than one percent of the outstanding shares of Synovus stock.

---------------------------

(1)  The totals shown for the following  directors  and executive officers of
     Synovus include  the number of shares of Synovus stock that each individual has the right to acquire within 60 days through the exercise of stock options:

          Person                                       Number of Shares
          ------                                       ----------------
     Richard E. Anthony                                     347,101
     Joe E. Beverly                                         104,490
     James H. Blanchard                                   1,637,678
     Walter M. Deriso, Jr.                                  235,438
     G. Sanders Griffith, III                               519,222
     Elizabeth R. James                                      88,974
     James D. Yancey                                      1,088,078

     In addition, the other executive officers of Synovus have rights to acquire an  aggregate of 323,728  shares of Synovus stock within 60 days through the exercise of stock options.

(2)  Includes 276,187 shares of Synovus stock held in a trust for which
     Mr. Lampton is not the trustee.  Mr. Lampton disclaims beneficial ownership of such shares.

(3)  Includes 2,693,098 shares of Synovus stock held by a charitable foundation of which Mrs. Ogie and Mr. Turner are among the trustees.

     For a detailed discussion of the beneficial ownership of TSYS stock by Synovus' named executive officers and directors and by all directors and executive officers of Synovus as a group, see "TSYS Stock Ownership of
Directors and Management" on page 21.

                          EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes the cash and noncash compensation for each of the last three fiscal years for the chief executive officer of Synovus and for the other four most highly compensated executive officers of Synovus.

                                       11

--------------------------------------------------------------------------------------------------------------------
                                                SUMMARY COMPENSATION TABLE
                                                                                         Long-Term
                                                Annual Compensation                     Compensation Awards
                          --------------------------------------------------------  --------------------------------
                                                                    Other            Restricted       Securities       All
                                                                    Annual           Stock            Underlying       Other
Name and                                                            Compen-          Award(s)         Options/         Compen-
Principal Position        Year    Salary           Bonus            sation(1)             (2)         SARs             sation(3)
---------------------  --------  -------------     ------------     -------------    -------------    ------------     ------------
James H. Blanchard        2002    $746,500         $388,180          $10,000          $   -0-            61,811          $259,408
  Chairman of the         2001     714,000          571,200           15,000              -0-            72,489           266,637
  Board and Chief         2000     685,000              -0-            4,000              -0-         1,092,875           255,980
  Executive Officer

James D. Yancey           2002     565,000          293,800           20,000              -0-            46,783           208,090
  President and Chief     2001     540,500          432,400           20,000              -0-            45,737           178,419
  Operating Officer       2000     515,000              -0-            4,000              -0-           557,758           205,787

Richard E. Anthony        2002     420,500          153,062           10,000              -0-            23,208           129,657
  Vice Chairman of the    2001     397,500          236,513           10,000           106,688           12,778           118,085
  Board                   2000     375,000              -0-            4,000           145,624          416,217           123,330

Walter M. Deriso, Jr.     2002     382,292           86,971            9,167              -0-            19,811            84,806
  Vice Chairman of the    2001     342,500           71,925           10,000              -0-            22,238            82,617
  Board                   2000     322,500              -0-            4,000              -0-           427,546            92,017

G. Sanders Griffith, III  2002     350,625          127,628              -0-              -0-            19,316            79,915
  Senior Executive Vice   2001     333,125          198,209              -0-              -0-            21,574            68,490
  President, General      2000     316,000              -0-              -0-              -0-           427,279            63,210
  Counsel and Secretary

---------------------
(1)  Amount for 2002 includes matching contributions under the Synovus Director
     Stock Purchase Plan of $10,000 for each of Mr. Yancey and Mr. Anthony and
     $9,167 for Mr. Deriso and matching contributions under the TSYS
     Director Stock Purchase Plan of $10,000 for each of Mr. Blanchard and
     Mr. Yancey. Perquisites and other personal benefits are excluded because the aggregate amount does not exceed the lesser of $50,000 or 10% of annual salary and bonus for the named executives.

(2)  As of December 31, 2002, Mr. Anthony held 6,652 restricted shares with a value of $126,388.  Dividends are paid on all restricted shares.

(3)  The 2002 amount includes director fees of $65,200, $66,600, $27,200 and
     $27,200 for Messrs. Blanchard, Yancey, Anthony and Deriso,
     respectively, in connection with their service as directors of Synovus and certain of its subsidiaries; contributions or other allocations to defined contribution plans of $23,400 for each executive; allocations pursuant to defined contribution excess benefit agreements of $130,771  $93,296,
     $53,470, $29,743 and $40,814 for each of Messrs. Blanchard, Yancey, Anthony
     Deriso and Griffith, respectively; premiums paid for group life insurance coverage of $900, $900, $757, $688 and $631 for each of Messrs.
     Blanchard, Yancey, Anthony, Deriso and Griffith, respectively;
     the economic benefit of life insurance coverage related to split-dollar life insurance policies of $3,587, $1,200, $863, $530 and $3,407 for each of Messrs. Blanchard, Yancey, Anthony, Deriso and Griffith,
     respectively; and the dollar value of the benefit of premiums paid for split-dollar life insurance policies (unrelated to term life insurance coverage) projected on an actuarial basis of $35,550, $22,694, $23,967,
     $3,245 and $11,663 for each of Messrs. Blanchard, Yancey, Anthony, Deriso and Griffith, respectively.

STOCK OPTION EXERCISES AND GRANTS

     The following tables provide certain information regarding stock options granted and exercised in the last fiscal year and the number and value of unexercised options at the end of the fiscal year.

                                       12

------------------------------------------------------------------------------------------------------------------
                                   OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                             Individual Grants
                                ------------------------------------------------
                                             % of Total                                    Potential
                                             Options/                                      Realized Value at
                                             SARs           Exercise                       Assumed Annual Rates of
                                Options/     Granted to     or                             Stock Price Appreciation
                                SARs         Employees      Base                           For Option Term(1)
                                Granted      in Fiscal      Price          Expiration      ---------------------
Name                            (#)          Year           ($/Share)      Date            5%($)       10% ($)
------------------------------  ------------ -------------- -------------- --------------- ----------  ---------
James H. Blanchard               61,811(2)     3.16%        $26.50         04/28/12        $781,909    $1,873,491

James D. Yancey                  46,783(2)     2.40          26.50         04/28/12         591,805     1,417,993

Richard E. Anthony               23,208(2)     1.19          26.50         04/28/12         293,581       703,434

Walter M. Deriso, Jr.            19,811(2)     1.00          26.50         04/28/12         250,609       600,471

G. Sanders Griffith, III         19,316(2)     1.00          26.50         04/28/12         244,347       585,468

-----------
(1)  The dollar gains under these columns result from calculations using the identified growth rates and are not intended to forecast future price appreciation of Synovus stock.

(2)  Options granted on April 29, 2002 at fair market value. Options become exercisable on April 29, 2004.  Options are transferable to family members.

-----------------------------------------------------------------------------------------------------------------
         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                               OPTION/SAR VALUES

                                                    Number of Securities          Value of
                                                    Underlying Unexercised        Unexercised In-the-Money
                         Shares        Value        Options/SARs at FY-End (#)    Options/SARs at FY-End ($)(1)
                         Acquired on   Realized     --------------------------    -------------------------------
Name                     Exercise (#)  ($)(1)       Exercisable/Unexercisable     Exercisable/Unexercisable
------------------------ ------------  ---------    ---------------------------   -------------------------------
James H. Blanchard         85,841      $1,794,875   1,565,189 / 1,634,300         $ 7,366,221 / $1,532,367
James D. Yancey            55,323       1,182,214   1,042,341 /   592,520           4,211,352 /    656,250
Richard E. Anthony         75,938       1,145,851     334,323 /   435,986           1,252,304 /    525,000
Walter M. Deriso, Jr.       4,625         101,809     213,200 /   442,049             364,093 /    525,000
G. Sanders Griffith, III     -0-             -0-      497,648 /   440,890           2,053,585 /    525,000

----------
(1)  Market value of  underlying  securities  at exercise or year-end, minus the exercise or base price.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

     Employment Agreement with Mr. Blanchard. Synovus entered into an Employment
Agreement with Mr. Blanchard, Chairman of the Board of Directors and Chief
Executive Officer of Synovus, effective September 13, 1999. Under the Employment
Agreement, Mr. Blanchard agreed to serve as Chairman and CEO of Synovus for five years, and to remain employed by Synovus for seven years. Under this Agreement,
Mr. Blanchard receives a base salary that is determined on an annual basis by the Synovus Compensation Committee. During 2002, Synovus paid Mr. Blanchard a base salary of $746,500 under this Employment Agreement. The Employment
Agreement with Mr. Blanchard also provides that Mr. Blanchard will receive deferred compensation totaling $468,000 over a 10 to 15 year period following his death, disability or other termination of employment. This deferred compensation may be forfeited in the event Synovus terminates his employment for cause, he violates a 2-year covenant not to compete, or in the event of his death by suicide.

     Employment Agreement with Mr. Yancey. Synovus has entered into an
Employment Agreement with Mr. Yancey, President and Chief Operating Officer of Synovus. Mr. Yancey's Employment Agreement automatically renews every year and may be terminated upon 30 days

                                       13

prior written notice. Under this Agreement, Mr. Yancey receives a base salary that is determined on an annual basis by the Synovus Compensation Committee.
During 2002, Synovus paid Mr. Yancey a base salary of $565,000 under this
Employment Agreement. The Employment Agreement with Mr. Yancey also provides that Mr. Yancey will receive deferred compensation totaling $375,000 over a 10 to 15 year period following his death, disability or other termination of employment. This deferred compensation may be forfeited in the event Synovus terminates his employment for cause, he violates a 2-year covenant not to compete, or in the event of his death by suicide.

     Long-Term Incentive Plans. Under the terms of Synovus' 1992, 1994, 2000 and 2002 Long-Term Incentive Plans, all awards become automatically vested in the event of a Change of Control, as defined below, unless otherwise determined by the Committee at grant. Awards under the Plans may include stock options, restricted stock, stock appreciation and performance awards. Messrs. Blanchard,
Yancey, Anthony, Deriso and Griffith each have received restricted stock and stock options under the Long-Term Incentive Plans.

     Change of Control Agreements. Synovus has entered into Change of Control
Agreements with Messrs. Blanchard, Yancey, Anthony, Deriso and Griffith,
and certain other executive officers. In the event of a Change of Control, an executive would receive the following:

     *    Three times the executive's current base salary and bonus (bonus is defined as the average bonus over the past three years measured as a percentage multiplied by the executive's current base salary).

     *    Three years of medical, life, disability and other welfare benefits.

     *    A pro rata bonus through the date of termination for the separation year.

     *    A cash amount in lieu of a long-term incentive award for the year of separation equal to 1.5 times the normal market grant, if the executive received a long-term incentive award in the year of separation, or 2.5 times the market grant if not.

     In order to receive these benefits, an executive must be actually or constructively terminated within one year following a Change of Control, or the executive may voluntarily or involuntarily terminate employment during the thirteenth month following a Change of Control. A Change of Control under these agreements is defined as: (i) the acquisition of 20% or more of the "beneficial ownership" of Synovus' outstanding voting stock, with certain exceptions for
Turner family members; (ii) the persons serving as directors of Synovus as of
January 1, 1996, and their replacements or additions, ceasing to comprise at least two-thirds of the Board members; (iii) a merger, consolidation, reorganization or sale of Synovus' assets unless the prior owners of Synovus own more than two-thirds of the new company, no person owns more than 20% of the new company, and two-thirds of the new company's Board members are prior Board members of Synovus; or (iv) a triggering event occurs as defined in the Synovus
Rights Agreement. In the event an executive is impacted by the Internal Revenue
Service excise tax that applies to certain Change of Control arrangements, the executive would receive additional payments so that he or she would be in the same position as if the excise tax did not apply. The Change of Control
Agreements do not provide for any retirement benefits or perquisites.

                                       14

                            STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in cumulative shareholder return on Synovus stock with the cumulative total return of the
Standard & Poor's 500 Index and the Keefe, Bruyette & Woods 50 Bank Index for
the last five fiscal years (assuming a $100 investment on December 31, 1997 and reinvestment of all dividends).

[Omitted Stock Performance Graph is represented by the following table.]

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
            SYNOVUS FINANCIAL CORP., S&P 500 AND KBW 50 BANK INDEX

               1997      1998      1999      2000      2001      2002
               ----      ----      ----      -----     -----     -----
Synovus        $100      $111      $ 94      $130      $123      $ 98

S&P 500        $100      $129      $156      $141      $125      $ 97

KBW 50         $100      $108      $105      $125      $120      $112

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee ("Committee") of Synovus is responsible for the design and oversight of the Synovus executive compensation program, as well as the compensation and other benefit plans in which officers, employees and directors of Synovus and its subsidiaries participate. The Committee has designed its compensation program to attract and retain highly motivated and well-trained executives in order to create superior shareholder value for
Synovus shareholders.

                                       15

     Elements of Executive Compensation. The four elements of executive compensation at Synovus are:

     *      Base Salary
     *      Annual Bonus
     *      Long-Term Incentives
     *      Other Benefits

     The Committee believes that a substantial portion (though not a majority)
of an executive's compensation should be at risk based upon performance, both in the short-term (through the annual bonus and the Synovus/TSYS Profit Sharing
Plan and the Synovus/TSYS 401(k) Savings Plan) and long-term (through long-term incentives such as stock options and restricted stock awards). The remainder of each executive's compensation is primarily based upon the competitive practices of banks similar in size to Synovus, with a premium added to reflect the past performance of Synovus and the technology component of TSYS' business ("similar companies"). The Committee believes that this approach is the most appropriate market data to use for determining the compensation of Synovus executives. The companies used for comparison under this approach are not the same companies included in the peer group index appearing in the Stock Performance Graph on page 15. Each element of executive compensation is discussed in detail below.

     Base Salary. Base salary is an executive's annual rate of pay without regard to any other elements of compensation. The primary consideration used by the Committee to determine an executive's base salary is a market comparison of comparable positions within similar companies based upon the executive's level of responsibility and experience. Base salaries are targeted in the median level of similar companies. In addition to market comparisons, individual performance is also considered in determining an executive's base salary, although it does not weigh heavily. Based solely upon market comparisons, the Committee increased
Mr. Blanchard's base salary in 2002, as well as the base salaries of Synovus'
other executive officers.

     Annual Bonus. The Committee awards annual bonuses under two different plans, the Synovus Executive Bonus Plan (which was approved by Synovus shareholders in 2001) and the Synovus Incentive Bonus Plan. The Committee
selects the participants in each Plan from year to year. For 2002, the Committee selected Messrs. Blanchard and Yancey to participate in the Executive Bonus Plan while Messrs. Anthony, Deriso and Griffith were selected to participate in the Incentive Bonus Plan. Under the terms of the Plans, bonus amounts are paid as a percentage of base pay based on the achievement of performance goals that are established each year by the Committee. The performance goals may be chosen by the Committee from among the following measurements:

     *    Return on assets;

     *    Net income;

     *    Operating income;

     *    Non-performing assets and/or loans as a percentage of total assets and/or loans;

     *    Return on capital compared to cost of capital;

     *    Earnings per share and/or earnings per share growth;

     *    Return on equity;

     *    Non-interest expense as a percentage of total expense;

     *    Loan charge-offs as a percentage of loans;

     *    Productivity and expense control;

     *    Number of cardholder, merchant and/or other customer accounts processed and/or converted by TSYS;

     *    Successful negotiation or renewal of contracts with new and/or existing customers by TSYS;

     *    Stock price; and

     *    Asset growth.

                                       16

     The Committee established a payout matrix based on attainment of net income goals during 2002 for Mr. Blanchard and Synovus' other executive officers. The maximum percentage payouts under the Plans for 2002 were 100% for Messrs.
Blanchard and Yancey and 70% for Messrs. Anthony, Deriso and Griffith.
Synovus' financial performance and each executive's individual performance can reduce the bonus awards determined by the attainment of the goals. Based upon a recommendation from Synovus' management, the Committee execised downward discretion and lowered the bonus amounts that would otherwise have been payable based upon Synovus' attainment of net income goals for 2002.
Based upon Synovus' net income and the exercise of downward discretion discussed above, Mr. Blanchard and Synovus' other executive officers were awarded the bonus amounts set forth in the Summary Compensation Table.

     Long-Term Incentives. The Committee has awarded long-term incentives in the form of stock options and restricted stock awards to executives. Restricted stock awards are designed to focus executives on the long-term performance of
Synovus. Stock options provide executives with the opportunity to buy and maintain an equity interest in Synovus and to share in its capital appreciation.
Executives are encouraged to hold the shares received upon the lapse of restrictions on restricted stock awards and upon the exercise of stock options, linking their interests to those of Synovus' shareholders. The Committee has established a payout matrix for long-term grants that uses total shareholder return measured by Synovus' performance (stock price increases plus dividends)
and how Synovus' total shareholder return compares to the return of the peer group of companies appearing in the Stock Performance Graph on page 15. For the long-term incentive awards made in 2002, total shareholder return and peer comparisons were measured during the 1999 to 2001 performance period. Under the payout matrix, the Committee awarded Messrs. Blanchard, Yancey, Anthony, Deriso and Griffith stock options of 61,811, 46,783, 23,208, 19,811 and
19,316, respectively, which options become exercisable on April 29, 2004.

     Other Benefits. Executives receive other benefits that serve a different purpose than the elements of compensation discussed above. In general, these benefits provide retirement income and protection against catastrophic events such as illness, disability and death. Executives generally receive the same benefits offered to the employee population, with the only exceptions designed to promote tax efficiency or to replace other benefits lost due to regulatory limits. The Synovus/TSYS Profit Sharing Plan and the Synovus/TSYS 401(k) Savings
Plan, including an excess benefit plan which replaces benefits lost due to regulatory limits (collectively the "Plan"), is the largest component of
Synovus' benefits package for executives. The Plan is directly related to the performance of Synovus because the contributions to the Plan, up to a maximum of
14% of an executive's compensation, depend upon Synovus' profitability. For
2002, Mr. Blanchard and Synovus' other executive officers received a Plan contribution of 4.7 percent of their compensation. The remaining benefits provided to executives are primarily based upon the competitive practices of similar companies.

     The Internal Revenue Code limits the deductibility for federal income tax purposes of annual compensation paid by a publicly held corporation to its chief executive officer and four other highest paid executives for amounts in excess of $1 million, unless certain conditions are met. Because the Committee seeks to maximize shareholder value, the Committee has taken steps to ensure that any compensation paid to its executives in excess of $1 million is deductible. When necessary to meet the requirements for deductibility under the Internal Revenue
Code, members of the Committee may abstain from voting on performance based compensation. For 2002, Messrs. Blanchard, Yancey and Anthony would have been affected by this provision, but for the steps taken by the Committee.
The Committee reserves the ability to make awards which do not qualify for full deductibility under the Internal Revenue Code, however, if the Committee determines that the benefits of doing so outweigh full deductibility.

     The Committee believes that its executive compensation program serves the best interests of the shareholders of Synovus. As described above, a substantial portion of the compensation of

                                       17

Synovus' executives is directly related to Synovus' performance. The Committee believes that the performance of Synovus to date validates its compensation philosophy.

The Compensation Committee

Gardiner W. Garrard, Jr.
V. Nathaniel Hansford
Alfred W. Jones III
Mason H. Lampton

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Gardiner W. Garrard, Jr., Alfred W. Jones III, Mason H. Lampton and
V. Nathaniel Hansford served as members of Synovus' Compensation Committee during 2002. No member of the Committee is a current or former officer of
Synovus or its subsidiaries.

     On May 18, 2000, Synovus, Garrard & Jordan Investments, LLC and Gardiner W.
Garrard, III, together with an unrelated individual, formed Total Technology
Ventures, LLC ("TTV"), a Georgia limited liability company, for the purpose of providing certain administrative services to TTP Fund, L.P., a venture capital fund formed in the first quarter of 2001 (the "Fund"). Garrard & Jordan
Investments, LLC was formed by The Jordan Company to invest in TTV. Gardiner W.
Garrard, Jr., a director of Synovus, TSYS and Columbus Bank, owns 52.3% of the outstanding stock of The Jordan Company and serves as its President, and his wife and son, Gardiner W. Garrard, III, each own 5.3% of its outstanding stock.

     Pursuant to the organizational documents of TTV, Synovus, Garrard & Jordan
Investments, LLC and Gardiner W. Garrard, III made initial capital commitments to TTV in the respective amounts of $1,200,000, $400,000 and $200,000. As of the date hereof, 75% of the total capital commitments to TTV have been funded.
Synovus, Garrard & Jordan Investments, LLC and Gardiner W. Garrard, III hold the following percentage interests in TTV: 60%, 20% and 10%, respectively. Synovus serves as the manager of TTV. Gardiner W. Garrard, III is President and Chief
Executive Officer of TTV and has responsibility for the day-to-day operations of
TTV and management of TTP Fund, L.P.

     Synovus has made a capital commitment of $30 million to the Fund, which currently represents an approximately 80% interest in the Fund, and Synovus will receive a 5% carried interest in the Fund. As of January 10, 2003, Synovus had funded approximately 48% of its capital commitment to the Fund through capital contributions of approximately $14,475,000. The Fund is managed by Total
Technology Partners, LLC, its general partner (the "General Partner"), an entity in which Gardiner W. Garrard, III and Garrard and Jordan Investments, LLC each own an approximately 33% capital interest. The General Partner will receive a
15% carried interest in the Fund. The General Partner entered into an agreement with TTV pursuant to which TTV provides certain administrative services to the
General Partner. The fee payable quarterly by the General Partner to TTV for such services equals the management fee received quarterly by the General
Partner from the Fund, subject to certain adjustments and reductions. The fee payable for such services during 2002 was $1,611,816.

         During 2002, Synovus and its wholly owned subsidiaries and TSYS paid
$47,685 and $35,298, respectively, to subsidiaries of the Sea Island Company in connection with lodging, hospitality and landscaping services in the Sea Island,
Georgia area. Alfred W. Jones III, a director of Synovus and TSYS, is an officer, director and shareholder of the Sea Island Company. James H. Blanchard,
Chairman of the Board of Synovus, Chairman of the Executive Committee of TSYS
and director of Columbus Bank, is a director of the Sea Island Company.

                                       18

                          TRANSACTIONS WITH MANAGEMENT

     During 2002, the subsidiary banks of Synovus had outstanding loans directly to or indirectly accruing to the benefit of certain of the then directors and executive officers of Synovus, and their related interests. These loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. In the opinion of Synovus' management, such loans do not involve more than normal risks of collectibility or present other unfavorable features. In the future, the subsidiary banks of Synovus expect to have banking transactions in the ordinary course of business with
Synovus' directors, executive officers and their related interests.

     Synovus leased various properties in Columbus, Georgia from W.C. Bradley
Co. for office space and storage during 2002. The rent paid for the space, which is approximately 35,400 square feet, was $99,366. During 2002, Synovus entered into a letter of intent to lease additional office space in Columbus, Georgia from W.C. Bradley Co. beginning in 2004. The rent to be paid for the space by
Synovus pursuant to the letter of intent, which is approximately 37,500 square feet, will be approximately $787,500 annually over a ten year term.

     Columbus Bank and W.C.B. Air L.L.C. are parties to a Joint Ownership
Agreement pursuant to which they jointly own or lease aircraft. W. C. Bradley
Co. owns all of the limited liability company interests of W.C.B. Air. Columbus
Bank and W.C.B. Air have each agreed to pay fixed fees for each hour they fly the aircraft owned and/or leased pursuant to the Joint Ownership Agreement.
Columbus Bank paid an aggregate sum of $2,708,304 for use of the aircraft during
2002 pursuant to the terms of the Joint Ownership Agreement. This amount represents the charges incurred by Columbus Bank and its affiliated corporations for use of the aircraft, and includes $1,478,166 for TSYS' use of the aircraft, for which Columbus Bank was reimbursed by TSYS.

     William B. Turner, Chairman of the Executive Committee of Synovus and
Columbus Bank and a director of TSYS, is an advisory director and shareholder of
W.C. Bradley Co. James H. Blanchard, Chairman of the Board of Synovus, Chairman
of the Executive Committee of TSYS and a director of Columbus Bank, is a director of W.C. Bradley Co. W.B. Turner, Jr. and John T. Turner, the sons of
William B. Turner, are officers and directors of W.C. Bradley Co., and are also directors of Columbus Bank. Sarah T. Butler and Elizabeth T. Corn, the sisters of William B. Turner, are shareholders of W.C. Bradley Co.

     During 2002, Synovus and its wholly owned subsidiaries and TSYS paid to
Communicorp, Inc. $393,445 and $341,708, respectively, for printing, marketing and promotional services provided by Communicorp, Inc. to Synovus and its wholly owned subsidiaries and TSYS. Communicorp, Inc. is a wholly owned subsidiary of
AFLAC Incorporated. Daniel P. Amos, a director of Synovus, is Chief Executive
Officer and a director of AFLAC Incorporated.

     Bradley & Hatcher, a law firm located in Columbus, Georgia, was paid approximately $15,000 for the performance of legal services on behalf of one of Synovus' subsidiaries during 2002. Richard Y. Bradley, a director of Synovus,
Columbus Bank and TSYS, is a partner of Bradley & Hatcher.

     For information about transactions with entities that are affiliates of
Gardiner W. Garrard, Jr. and Alfred W. Jones III, directors of Synovus, see
"Compensation Committee Interlocks and Insider Participation" immediately above.

                                       19

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth the number of shares of Synovus stock held by the only known holders of more than 5% of the outstanding shares of
Synovus stock as of December 31, 2002.

                                                          Percentage of
                                Shares of                 Outstanding Shares of
                                Synovus Stock             Synovus Stock
Name and Address of             Beneficially Owned        Beneficially Owned
Beneficial Owner                as of 12/31/02            as of 12/31/02
-----------------------         -----------------------   ----------------------
Synovus Trust Company, N.A.(1)     50,463,436(2)               16.8%
1148 Broadway
Columbus, Georgia 31901

-----------------------------------
(1)  The shares of Synovus stock held by Synovus Trust Company are voted by the Senior Manager of Synovus Trust Company's Investment Division.

(2)  As of December 31, 2002, the banking and trust company subsidiaries of
     Synovus, including Columbus Bank through its wholly owned subsidiary
     Synovus Trust Company, held in various fiduciary capacities a total of
     51,697,360 shares of Synovus stock as to which they possessed sole or shared voting or investment power. Of this total, Synovus Trust Company held 49,168,364 shares as to which it possessed sole investment power,
     37,357,272 shares as to which it possessed sole voting power, 708,925 shares as to which it possessed shared voting power and 834,101 shares as to which it possessed shared investment power. The other banking and trust subsidiaries of Synovus held 1,045,803 shares as to which they possessed sole voting power, 870,215 shares as to which they possessed sole investment power, 131,539 shares as to which they possessed shared voting power and 117,477 shares as to which they possessed shared investment power.  In addition, as of December 31, 2002, Synovus Trust Company and the
     banking and trust subsidiaries of Synovus held in various agency capacities an additional 7,027,468  and 118,033 shares, respectively (a total of
     7,145,501), of Synovus stock as to which they possessed no voting or investment power. Synovus and its subsidiaries disclaim beneficial ownership of all shares of Synovus stock which are held by them in various fiduciary and agency capacities.

                                       20

       RELATIONSHIPS BETWEEN SYNOVUS, COLUMBUS BANK, TSYS AND CERTAIN OF
                      SYNOVUS' SUBSIDIARIES AND AFFILIATES

BENEFICIAL OWNERSHIP OF TSYS STOCK BY COLUMBUS BANK

     The following table sets forth, the number of shares of TSYS stock beneficially owned by Columbus Bank, the only known beneficial owner of more than 5% of the issued and outstanding shares of TSYS stock, as of
December 31, 2002.

--------------------------------------------------------------------------------
                                                  Percentage of
                         Shares of                Outstanding Shares of
                         TSYS Stock               TSYS Stock
Name and Address of      Beneficially Owned       Beneficially Owned
Beneficial Owner         as of 12/31/02           as of 12/31/02
-----------------------  ------------------------ ------------------------------
Columbus Bank
and Trust Company        159,630,980(1)(2)          81%
1148 Broadway
Columbus, Georgia 31901

-----------------
(1)  Columbus Bank individually owns these shares.

(2)  As of December 31, 2002, Synovus Trust Company, N.A. held in various fiduciary capacities a total of 3,053,762 shares (1.55%) of TSYS stock.
     Of this total, Synovus Trust Company held 2,824,467 shares as to which it possessed sole voting power, 2,751,277 shares as to which it possessed sole investment power, 218,274 shares as to which it possessed shared voting power and 227,632 shares as to which it possessed shared investment power.
     In addition, as of December 31, 2002, Synovus Trust Company held in various agency capacities an additional 2,703,818 shares of TSYS stock as to which it possessed no voting or investment power. Synovus and Synovus Trust
     Company disclaim beneficial ownership of all shares of TSYS stock which are held by Synovus Trust Company in various fiduciary and agency capacities.

     Columbus Bank, by virtue of its ownership of 159,630,980 shares, or 81%
of the outstanding shares of TSYS stock on December 31, 2002, presently controls
TSYS. Synovus presently controls Columbus Bank.

INTERLOCKING DIRECTORATES OF SYNOVUS, COLUMBUS BANK AND TSYS

     Seven of the members of and nominees to serve on Synovus' Board of
Directors also serve as members of the Boards of Directors of TSYS and Columbus
Bank. They are James H. Blanchard, Richard Y. Bradley, Gardiner W. Garrard, Jr.,
John P. Illges, III, H. Lynn Page, William B. Turner and James D. Yancey.
Elizabeth C. Ogie serves as a member of the Board of Directors of Columbus Bank and Alfred W. Jones III serves as a member of the Board of Directors of TSYS.
Mason H. Lampton serves on the Board of Directors of TSYS and as an Advisory
Director of Columbus Bank.

TSYS STOCK OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table sets forth the number of shares of TSYS stock beneficially owned by each of Synovus' directors, by each executive officer named in the Summary Compensation Table on page 12 and by all directors and executive officers as a group as of December 31, 2002.

                                       21

----------------------------------------------------------------------------------------------------------
                                  Shares of            Shares of
                                 TSYS Stock           TSYS Stock                             Percentage of
                               Beneficially         Beneficially               Total           Outstanding
                                 Owned with           Owned with           Shares of             Shares of
                                Sole Voting        Shared Voting          TSYS Stock            TSYS Stock
                             and Investment       and Investment        Beneficially          Beneficially
                                Power as of          Power as of         Owned as of           Owned as of
 Name                              12/31/02             12/31/02            12/31/02              12/31/02
---------------------------  -------------------  --------------------- -------------------  -------------
 Daniel P. Amos                         ---                 ---                  ---                 ---
 Richard E. Anthony                     ---                 ---                  ---                 ---
 Joe E. Beverly                         ---                 ---                  ---                 ---
 James H. Blanchard                 789,867             360,480            1,150,347                   *
 Richard Y. Bradley                  24,718               5,000               29,718                   *
 Walter M. Deriso, Jr.                3,829               3,929                7,758                   *
 C. Edward Floyd, M.D.                  ---                 ---                  ---                 ---
 Gardiner W. Garrard, Jr.            18,157                 ---               18,157                   *
 G. Sanders Griffith, III            19,422(1)              ---               19,422                   *
 V. Nathaniel Hansford                1,565                 ---                1,565                   *
 John P. Illges, III                107,466              81,750              189,216                   *
 Elizabeth R. James                  16,929                 ---               16,929                   *
 Alfred W. Jones III                  2,272                 ---                2,272                   *
 Mason H. Lampton                    81,957              59,426(2)           141,383                   *
 Elizabeth C. Ogie                    7,200              46,160               53,360                   *
 H. Lynn Page                       465,429             136,219              601,648                   *
 Melvin T. Stith                        ---                 ---                  ---                 ---
 William B. Turner                  169,214             576,000              745,214                   *
 James D. Yancey                    713,576              45,053              758,629                   *
 Directors and Executive
  Officers as a Group
     (22 persons)                 2,423,550           1,314,017            3,737,567                 2.0

*Less than one percent of the outstanding shares of TSYS stock.
-------------------

(1)  Includes 16,734 shares of TSYS stock with respect to which Mr.
     Griffith has no investment power.

(2)  Includes 28,800 shares of TSYS stock held in a trust for which Mr.
     Lampton is not the trustee. Mr. Lampton disclaims beneficial ownership of such shares.

TRANSACTIONS AND AGREEMENTS  BETWEEN  SYNOVUS,  COLUMBUS BANK, TSYS AND
CERTAIN OF SYNOVUS' SUBSIDIARIES

     During 2002, Columbus Bank and certain of Synovus' other banking subsidiaries received electronic payment processing services from TSYS. The electronic payment processing agreement between Columbus Bank and TSYS can be terminated by Columbus Bank upon 60 days prior written notice to TSYS or terminated by TSYS upon 180 days prior written notice to Columbus Bank. During
2002, TSYS derived $3,425,785 in revenues from Columbus Bank and certain of
Synovus' other banking subsidiaries for the performance of electronic payment processing services and $5,685,157 in revenues from Synovus and its subsidiaries for the performance of other data processing, software and business process management services. TSYS' charges to Synovus, Columbus Bank and Synovus' other banking subsidiaries for electronic payment and other data processing, software and business process management services are comparable to, and are determined on the same basis as, charges by TSYS to similarly situated unrelated third parties.

                                       22

     TSYS and Synovus are parties to a Lease Agreement pursuant to which
Synovus leased from TSYS office space for lease payments aggregating $537,140 during 2002. Synovus also paid TSYS $24,900 during 2002 for data processing services. The terms of these transactions are comparable to those which could have been obtained in transactions with unaffiliated third parties.

     Synovus and TSYS are parties to Management Agreements pursuant to which
Synovus provided certain management services to TSYS. During 2002, these services included human resource services, maintenance services, security services, communication services, corporate education services, travel services, investor relations services, corporate governance services, legal services, regulatory and statutory compliance services, executive management services performed on behalf of TSYS by certain of Synovus' officers and financial services. As compensation for management services provided during 2002, TSYS paid Synovus aggregate management fees of $8,078,484. In addition, Synovus and
TSYS are parties to a Management Agreement pursuant to which TSYS provided management services to Synovus in connection with TSYS' assistance in managing the business of ProCard, Inc., a wholly owned subsidiary of Synovus during a portion of 2002. As compensation for management services provided during 2002,
Synovus paid TSYS management fees of $252,500 in connection with ProCard, Inc.
Management fees are subject to future adjustments based upon charges at the time by unrelated third parties for comparable services.

     During 2002, Synovus Trust Company served as trustee of various employee benefit plans of TSYS. During 2002, TSYS paid Synovus Trust Company trustee's fees under these plans of $525,189.

     During 2002, Columbus Depot Equipment Company, a wholly owned subsidiary of
TSYS, and Columbus Bank and five of Synovus' other subsidiaries were parties to
Lease Agreements pursuant to which Columbus Bank and five of Synovus' other subsidiaries leased from Columbus Depot Equipment Company computer related equipment for bankcard and bank data processing services for lease payments aggregating $31,825. The terms, conditions and rental rates provided for in these Agreements are comparable to corresponding terms, conditions and rates provided for in leases of similar equipment offered by unrelated third parties.

     During 2002, Synovus and Columbus Bank paid TSYS an aggregate of $1,227,151 for miscellaneous reimbursable items, such as data links, network services and postage, primarily related to processing services provided by TSYS. The charges for these services are comparable to those between unrelated third parties.

     During 2002, Synovus, Columbus Bank and other Synovus subsidiaries paid to
Columbus Productions, Inc., a wholly owned subsidiary of TSYS, $1,241,818 for printing services. The charges for these services are comparable to those between unrelated third parties.

     During 2002, Columbus Bank leased office space from TSYS for lease payments of $39,405. In addition, TSYS leased furniture and equipment from Columbus Bank during 2002 for lease payments of $377,285. Also during 2002, TSYS and its subsidiaries were paid $1,082,405 of interest by Columbus Bank in connection with deposit accounts with, and commercial paper purchased from, Columbus Bank.
The lease payments and interest rates are comparable to those in transactions between unrelated third parties.

     In November 2002, TSYS acquired ProCard, Inc. from Synovus for $30,000,000 in cash. The terms of the Share Purchase Agreement executed in connection with the transaction are comparable to those between unrelated third parties.

     TSYS has entered into an agreement with Columbus Bank with respect to the use of aircraft owned or leased by Columbus Bank and W.C.B. Air L.L.C. Columbus
Bank and W.C.B. Air are

                                       23

parties to a Joint Ownership Agreement pursuant to which they jointly own or lease aircraft. TSYS paid Columbus Bank $1,478,166 for its use of the aircraft during 2002. The charges payable by TSYS to Columbus Bank in connection with its use of this aircraft approximate charges available to unrelated third parties in the State of Georgia for use of comparable aircraft for commercial purposes.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Synovus'
officers and directors, and persons who own more than ten percent of Synovus stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock
Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish Synovus with copies of all Section 16(a)
forms they file.

     To Synovus' knowledge, based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, Synovus believes that during the fiscal year ended December 31, 2002 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except for the following. Mr. Page filed one late report, which reported two transactions late and Mr. Amos filed one late report, which reported two transactions late.

                              INDEPENDENT AUDITORS

     On February 21, 2003, upon the recommendation of the Audit Committee,
Synovus' Board of Directors appointed KPMG LLP as the independent auditors to audit the consolidated financial statements of Synovus and its subsidiaries for the fiscal year ending December 31, 2003. The Board of Directors knows of no direct or material indirect financial interest by KPMG in Synovus or any of its subsidiaries, or of any connection between KPMG and Synovus or any of its subsidiaries, in any capacity as promoter, underwriter, voting trustee, director, officer, shareholder or employee.

     Representatives of KPMG will be present at Synovus' 2003 Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                              GENERAL INFORMATION

FINANCIAL INFORMATION

     Consolidated financial statements for Synovus and its subsidiaries are attached as a Financial Appendix to this Proxy Statement and are included in the
Annual Report on Form 10-K as filed with the Securities and Exchange Commission,
450 Fifth Street, N.W., Washington, D.C. 20549. A copy of the 2002 Form 10-K
(excluding exhibits) will be furnished, without charge, by writing to the
Corporate Secretary, Synovus Financial Corp., 901 Front Avenue, Suite 301,
Columbus, Georgia 31901. The Form 10-K is also available on Synovus' home page on the Internet at www.synovus.com.  Click on "Investor Relations."

SHAREHOLDER PROPOSALS FOR THE 2004 PROXY STATEMENT

     Any shareholder satisfying the Securities and Exchange Commission requirements and wishing to submit a proposal to be included in the Proxy
Statement for the 2004 Annual Meeting of Shareholders should submit the proposal in writing to the Secretary, Synovus Financial Corp.,

                                       24

901 Front Avenue, Suite 301, Columbus, Georgia 31901. Synovus must receive a proposal by November 15, 2003 in order to consider it for inclusion in the Proxy
Statement for the 2004 Annual Meeting of Shareholders.

DIRECTOR NOMINEES OR OTHER BUSINESS FOR PRESENTATION AT THE 2004 ANNUAL MEETING

     Shareholders who wish to present director nominations or other business at the Annual Meeting are required to notify the Secretary of their intent between
December 14, 2003 and January 28, 2004 and the notice must provide information as required in the bylaws, or the persons appointed as proxies may exercise their discretionary voting authority with respect to the proposal. A copy of these bylaw requirements will be provided upon request in writing to the
Secretary, Synovus Financial Corp., 901 Front Avenue, Suite 301, Columbus,
Georgia 31901. This requirement does not apply to the deadline for submitting shareholder proposals for inclusion in the Proxy Statement (see "Shareholder
Proposals for the 2004 Proxy Statement" above), nor does it apply to questions a shareholder may wish to ask at the meeting.

SOLICITATION OF PROXIES

     Synovus will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Synovus by directors, officers or employees by mail, in person or by telephone, facsimile or other electronic means. Synovus will reimburse brokerage firms, nominees, custodians, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners.

HOUSEHOLDING

         The Securities and Exchange Commission recently adopted amendments to its proxy rules which permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. Synovus is not householding proxy materials for its shareholders of record in connection with its 2003 Annual Meeting. However, we have been notified that certain intermediaries will household proxy materials. If you hold your shares of
Synovus stock through a broker or bank that has determined to household proxy materials:

         .     Only one annual report and proxy statement will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary;

         .     You can contact Synovus by calling (706) 649-5220 or by
               writing Director of Investor Relations, Synovus Financial
               Corp., P.O. Box 120, Columbus, Georgia 31902 to request a
               separate copy of the annual report and proxy statement for the
               2003 Annual Meeting and for future meetings or you can contact your bank or broker to make a similar request; and

         .     You can request delivery of a single copy of annual reports or proxy statements from your bank or broker if you share the same address as another Synovus shareholder and your bank or broker has determined to household proxy materials.

     The above Notice of Annual Meeting and Proxy Statement are sent by order of the Synovus Board of Directors.

                                 /s/James H. Blanchard
                                 JAMES H. BLANCHARD
                                 Chairman of the Board

March 21, 2003

FINANCIAL APPENDIX

Consolidated Balance Sheets as of December 31, 2002 and 2001	F-2
Consolidated Statements of Income for the Years ended December 31, 2002, 2001, and 2000	F-3
Consolidated Statements of Changes In Shareholders’ Equity for the Years ended December 31, 2002, 2001, and 2000	F-4
Consolidated Statements of Cash Flows for the Years ended December 31, 2002, 2001, and 2000	F-5
Notes to Consolidated Financial Statements	F-6
Report of Financial Responsibility	F-27
Independent Auditors’ Report	F-28
Selected Financial Data	F-29
Financial Review	F-30
Summary of Quarterly Financial Data, Unaudited	F-53

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)
	December 31,

	2002	2001

ASSETS
Cash and due from banks, including $5,017 and $7,714 in 2002 and 2001, respectively, on deposit to meet Federal Reserve requirements	$741,092	648,179
Interest earning deposits with banks	5,055	3,884
Federal funds sold and securities purchased under resale agreements	92,709	23,673
Mortgage loans held for sale	245,858	397,940
Investment securities available for sale (note 3)	2,237,725	2,088,287
Loans, net of unearned income (note 4)	14,463,909	12,417,917
Allowance for loan losses (note 4)	(199,841)	(170,769)

Loans, net	14,264,068	12,247,148

Premises and equipment, net	616,355	572,618
Contract acquisition costs and computer software, net (note 5)	324,026	260,762
Goodwill and other intangible assets, net (notes 2, 5, and 16)	118,506	34,744
Other assets (note 5)	390,852	377,656

Total assets	$19,036,246	16,654,891

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$2,303,375	1,984,523
Interest bearing (note 6)	11,625,459	10,161,675

Total deposits	13,928,834	12,146,198
Federal funds purchased and securities sold under repurchase agreements (note 7)	1,275,084	1,345,822
Long-term debt (note 7)	1,336,200	1,052,943
Other liabilities (note 15)	338,176	316,344

Total liabilities	16,878,294	14,861,307

Minority interest in consolidated subsidiaries	117,099	98,638
Shareholders’ equity (notes 2, 11, and 13):
Common stock — $1.00 par value. Authorized 600,000,000 shares; issued 300,573,027 in 2002 and 294,849,028 in 2001; outstanding 300,397,763 in 2002 and 294,673,764 in 2001	300,573	294,849
Surplus	305,718	171,257
Treasury stock — 175,264 shares	(1,285)	(1,285)
Unamortized restricted stock	(146)	(82)
Accumulated other comprehensive income	46,113	29,338
Retained earnings	1,389,880	1,200,869

Total shareholders’ equity	2,040,853	1,694,946

Commitments and contingencies (note 10)
Total liabilities and shareholders’ equity	$19,036,246	16,654,891

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)
	Years ended December 31,

	2002	2001	2000

Interest income:
Loans, including fees	$923,628	989,352	956,570
Investment securities:
U.S. Treasury and U.S. Government agencies	56,944	69,316	83,528
Mortgage-backed securities	42,519	38,331	30,337
State and municipal	11,478	11,649	9,949
Other investments	4,225	3,415	3,426
Mortgage loans held for sale	14,657	14,216	8,095
Federal funds sold and securities purchased under resale agreements	1,538	4,397	5,736
Interest earning deposits with banks	51	212	164

Total interest income	1,055,040	1,130,888	1,097,805

Interest expense:
Deposits (note 6)	260,656	404,661	420,173
Federal funds purchased and securities sold under repurchase agreements	18,639	42,643	78,445
Long-term debt	58,241	53,793	36,855

Total interest expense	337,536	501,097	535,473

Net interest income	717,504	629,791	562,332
Provision for losses on loans (note 4)	65,327	51,673	44,341

Net interest income after provision for losses on loans	652,177	578,118	517,991

Non-interest income:
Electronic payment processing services	681,278	637,398	575,227
Service charges on deposit accounts	93,969	86,539	76,002
Fees for trust services	28,069	26,509	22,204
Brokerage revenue	18,840	16,363	16,063
Mortgage banking income	41,323	38,272	21,741
Credit card fees	22,469	21,184	19,129
Securities gains, net (note 3)	2,638	1,722	781
Other fee income	20,494	17,199	15,110
Other operating income (note 18)	102,998	86,465	81,513

Non-interest income before reimbursable items and impairment loss on private equity investment	1,012,078	931,651	827,770
Reimbursable items	231,099	232,566	237,645
Impairment loss on private equity investment	(8,355)	—	—

Total non-interest income	1,234,822	1,164,217	1,065,415

Non-interest expense:
Salaries and other personnel expense (notes 12 and 13)	607,865	566,084	495,477
Net occupancy and equipment expense (notes 5 and 10)	244,176	235,652	225,675
Other operating expenses (note 18)	216,330	198,181	196,379

Non-interest expense before reimbursable items	1,068,371	999,917	917,531
Reimbursable items	231,099	232,566	237,645

Total non-interest expense	1,299,470	1,232,483	1,155,176

Minority interest in subsidiaries’ net income	23,649	19,859	16,495
Income before income taxes	563,880	489,993	411,735
Income tax expense (note 15)	198,533	178,377	149,178

Net income	$365,347	311,616	262,557

Net income per share (notes 1 and 9):
Basic	$1.23	1.07	.93

Diluted	1.21	1.05	.92

Weighted average shares outstanding (note 9):
Basic	297,325	290,304	283,552

Diluted	301,197	295,850	286,882

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

						Accumulated
(In thousands, except per share data)					Unamortized	Other
	Shares	Common		Treasury	Restricted	Comprehensive	Retained
Years ended December 31, 2002, 2001, and 2000	Issued	Stock	Surplus	Stock	Stock	Income (Loss)	Earnings	Total

Balance at December 31, 1999	282,189	$282,189	79,190	(1,285)	(1,293)	(30,134)	898,002	1,226,669
Net income	—	—	—	—	—	—	262,557	262,557
Other comprehensive income, net of tax (note 8):
Change in unrealized gains/losses on investment securities available for sale, net of reclassification adjustment	—	—	—	—	—	36,199	—	36,199
Loss on foreign currency translation	—	—	—	—	—	(129)	—	(129)

Other comprehensive income	—	—	—	—	—	36,070	—	36,070

Comprehensive income	—	—	—	—	—	—	—	298,627

Issuance of common stock for acquisition (note 2)	1,415	1,415	16,934	—	—	—	(15,246)	3,103
Cash dividends declared – $.44 per share	—	—	—	—	—	—	(124,882)	(124,882)
Amortization of restricted stock (note 13)	—	—	—	—	1,009	—	—	1,009
Stock options exercised (note 13)	1,209	1,209	8,806	—	—	—	—	10,015
Issuance of restricted stock	5	5	92	—	(97)	—	—	—
Stock option tax benefit	—	—	3,594	—	—	—	—	3,594
Ownership change at majority-owned subsidiary	—	—	(964)	—	—	—	—	(964)

Balance at December 31, 2000	284,818	284,818	107,652	(1,285)	(381)	5,936	1,020,431	1,417,171
Net income	—	—	—	—	—	—	311,616	311,616
Other comprehensive income, net of tax (note 8):
Net unrealized gain on cash flow hedges	—	—	—	—	—	6,081	—	6,081
Change in unrealized gains/losses on investment securities available for sale, net of reclassification adjustment	—	—	—	—	—	18,341	—	18,341
Loss on foreign currency translation	—	—	—	—	—	(1,488)	—	(1,488)

Other comprehensive income	—	—	—	—	—	22,934	—	22,934

Comprehensive income	—	—	—	—	—	—	—	334,550

Issuance of common stock for acquisitions (note 2)	7,666	7,666	26,588	—	—	468	17,371	52,093
Cash dividends declared – $.51 per share	—	—	—	—	—	—	(148,549)	(148,549)
Amortization of restricted stock (note 13)	—	—	—	—	299	—	—	299
Stock options exercised (note 13)	2,365	2,365	20,923	—	—	—	—	23,288
Stock option tax benefit	—	—	16,363	—	—	—	—	16,363
Ownership change at majority-owned subsidiary	—	—	(269)	—	—	—	—	(269)

Balance at December 31, 2001	294,849	294,849	171,257	(1,285)	(82)	29,338	1,200,869	1,694,946
Net income	—	—	—	—	—	—	365,347	365,347
Other comprehensive income, net of tax (note 8):
Net unrealized loss on cash flow hedges	—	—	—	—	—	(991)	—	(991)
Change in unrealized gains/losses on investment securities available for sale, net of reclassification adjustment	—	—	—	—	—	14,113	—	14,113
Gain on foreign currency translation	—	—	—	—	—	3,653	—	3,653

Other comprehensive income	—	—	—	—	—	16,775	—	16,775

Comprehensive income	—	—	—	—	—	—	—	382,122

Issuance of common stock for acquisitions (note 2)	3,768	3,768	102,140	—	—	—	—	105,908
Cash dividends declared – $.59 per share	—	—	—	—	—	—	(176,336)	(176,336)
Issuance of restricted stock	7	7	171	—	(178)	—	—	—
Amortization of restricted stock (note 13)	—	—	—	—	114	—	—	114
Stock options exercised (note 13)	1,949	1,949	17,098	—	—	—	—	19,047
Stock option tax benefit	—	—	10,414	—	—	—	—	10,414
Ownership change at majority-owned subsidiary	—	—	261	—	—	—	—	261
Impact of intercompany sale of ProCard to TSYS	—	—	4,377	—	—	—	—	4,377

Balance at December 31, 2002	300,573	$300,573	305,718	(1,285)	(146)	46,113	1,389,880	2,040,853

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
(In thousands)
	2002	2001	2000

Operating Activities
Net income	$365,347	311,616	262,557
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for losses on loans	65,327	51,673	44,341
Depreciation, amortization, and accretion, net	97,011	87,200	80,502
Deferred income tax expense (benefit)	7,021	11,342	(4,459)
Decrease (increase) in interest receivable	8,842	25,914	(30,544)
(Decrease) increase in interest payable	(15,657)	(23,448)	25,106
Minority interest in subsidiaries’ net income	23,649	19,859	16,495
Decrease (increase) in mortgage loans held for sale	152,598	(289,706)	(25,089)
Gain on sale of banking locations	(15,388)	(3,743)	(12,012)
Other, net	33,204	(12,847)	97,428

Net cash provided by operating activities	721,954	177,860	454,325

Investing Activities
Cash acquired from acquisitions	14,722	17,906	2,877
Net increase in interest earning deposits with banks	(1,171)	(65)	(1,878)
Net (increase) decrease in federal funds sold and securities purchased under resale agreements	(56,439)	375,542	(283,672)
Proceeds from maturities and principal collections of investment securities available for sale	784,445	896,836	198,078
Proceeds from sales of investment securities available for sale	137,137	212,395	33,553
Purchases of investment securities available for sale	(973,246)	(1,017,514)	(262,299)
Proceeds from maturities and principal collections of investment securities held to maturity	—	—	37,591
Purchases of investment securities held to maturity	—	—	(31,126)
Net cash received (paid) on sale of banking locations	11,020	(11,037)	(96,135)
Net increase in loans	(1,832,284)	(1,326,774)	(1,762,348)
Purchases of premises and equipment	(145,008)	(146,663)	(170,559)
Proceeds from disposals of premises and equipment	11,165	14,194	4,081
Proceeds from sales of other real estate	19,200	15,930	10,136
Additions to contract acquisition costs	(44,044)	(27,194)	(41,713)
Refund of contract acquisition costs	—	—	10,000
Additions to computer software	(66,471)	(55,038)	(72,685)

Net cash used in investing activities	(2,140,974)	(1,051,482)	(2,426,099)

Financing Activities
Net increase in demand and savings deposits	1,343,074	734,795	918,781
Net increase (decrease) in certificates of deposit	203,924	(131,891)	955,153
Net (decrease) increase in federal funds purchased and securities sold under repurchase agreements	(70,192)	293,948	(221,575)
Principal repayments on long-term debt	(27,946)	(3,006)	(3,778)
Proceeds from issuance of long-term debt	213,133	185,438	525,786
Purchases of treasury stock by majority-owned subsidiary	—	—	(2,077)
Dividends paid to shareholders	(169,107)	(142,083)	(119,012)
Proceeds from issuance of common stock	19,047	26,546	10,007

Net cash provided by financing activities	1,511,933	963,747	2,063,285

Increase in cash and due from banks	92,913	90,125	91,511
Cash and due from banks at beginning of year	648,179	558,054	466,543

Cash and due from banks at end of year	$741,092	648,179	558,054

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1       Summary of Significant Accounting Policies

Business Operations

     The consolidated financial statements include the accounts of Synovus Financial Corp. (Parent Company) and its consolidated subsidiaries, all but one of which were wholly-owned at December 31, 2002. Synovus, a diverse financial services holding company, has 37 wholly-owned bank subsidiaries predominantly involved in retail and commercial banking activities. Other financial services provided by wholly-owned subsidiaries include financial management, mortgage, insurance, and leasing. TSYS, an 81% owned subsidiary, provides electronic payment processing and related services to banks and other card-issuing institutions. TSYS Total Debt Management, Inc. (TDM) and ProCard, Inc. (ProCard), wholly-owned subsidiaries of TSYS, provide debt collection, bankruptcy management, and software solutions. In addition, TSYS’ financial statements include joint ventures accounted for under the equity method.

     Synovus has two reportable segments: Financial Services and Transaction Processing Services. For the year ended December 31, 2002, revenues (defined as net interest income plus non-interest income) from the Financial Services segment represent 50.4% of consolidated revenues, while the Transaction Processing Services segment represents the remaining 49.6% of consolidated revenues. The Financial Services’ revenues are earned in five southeastern states: Georgia (60%), Alabama (17%), South Carolina (13%), Florida (9%), and Tennessee (1%). Transaction Processing Services are provided to financial institutions and other organizations throughout the United States, Mexico, Canada, Honduras, the Caribbean, and Europe. TSYS also offers merchant services to financial institutions and other organizations in the United States and Japan.

Basis of Presentation

     In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the balance sheet and the reported amounts of revenues and expenses for the period. Actual results could differ significantly from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses; the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans; and the disclosures for contingent assets and liabilities. In connection with the determination of the allowance for loan losses and the valuation of other real estate, management obtains independent appraisals for significant properties and properties collateralizing impaired loans.

     The accounting and reporting policies of Synovus Financial Corp. and subsidiaries (Synovus) conform to accounting principles generally accepted in the United States of America and to general practices within the financial services and electronic payment processing industries. All significant intercompany accounts and transactions have been eliminated in consolidation. The following is a description of the more significant of those policies.

Cash Flow Information

     For the years ended December 31, 2002, 2001, and 2000, income taxes of $170 million, $186 million, and $143 million, and interest of $353 million, $525 million, and $510 million, respectively, were paid.

     Loans receivable of approximately $17 million, $15 million, and $15 million were transferred to other real estate during 2002, 2001, and 2000, respectively.

     During 2002, Synovus sold banking locations with approximately $140.3 million in total assets and $137.6 million in total liabilities.

Federal Funds Sold, Federal Funds Purchased,
Securities Purchased Under Resale Agreements,
and Securities Sold Under Repurchase Agreements

     Federal funds sold, federal funds purchased, securities purchased under resale agreements, and securities sold under repurchase agreements generally mature in one day.

Mortgage Loans Held for Sale

     Mortgage loans held for sale are carried at the lower of aggregate cost or fair value. Fair values are based upon quoted prices from secondary market investors. No valuation allowances were recorded at December 31, 2002 or 2001.

     The cost of mortgage loans held for sale is the mortgage note amount plus certain net origination costs less fees collected.

Investment Securities

     In connection with the adoption of Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities” on January 1, 2001, Synovus reclassified its investment securities held to maturity portfolio to the available for sale category.

     Available for sale securities are recorded at fair value. Fair value is determined at a specific point in time, based on quoted market prices. Unrealized gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of shareholders’ equity, within accumulated other comprehensive income, until realized.

     A decline in the market value of any available for sale security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security.

     Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield using the effective interest method and prepayment assumptions. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available for sale are included in earnings and are derived using the specific identification method for determining the amortized cost of securities sold.

     Gains and losses on sales of investment securities are recognized on the settlement date, based on the amortized cost of the specific security. The financial statement impact of settlement date accounting versus trade date accounting is immaterial.

Loans and Interest Income

     Loans are reported at principal amounts outstanding less unearned income, net deferred fees, and the allowance for loan losses.

     Interest income on consumer loans, made on a discount basis, is recognized in a manner which approximates the level yield method. Interest income on substantially all other loans is recognized on a level yield basis.

     Loan fees, net of certain direct origination costs, are deferred and amortized over the terms of the loans using a method which approximates a level yield. Annual fees, net of costs, collected for credit cards are recognized on a straight-line basis over the period the fee entitles the cardholder to use the card.

     Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is discontinued when reasonable doubt exists as to the full collection of interest or principal, or when they become contractually in default for 90 days or more as to either interest or principal, unless they are both well-secured and in the process of collection. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is charged to interest income on loans, unless management believes that the accrued interest is recoverable

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

through the liquidation of collateral. Interest payments received on nonaccrual loans are applied as a reduction of principal. Loans are returned to accruing status when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual classification.

Allowance for Loan Losses

     The allowance for loan losses is established through provisions for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collection of principal is unlikely. Subsequent recoveries are added to the allowance. Management’s evaluation of the adequacy of the allowance for loan losses is based on a formal analysis which assesses the risk within the loan portfolio. This analysis includes consideration of historical performance, current economic conditions, level of nonperforming loans, loan concentrations, and review of certain individual loans.

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the subsidiary banks’ allowances for loan losses. Such agencies may require the subsidiary banks to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

     Management, considering current information and events regarding a borrower’s ability to repay its obligations, considers a loan to be impaired when the ultimate collectibility of all principal and interest amounts due, according to the contractual terms of the loan agreement, is in doubt. When a loan is considered to be impaired, the amount of impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate. If the loan is collateral-dependent, the fair value of the collateral is used to determine the amount of impairment. Impairment losses are included in the allowance for loan losses through a charge to the provision for losses on loans. Subsequent recoveries are added to the allowance for loan losses.

     The accounting for impaired loans described above applies to all loans, except for large pools of smaller-balance, homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or at the lower of cost or fair value, and debt securities. The allowance for loan losses for large pools of smaller-balance, homogeneous loans is established through consideration of such factors as changes in the nature and volume of the portfolio, overall portfolio quality, adequacy of the underlying collateral, loan concentrations, historical charge-off trends, and economic conditions that may affect the borrowers’ ability to pay.

Premises and Equipment

     Premises and equipment, including leasehold improvements and purchased internal-use software, are reported at cost, less accumulated depreciation and amortization, which are computed using straight-line or accelerated methods over the estimated useful lives of the related assets.

Contract Acquisition Costs

     TSYS capitalizes contract acquisition costs related to signing or renewing long-term contracts. These costs, primarily consisting of cash payments for rights to provide processing services and internal conversion and software development costs, are amortized using the straight-line method over the contract term beginning when the client’s cardholder accounts are converted and producing revenues. All costs incurred prior to a signed agreement are expensed as incurred.

     The amortization of contract acquisition costs associated with cash payments is recorded net of revenues in Synovus’ consolidated statements of income. The amortization of contract acquisition costs associated with conversion activity is recorded as other operating expenses in Synovus’ consolidated statements of income. Synovus evaluates the carrying value of contract acquisition costs for impairment on the basis of whether these costs are fully recoverable from expected undiscounted net operating cash flows of the related contract. The determination of expected undiscounted net operating cash flows requires management to make estimates.

     These costs may become impaired with the loss of a contract, the financial decline of a client, termination of conversion efforts after a contract is signed, diminished prospects for current clients, or if Synovus’ estimates of future cash flows differ from actual results.

Computer Software

Purchased Computer Software:

     TSYS purchases software that is used in providing electronic payment processing and other services to clients. Purchased software is obtained through perpetual licenses and site licenses, and through agreements based on processing capacity (“MIPS agreements”). Perpetual and site licenses are amortized over the estimated useful lives of five years. MIPS agreements are amortized over the term of the agreement. TSYS evaluates impairment losses on long-lived assets used in operations in accordance with SFAS No. 144.

Software Development Costs:

     TSYS develops software that is used in providing electronic payment processing and other services to clients using Financial Accounting Standards Board (FASB) Statement No. 86 (SFAS No. 86), “Computer Software to be Sold, Leased, or Otherwise Marketed.” Under SFAS No. 86, software development costs are capitalized once technological feasibility of the software product has been established. Costs incurred prior to establishing technological feasibility are expensed as incurred. Technological feasibility is established when TSYS has completed a detail program design and has determined that a product can be produced to meet its design specifications, including functions, features, and technical performance requirements. Capitalization of costs ceases when the product is available to clients for general use. TSYS evaluates the unamortized capitalized costs of software development as compared to the net realizable value of the software product which is determined by future undiscounted net cash flows. The amount by which the unamortized software development costs exceed the net realizable value is written off in the period that such determination is made. Software development costs are amortized using the greater of (1) the straight-line method over its estimated useful life, which ranges from three to ten years, or (2) the ratio of current revenues to total anticipated revenue over its useful life.

     TSYS develops software that is used internally. Software development costs that are modifications to existing internal-use software that result in additional functionality are capitalized based upon the provisions of Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. Internal-use software development costs are capitalized once (a) preliminary project stage is completed, (b) management authorizes and commits to funding a computer software project, and (c) it is probable that the project will be completed and the software will be used to perform the intended function. Costs incurred prior to meeting these qualifications are expensed as incurred. Capitalization of costs ceases when the project is substantially complete and ready for its intended use. Internal-use software development costs are amortized using an estimated useful life of three to seven years, unless another systematic and rational basis is more representative of the software’s use.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Software development costs may become impaired in situations where development efforts are abandoned due to the viability of the planned project becoming doubtful or due to technological obsolescence of the planned software product.

Transaction Processing Provisions

     TSYS has recorded estimates to accrue for contract contingencies (performance penalties) and processing errors. A significant number of TSYS’ contracts with large clients contain service level agreements which can result in performance penalties if contractually required service levels are not met. When providing these accruals, TSYS takes into consideration such factors as the prior history of performance penalties and processing errors incurred, actual contractual penalties inherent in its contracts, progress towards milestones, and known processing errors not covered by insurance.

     These accruals are included in other liabilities in the consolidated balance sheets. Increases and decreases in transaction processing provisions are charged to other operating expenses in the consolidated statements of income, and payments or credits for performance penalties and processing errors are charged against the accrual.

Goodwill and Other Intangible Assets

     Goodwill and certain identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. With the exception of goodwill, recoverability of the intangible assets described below is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered impaired, the amount of impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value less costs to sell.

     Goodwill, which represents the excess of cost over the fair value of net assets acquired of purchased companies, was amortized using the straight-line method over periods of 5 to 40 years, until January 1, 2002. Synovus adopted Statement of Financial Accounting Standards No. 142 (SFAS No. 142), “Goodwill and Other Intangible Assets” on January 1, 2002. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually.

     In accordance with the provisions of SFAS No. 142, Synovus tested its goodwill for impairment. To accomplish this, Synovus identified its reporting units and determined the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. Synovus completed the test for goodwill impairment as required under SFAS No. 142 during the second quarter of 2002, and determined that the goodwill recorded as of January 1, 2002 was not impaired.

     At December 31, 2002 and 2001, Synovus had net unamortized goodwill of approximately $99.1 million and $27.0 million, respectively. Synovus recorded amortization expense relating to such goodwill in the amount of approximately $3.0 million and $2.6 million for the years ended December 31, 2001 and 2000, respectively. The following is a summary of net income and earnings per share for the years ended December 31, 2001 and 2000, excluding goodwill amortization expense. Goodwill amortization expense is shown net of any related tax effects.

(In thousands, except
per share data)	2002	2001	2000

Net income as reported	$365,347	311,616	262,557
Add back: goodwill amortization	—	2,800	2,397

Net income - pro forma	$365,347	314,416	264,954

Earnings per share:
Basic-as reported	$1.23	1.07	.93
Basic-pro forma	1.23	1.08	.93
Diluted-as reported	1.21	1.05	.92
Diluted-pro forma	1.21	1.06	.92

     Identifiable intangible assets relate primarily to core deposit premiums, resulting from the valuation of core deposit intangibles acquired in business combinations, or in the purchase of branch offices and customer contract premiums resulting from the acquisition of investment advisory businesses. These identifiable intangible assets are amortized using accelerated methods over periods not exceeding the estimated average remaining life of the existing customer deposits or customer contracts acquired. Amortization periods range from 10 to 18 years. Amortization periods for intangible assets are monitored to determine if events and circumstances require such periods to be reduced.

Other Assets

     Other assets include interest receivable on loans, investment securities, and other interest-bearing balances. The accounting for other significant balances included in other assets is described below.

Investments in Company-Owned Life Insurance Programs:

     Premiums paid for company-owned life insurance programs are recorded at the net realizable value of the underlying insurance contracts. The change in contract value during the period is recorded as an adjustment of premiums paid in determining the expense or income to be recognized under the contract during the period. Income or expense from company-owned life insurance programs is included as a component of other operating income.

Investment in Joint Ventures:

     TSYS’ 49% investment in Total System Services de México, S.A. de C.V (TSYS de México), an electronic payment processing support operation located in Mexico, is accounted for using the equity method of accounting, as is TSYS’ 50% investment in Vital Processing Services L.L.C., a merchant processing operation headquartered in Tempe, Arizona.

Other Real Estate:

     Other real estate, consisting of properties obtained through foreclosure or in satisfaction of loans, is reported at the lower of cost or fair value, determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources, adjusted for estimated selling costs. At the time of foreclosure, any excess of the loan balance over the fair value of the real estate held as collateral is treated as a loan charge-off. Gain or loss on sale and any subsequent adjustments to the value are recorded as a component of non-interest expense.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Derivative Instruments

     In June 1998, the FASB issued SFAS No. 133. In June 2000, the FASB issued SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of SFAS No. 133”. SFAS No. 133 and SFAS No. 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values. Synovus adopted SFAS No. 133 and SFAS No. 138 on January 1, 2001. In accordance with the transition provisions of SFAS No. 133, Synovus recorded a net-of-tax cumulative effect gain of $.8 million in accumulated other comprehensive income to recognize at fair value all derivative instruments that are designated as cash flow hedges. Upon adoption of SFAS No. 133, gains and losses on derivatives that were previously deferred as adjustments to the carrying amounts of hedged items were not adjusted.

     The accounting for changes in fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair values, cash flows, or foreign currencies. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change, together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of accumulated other comprehensive income (outside earnings), and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness, as well as the ineffective portion of the gain or loss, are reported in earnings immediately. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change.

     As part of its overall interest rate risk management activities, Synovus utilizes interest rate related derivatives to manage its exposure to various types of interest rate risks. With the exception of commitments to fund and sell fixed-rate mortgage loans, all derivatives utilized by Synovus to manage its interest rate sensitivity are designed as either a hedge of a recognized fixed-rate asset or liability (a fair value hedge), or a hedge of a forecasted transaction, or of the variability of future cash flows of a floating rate asset or liability (cash flow hedge). Synovus does not speculate using derivative instruments.

     Synovus’ risk management policies emphasize the management of interest rate risk within acceptable guidelines. Synovus’ objective in maintaining these policies is to achieve consistent growth in net interest income while limiting volatility arising from changes in interest rates. Risks to be managed include both fair value and cash flow risks. Utilization of derivative financial instruments provides a valuable tool to assist in the management of these risks.

     Synovus utilizes interest rate swap agreements to hedge the fair value risk of fixed-rate balance sheet liabilities, primarily deposit liabilities. Fair value risk is measured as the volatility in the value of these liabilities as interest rates change. Interest rate swaps entered into to manage this risk are designed to have the same notional value, as well as similar interest rates and interest calculation methods. These agreements entitle Synovus to receive fixed-rate interest payments and pay floating-rate interest payments based on the notional amount of the swap agreements. Swap agreements structured in this manner allow Synovus to effectively hedge the fair value risks of these fixed-rate liabilities.

     Synovus is potentially exposed to cash flow risk due to its holding of loans whose interest payments are based on floating-rate indices. Synovus monitors changes in these exposures and their impact on its risk management activities. Interest rate swap agreements are used to manage these cash flow risks. These agreements, whose terms are for up to five years, entitle Synovus to receive fixed-rate interest payments and pay floating-rate interest payments. The maturity date of the last agreement is May 8, 2006. These agreements allow Synovus to offset the variability of floating- rate loan interest with the variable interest payments due on the interest rate swaps.

     By using derivatives to hedge fair value and cash flow risks, Synovus exposes itself to potential credit risk. This potential credit risk is equal to the fair or replacement values of the swaps if the counterparty fails to perform on its obligations under the swap agreements. This credit risk is normally a very small percentage of the notional amount and fluctuates as interest rates change. Synovus minimizes this risk by subjecting the transaction to the same approval process as other credit activities, by dealing with highly rated counterparties, and by obtaining collateral agreements for exposures above predetermined limits.

     Synovus also holds derivative instruments which consist of commitments to fund fixed-rate mortgage loans to customers and forward commitments to sell mortgage-backed securities and individual fixed-rate mortgage loans. Synovus’ objective in obtaining the forward commitments is to mitigate the interest rate risk associated with the commitments to fund the fixed-rate mortgage loans and the mortgage loans that are held for sale. Both the interest rate lock commitments and the forward sales commitments are reported at fair value, with adjustments being recorded in current period earnings, and are not accounted for as hedges.

     Synovus also enters into derivative financial instruments to meet the financing and interest rate risk management needs of its customers. Upon entering into these instruments to meet customer needs, Synovus will ordinarily enter into offsetting positions in order to minimize the risk to Synovus. These derivative financial instruments are reported at fair value with any resulting gain or loss recorded in current period earnings.

Electronic Payment Processing Revenues

     TSYS’ electronic payment processing revenues are derived from long-term processing contracts with banks and other institutions and are recognized as revenues at the time the service is performed. Electronic payment processing revenues are generated primarily from charges based on the number of accounts billed, transactions and authorizations processed, statements mailed, and other processing services for cardholder accounts on file. Most of these contracts have prescribed minimums. The terms of contracts generally range from three to ten years in length.

Reimbursable Items

     On January 1, 2002, Synovus adopted the provisions of the FASB’s Emerging Issues Task Force (EITF) Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred.” EITF Issue No. 01-14 requires that reimbursements received for out-of-pocket expenses be characterized as revenue. Historically, Synovus had not reflected such reimbursements in its consolidated statements of income as revenue. The most significant expenses for which Synovus is reimbursed by clients are postage and express courier charges incurred by TSYS. All prior periods presented have been restated to conform with the new presentation.

Foreign Currency Translation

     TSYS maintains several different foreign operations whose functional currency is their local currency. Foreign currency financial statements of TSYS’ Mexican joint venture, its wholly owned subsidiary with an operation in Canada, its majority owned subsidiary in Japan, GP Net, as well as TSYS branches in Japan and the United Kingdom, are translated into U.S. dollars at current exchange rates, except for revenues, costs and expenses, and net

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

income which are translated at the average exchange rates for each reporting period. Net gains or losses resulting from the currency translation of assets and liabilities of TSYS’ foreign operations, net of tax, are accumulated in a separate section of shareholders’ equity titled accumulated other comprehensive income (loss).

     Gains and losses on transactions denominated in currencies other than the functional currencies are included in determining net income for the period in which exchange rates change.

Income Taxes

     Synovus uses the asset and liability method to account for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Synovus files a consolidated federal income tax return with its wholly-owned and majority-owned subsidiaries.

Stock-Based Compensation

     Synovus accounts for its fixed stock-based compensation in accordance with the provisions set forth in Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. In accordance with APB Opinion No. 25, compensation expense is recorded on the grant date only to the extent that the current market price of the underlying stock exceeds the exercise price on the grant date.

     SFAS No. 123, “Accounting for Stock-Based Compensation,” established accounting and disclosure requirements using a fair value based method of accounting for stock-based compensation plans. As allowed by SFAS No. 123, Synovus has elected to apply the accounting method prescribed under APB Opinion No. 25, and has adopted the disclosure requirements of SFAS No. 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure”.

     Had Synovus determined compensation expense based on the fair value at the grant date for its stock options granted during the years 1997 through 2002 under SFAS No. 123, net income and earnings per share for the years ended December 31, 2002, 2001, and 2000 would have been reduced to the pro forma amounts indicated in the following table.

(In thousands, except
per share data)	2002	2001	2000

Net income as reported	$365,347	311,616	262,557
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(14,446)	(15,526)	(14,204)

Net income - pro forma	$350,901	296,090	248,353

Earnings per share:
Basic-as reported	$1.23	1.07	.93
Basic-pro forma	1.18	1.02	.88
Diluted-as reported	1.21	1.05	.92
Diluted-pro forma	1.17	1.00	.87

     The per share weighted average fair value of stock options granted during 2002, 2001, and 2000 was $8.37, $9.99, and $6.57, respectively. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 2002, 2001, and 2000, respectively: risk-free interest rates of 5.0%, 5.3%, and 6.5%; expected volatility of 34%, 31%, and 29%; expected life of 6.6 years, 7.9 years, and 8.5 years; and dividend yield of 2.4%, 1.8%, and 2.3%.

Postretirement Benefits

     Synovus sponsors a defined benefit health care plan for substantially all of its employees and early retirees. The expected costs of retiree health care and other postretirement benefits are being expensed over the period that employees provide service.

Fair Value of Financial Instruments

     Fair value estimates are made at a specific point in time, based on relevant market information and other information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale, at one time, the entire holdings of a particular financial instrument. Because no market exists for a portion of the financial instruments, fair value estimates are also based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing balance sheet financial instruments, without attempting to estimate the value of anticipated future business, and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes, premises and equipment, capitalized contract acquisition costs, computer software, investments in joint ventures, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

Recently Issued Accounting Standards

     In July 2001, the FASB issued Statement No. 141 (SFAS No. 141), “Business Combinations” and Statement No. 142 (SFAS No. 142), “Goodwill and Other Intangible Assets”. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”.

     Synovus adopted the provisions of SFAS No. 141 effective July 1, 2001 and adopted the provisions of SFAS No. 142 effective January 1, 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     SFAS No. 141 required upon the adoption of SFAS No. 142 that Synovus evaluate its existing intangible assets and goodwill that were acquired in prior purchase business combinations, and make any necessary reclassifications to conform with the new criteria in SFAS No. 141 for recognition apart from goodwill. Upon adoption of SFAS No. 142, Synovus was required to reassess the useful lives and residual values of all intangible assets acquired, and make any necessary amortization period adjustments. In addition, to the extent an intangible asset was identified as having an indefinite useful life, Synovus was required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142. Any impairment would have been measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle.

     As of June 30, 2002, Synovus had determined the fair value of each reporting unit and compared it to the reporting unit’s carrying amount, including goodwill allocated to the reporting unit. Based on this analysis, Synovus determined that there are no goodwill impairment losses to be recognized as the cumulative effect of a change in accounting principle, since fair values of each reporting unit exceeded the reporting unit’s carrying value.

     In June 2001, the FASB issued Statement No. 143 (SFAS No. 143), “Accounting for Asset Retirement Obligations”. SFAS No. 143 will require Synovus to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. It will also require that Synovus record a corresponding asset which is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. Synovus adopted SFAS No. 143 on January 1, 2003. The adoption of SFAS No. 143 did not have a material impact on Synovus’ financial condition or results of operations.

     In October 2001, the FASB issued Statement No. 144 (SFAS No. 144), “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes FASB Statement No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations -Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”, for the disposal of a segment of a business (as previously defined in that Opinion). This statement also amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary.

     SFAS No. 144 improves financial reporting by requiring that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and by broadening the presentation of discontinued operations to include more disposal transactions. Synovus adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not have a material impact on Synovus’ financial condition or results of operations.

     In July 2002, the FASB issued Statement No. 146 (SFAS No. 146), “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” This statement requires recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred, as opposed to when the entity commits to an exit plan under EITF Issue No. 94-3. The statement is effective prospectively for exit or disposal activities initiated after December 31, 2002. Management does not anticipate that the adoption of SFAS No. 146 will have a material impact on Synovus’ financial condition or results of operations.

     In October, 2002, the FASB issued Statement No. 147 (SFAS No. 147), “Acquisitions of Certain Financial Institutions.” SFAS No. 147 amends SFAS No. 72, “Accounting for Certain Acquisitions of Banking or Thrift Institutions”, and SFAS No. 144. SFAS No. 147 also amends FASB Interpretation No. 9, “Applying APB Opinions No. 16 and 17, When a Savings and Loan Association or a Similar Institution is Acquired in a Business Combination Accounted for by the Purchase Method”. SFAS No. 147 applies to all financial institution acquisitions except those between two or more mutual enterprises. The statement was effective on October 1, 2002. The adoption of SFAS No. 147 did not have a material impact on Synovus’ financial condition or results of operations.

     In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, which addresses the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. Interpretation No. 45 also requires the recognition of a liability by a guarantor at the inception of certain guarantees issued or modified after December 31, 2002 on a prospective basis.

     Interpretation No. 45 requires the guarantor to recognize a liability for the non-contingent component of the guarantee, which is the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required, even if it is not probable that payments will be required under the guarantee, or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements. Synovus has adopted the disclosure requirements of Interpretation No. 45 and will apply the recognition and measurement provisions for all guarantees entered into or modified after December 31, 2002.

     At the November 21, 2002 EITF meeting, the EITF ratified as a consensus the tentative conclusions it reached at its October 25, 2002 meeting, regarding EITF Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables”. EITF Issue No. 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. Those activities may involve the delivery or performance of multiple products, services, and/or rights to use assets, and performance may occur at different points in time or over different periods of time. The arrangements are often accompanied by initial installation, initiation, or activation services and generally involve either a fixed fee or a fixed fee coupled with a continuing payment stream. The continuing payment stream generally corresponds to the continuing performance and may be fixed, variable based on future performance, or composed of a combination of fixed and variable payments. EITF No. 00-21 addresses how to account for those arrangements, and is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Entities may also elect to report the change in accounting as a cumulative effect adjustment, in which case disclosure should be made, in periods subsequent to the date of initial application, of the amount of recognized revenue that was previously included in the cumulative effect adjustment. Management

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

has not yet determined the effect of EITF No. 00-21 on Synovus’ financial condition, results of operations, and cash flows.

     In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities,” which is an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements.” Interpretation No. 46 addresses consolidation by business enterprises of variable interest entities which have certain characteristics. This interpretation requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among the parties involved. This interpretation applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest acquired before February 1, 2003.

     In 2002, TSYS renewed its operating lease agreement with a special purpose entity (SPE) for its corporate campus. If the lease is not restructured, Interpretation No. 46 will require Synovus to consolidate the operations of the SPE. The estimated fair value of the campus buildings and real property at January 1, 2003 was approximately $93.0 million. The interpretation will also require Synovus to consolidate the SPE’s results of operations, including depreciation expense. TSYS can withdraw from the lease agreement by providing a 60-day written notice. TSYS and Synovus are currently evaluating alternatives in regards to the campus financing and the impact Interpretation No. 46 will have on TSYS’ and Synovus’ financial condition and results of operations.

Other

     Certain amounts in 2001 and 2000 have been reclassified to conform with the presentation adopted in 2002.

Note 2       Business Combinations

     On July 31, 2002, Synovus acquired all the issued and outstanding common shares of Community Financial Group, Inc. (Community Financial). Community Financial is the parent company of The Bank of Nashville, headquartered in Nashville, Tennessee. The acquisition was accounted for using the purchase method of accounting and accordingly, the results of The Bank of Nashville’s operations have been included in the consolidated financial statements beginning August 1, 2002.

     The aggregate purchase price was $87.0 million, consisting of 3,065,235 shares of Synovus common stock valued at $82.2 million, stock options valued at $4.7 million, and $49 thousand in direct acquisition costs, primarily consisting of external legal and accounting fees. The value of the common shares issued was determined based on the average market price of Synovus’ common stock over the 2-day period before and after the terms of the acquisition were agreed to and announced. The fair value of the stock options was determined using the Black-Scholes option pricing model.

     Of the $61.2 million of acquired intangible assets, $54.4 million was allocated to goodwill. The goodwill will not be deductible for tax purposes. The identifiable intangible assets consist of the core deposit premium. The core deposit premium has an estimated fair value of $6.9 million and a weighted-average useful life of 10 years.

     Synovus has completed the purchase price allocation relating to the Community Financial acquisition. The purchase price allocation has been determined as presented in the following table.

(In thousands)	At July 31, 2002

Cash and due from banks	$14,399
Investments securities	90,991
Federal funds sold	16,000
Loans, net	365,050
Premises and equipment	3,937
Core deposit premium	6,862
Goodwill	54,354
Other assets	5,614

Total assets acquired	557,207

Deposits	371,995
Notes payable	97,870
Other liabilities	337

Total liabilities assumed	470,202

Net assets acquired	$87,005

     On May 31, 2002, Synovus acquired all the issued and outstanding common shares of GLOBALT, Inc. (GLOBALT). The acquisition was accounted for using the purchase method of accounting, and accordingly, the results of GLOBALT’s operations have been included in the consolidated financial statements beginning June 1, 2002. GLOBALT is a provider of investment advisory services based in Atlanta, Georgia, offering a full line of distinct large cap and mid cap growth equity strategies and products. GLOBALT’s assets under management at June 1, 2002 were approximately $1.3 billion. GLOBALT now operates as a wholly-owned subsidiary of Synovus and as a part of Synovus Financial Management Services, the financial management unit of Synovus.

     The aggregate purchase price was $20.0 million, consisting of 702,433 shares of Synovus common stock valued at $19.0 million, $0.9 million for forgiveness of debt, and $100 thousand in direct acquisition costs, primarily consisting of external legal and accounting fees. The value of the common shares issued was determined based on the average market price of Synovus’ common stock over the 2-day period before and after the terms of the acquisition were agreed to and announced.

     The terms of the merger agreement provide for additional consideration to the former GLOBALT shareholders. Such consideration will be based on a multiple of earnings before interest, taxes, and depreciation, as defined, for each of the three years ending December 31, 2004, 2005, and 2006. Based on our assumptions at the time the merger agreement was executed, Synovus expected that the aggregate contingent consideration would be approximately $6 million. However, GLOBALT’s future profitability could result in a higher or lower contingent consideration paid to the former GLOBALT shareholders.

     Synovus has completed the purchase price allocation relating to the GLOBALT acquisition. The purchase price allocation has been determined as follows:

(In thousands)	At May 31, 2002

Cash	$323
Accounts receivable	822
Premises and equipment	303
Intangible assets	4,422
Goodwill	17,232

Total assets acquired	23,102

Accounts payable	1,157
Notes payable	200
Deferred tax liability	1,737

Total liabilities assumed	3,094

Net assets acquired	$20,008

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Of the $21.7 million of acquired intangible assets, $17.2 million was allocated to goodwill. The goodwill will not be deductible for tax purposes. The identifiable intangible assets consist of customer contracts and employment/non-compete agreements. The customer contracts have an estimated fair value of $4.3 million, with a weighted-average useful life of 10 years. The employment/non-compete agreements have an estimated fair value of $91 thousand, and a weighted-average life of 4 years.

     Subsequent to July 31, 2002, The Bank of Nashville completed an acquisition of a leasing company, which contributed $540 thousand of goodwill. The acquisition was insignificant; therefore, the purchase price allocation has not been presented.

     Proforma information relating to the impact of the three aforementioned acquisitions on Synovus’ consolidated financial statements, assuming such acquisitions had occurred at the beginning of the periods reported, is not presented as such impact is not significant.

     On December 7, 2001, Synovus completed the acquisition of the $304 million asset FABP Bancshares, Inc. (FABP), of Pensacola, Florida, the parent company of First American Bank of Pensacola, NA. Synovus issued 3,539,751 shares of its common stock for all the issued and outstanding shares of FABP.

     On February 28, 2001, Synovus completed the acquisition of Creative Financial Group, Ltd. (Creative Financial), based in Atlanta, Georgia, and its operating unit Robert Andrew Securities, Inc. At the acquisition date, Creative Financial had $546 million in assets under management. Creative Financial operates as a division of Synovus Financial Management Services. Synovus issued 937,701 shares of its common stock for all the issued and outstanding shares of these two entities.

     On February 16, 2001, Synovus completed the acquisition of the $200 million asset Carolina Southern Bank of Spartanburg, South Carolina. Synovus issued 3,188,558 shares of its common stock, and merged the bank into its affiliate bank, The National Bank of South Carolina.

     On May 31, 2000, Synovus completed the acquisition of ProCard, a provider of software and Internet tools designed to assist organizations with the management of purchasing, travel and fleet card programs. Synovus issued 1,415,053 shares of common stock for all of the outstanding capital stock of ProCard.

     The aforementioned acquisitions in 2001 and 2000 were accounted for as poolings of interests, except that the financial information preceding the dates of acquisition have not been restated to include the financial condition and results of operations of these entities since the effect was not material. Net income for the years ended December 31, 2001 and 2000 would have been increased by $3.0 million and $8.0 million, respectively, if the prior periods had been restated for the acquisitions.

     On September 25, 2002, Synovus announced the execution of a definitive agreement to acquire the $408 million asset United Financial Holdings, Inc. (United Financial) in St. Petersburg, Florida. United Financial is the parent company of United Bank, United Bank of the Gulf Coast, United Trust Company, and EPW Investment Management, Inc. Synovus will issue 2,388,087 shares of its common stock and $34 million in cash for all the outstanding common stock of United Financial. Each share of United Financial common stock will be exchanged for either .8021 shares of Synovus common stock, $16.47 in cash, or a combination thereof. The transaction is expected to be completed in the first quarter of 2003.

     On October 31, 2002, Synovus signed a definitive agreement to acquire the $341 million asset FNB Newton Bankshares, Inc. (FNB), the parent company of First Nation Bank in Covington, Georgia. Synovus will issue 2,253,656 shares of its common stock and $46 million in cash for all the outstanding common stock of FNB. Each share of FNB common stock will be exchanged for both 4.1353 shares of Synovus common stock and $85.15 in cash. The transaction is expected to be completed in the first quarter of 2003.

Note 3       Investment Securities Available for Sale

     The amortized cost, gross unrealized gains and losses, and estimated fair values of investment securities available for sale at December 31, 2002 and 2001 are summarized as follows:

	December 31, 2002

		Gross	Gross	Estimated
(In thousands)	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

U.S. Treasury and U.S. Government agencies	$1,171,563	30,780	(23)	1,202,320
Mortgage-backed securities	688,272	19,960	(286)	707,946
State and municipal	237,930	14,642	(50)	252,522
Other investments	75,125	400	(588)	74,937

Total	$2,172,890	65,782	(947)	2,237,725

	December 31, 2001

		Gross	Gross	Estimated
(In thousands)	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

U.S. Treasury and U.S. Government agencies	$1,024,849	27,460	(1,108)	1,051,201
Mortgage-backed securities	725,441	12,254	(2,290)	735,405
State and municipal	236,742	6,525	(621)	242,646
Other investments	58,900	487	(352)	59,035

Total	$2,045,932	46,726	(4,371)	2,088,287

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The amortized cost and estimated fair value by contractual maturity of investment securities available for sale at December 31, 2002 are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Equity securities primarily consist of Federal Home Loan Bank and Federal Reserve Bank stock.

(In thousands)	Amortized	Estimated
	Cost	Fair Value

U.S. Treasury and U.S. Government agencies:
Within 1 year	$158,571	160,064
1 to 5 years	834,186	857,174
5 to 10 years	160,309	166,047
More than 10 years	18,497	19,035

	$1,171,563	1,202,320

State and municipal:
Within 1 year	$13,991	14,124
1 to 5 years	71,207	75,535
5 to 10 years	92,733	99,474
More than 10 years	59,999	63,389

	$237,930	252,522

Other investments:
Within 1 year	$1,485	1,393
1 to 5 years	4,593	4,888
5 to 10 years	—	—
More than 10 years	3,580	3,506

	$9,658	9,787

Mortgage-backed securities	$688,272	707,946

Equity securities	$65,467	65,150

Total investment securities:
Within 1 year	$174,047	175,581
1 to 5 years	909,986	937,597
5 to 10 years	253,042	265,521
More than 10 years	82,076	85,930
Mortgage-backed securities	688,272	707,946
Equity securities	65,467	65,150

	$2,172,890	2,237,725

     A summary of sales transactions in the investment securities available for sale portfolio for 2002, 2001, and 2000 is as follows:

(In thousands)		Gross	Gross
	Proceeds	Realized Gains	Realized Losses

2002	$137,137	3,339	(701)
2001	212,395	4,293	(2,571)
2000	33,553	842	(61)

     In connection with the adoption of SFAS No. 133, Synovus reclassified its investment securities held to maturity portfolio to the available for sale category on January 1, 2001. There were no sales transactions in the investment securities held to maturity portfolio during the year ended December 31, 2000.

     At December 31, 2002 and 2001, securities with a carrying value of $1.8 billion and $1.7 billion, respectively, were pledged to secure certain deposits, repurchase agreements and Federal Home Loan Bank advances as required by law.

Note 4       Loans

     Loans outstanding, by classification, are summarized as follows:

	December 31
(In thousands)
	2002	2001

Commercial:
Commercial, financial, and agricultural	$4,367,779	4,004,042
Real estate-construction	3,119,508	2,665,877
Real estate-mortgage	4,304,024	3,138,748

Total commercial	11,791,311	9,808,667

Retail:
Real estate-mortgage	1,701,332	1,553,154
Consumer loans – credit card	238,392	234,651
Consumer loans – other	757,626	843,169

Total retail	2,697,350	2,630,974

Total loans	14,488,661	12,439,641

Unearned income	(24,752)	(21,724)

Total loans, net of unearned income	$14,463,909	12,417,917

     Activity in the allowance for loan losses is summarized as follows:

	December 31
(In thousands)
	2002	2001	2000

Balance at beginning of year	$170,769	147,867	127,558
Allowance for loan losses of acquired/divested subsidiaries, net	7,967	6,217	—
Provision for losses on loans	65,327	51,673	44,341
Recoveries of loans previously charged off	7,039	6,817	8,128
Loans charged off	(51,261)	(41,805)	(32,160)

Balance at end of year	$199,841	170,769	147,867

     At December 31, 2002, the recorded investment in loans that were considered to be impaired was $87.7 million, of which $29.6 million were on nonaccrual status. Included in this amount is $49.7 million of impaired loans for which the related loan loss allowance is $15.3 million, and $38.0 million of impaired loans for which there is no related allowance determined in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.”

     At December 31, 2001, the recorded investment in loans that were considered to be impaired was $62.4 million, of which $38.0 million were on nonaccrual status. Included in this amount is $44.7 million of impaired loans for which the related loan loss allowance is $16.6 million, and $17.7 million of impaired loans for which there is no related allowance determined in accordance with SFAS No. 114.

     The allowance for loan losses for impaired loans was determined primarily by using the fair value of the loans’ collateral. The average recorded investment in impaired loans was approximately $69.6 million, $63.8 million, and $43.6 million for the years ended December 31, 2002,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2001, and 2000, respectively, and the related amount of interest income recognized during the period that such loans were impaired was approximately $3.9 million, $3.2 million, and $2.4 million for the years ended December 31, 2002, 2001, and 2000, respectively.

     Loans on nonaccrual status amount to $66.3 million, $51.2 million, and $40.9 million at December 31, 2002, 2001, and 2000, respectively. If nonaccrual loans had been on a full accruing basis, interest income on these loans would have been increased by approximately $2.5 million, $3.0 million, and $2.2 million for the years ended December 31, 2002, 2001, and 2000, respectively.

     A substantial portion of the loans is secured by real estate in markets in which subsidiary banks are located throughout Georgia, Alabama, Tennessee, South Carolina, and northwest Florida. Accordingly, the ultimate collectibility of a substantial portion of the loan portfolio, and the recovery of a substantial portion of the carrying amount of real estate owned, are susceptible to changes in market conditions in these areas.

     In the ordinary course of business, Synovus has made loans to certain executive officers and directors (including their associates) of the Parent Company and its significant subsidiaries, as defined. Significant subsidiaries consist of TSYS, Columbus Bank and Trust Company, and The National Bank of South Carolina. Management believes that such loans are made substantially on the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other customers. The following is a summary of such loans outstanding and the activity in these loans for the year ended December 31, 2002.

(In thousands)
Balance at December 31, 2001	$169,297
Adjustment for executive officer and director changes	1,086

Adjusted balance at December 31, 2001	170,383
New loans	248,509
Repayments	(247,911)

Balance at December 31, 2002	$170,981

Note 5       Intangible and Other Assets

     Intangible assets (excluding goodwill) as of December 31, 2002 and 2001 are presented in the following table.

(In thousands)	2002			2001

	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net

Purchased trust revenues	$4,210	(444)	3,766	4,210	(168)	4,042
Acquired customer contracts	4,331	(252)	4,079	—	—	—
Employment contracts/ non-compete agreements	91	(13)	78	—	—	—
Core deposit premiums	24,389	(15,444)	8,944	17,527	(13,796)	3,731
Other	2,800	(269)	2,531	—	—	—

Total carrying value	$35,821	(16,422)	19,398	21,737	(13,964)	7,773

Aggregate amortization expense (excluding goodwill) for the years ended December 31, 2002, 2001, and 2000 was $2.5 million, $1.8 million, and $2.6 million, respectively. Estimated amortization expense for the next five years is: $3.1 million in 2003, $2.8 million in 2004, $2.1 million in 2005, $1.8 million in 2006, and $1.7 million in 2007.

     At December 31, 2002 and 2001, Synovus had goodwill with a net carrying value of $99.1 million and $27.0 million, respectively. See Note 16 for additional information regarding goodwill balances.

     The following table summarizes TSYS’ computer software at December 31, 2002 and 2001:

(In thousands)	2002	2001

Purchased computer software	$236,196	199,021
TS2	33,049	33,049
Other capitalized software development costs	80,666	50,617

	349,911	282,687
Less accumulated amortization	(149,614)	(111,797)

Computer software, net	$200,297	170,890

     Amortization expense related to purchased and capitalized software development costs at TSYS was $37.1 million, $29.6 million, and $25.7 million for the years ended December 31, 2002, 2001, and 2000, respectively.

     During 2001 and 2000, TSYS ceased developing certain software projects. The projects were reevaluated to determine their utilization in a new customer service platform design plan. TSYS expensed $1.2 million and $6.1 million during 2001 and 2000, respectively, of costs as employment and other operating expenses that were originally capitalized on these projects.

     Capitalized contract acquisition costs at TSYS, net of accumulated amortization, were $123.7 million and $89.9 million at December 31, 2002 and 2001, respectively. Amortization expense related to contract acquisition costs was $14.1 million, $6.6 million, and $7.2 million, for the years ended December 31, 2002, 2001, and 2000, respectively.

     Included in other assets are the following significant balances: company-owned life insurance programs and TSYS’ investments in joint ventures.

     At December 31, 2002 and 2001, Synovus maintained certain company-owned life insurance programs with a carrying value of approximately $149.1 million and $125.8 million, respectively.

     Investment in joint ventures consists of TSYS’ 49% investment in Total System Services de México, SA. de C.V (TSYS de México) and TSYS’ 50% investment in Vital Processing Services, L.L.C. (Vital). Both investments are accounted for using the equity method. Other assets include $54.2 million and $51.6 million in recorded balances related to these investments at December 31, 2002 and 2001, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6       Interest Bearing Deposits

     A summary of interest bearing deposits at December 31, 2002 and 2001 is as follows:

(In thousands)	2002	2001

Interest bearing demand deposits	$2,368,431	1,916,259
Money market accounts	3,314,126	2,641,879
Savings accounts	437,723	420,311
Time deposits under $100,000	2,351,494	2,497,625
Time deposits of $100,000 or more	3,153,685	2,685,601

Total interest bearing deposits	$11,625,459	10,161,675

     Interest expense on time deposits of $100,000 or more for the years ended December 31, 2002, 2001, and 2000 was $102.1 million, $144.9 million, and $138.1 million, respectively.

     The following table presents scheduled maturities of time deposits at December 31, 2002:

(In thousands)
Maturing within one year		$3,792,216
between	1 - 2 years	962,500
	2 - 3 years	436,228
	3 - 4 years	110,131
	4 - 5 years	180,359
	thereafter	23,745

		$5,505,179

Note 7       Long-Term Debt and Short-Term Borrowings

     Long-term debt at December 31, 2002 and 2001 consists of the following:

(In thousands)	2002	2001

Parent Company:
7.25% senior notes, due December 15, 2005, with semi-annual interest payments and principal to be paid at maturity	$200,000	200,000
6.125% senior notes, due October 15, 2003, with semi-annual interest payments and principal to be paid at maturity	75,000	75,000

Total long-term debt – Parent Company	275,000	275,000

Subsidiaries:
Federal Home Loan Bank advances with interest and principal payments due at various maturity dates through 2012 and interest rates ranging from 1.09% to 8.37% at December 31, 2002 (weighted average interest rate is 3.92% at December 31, 2002)	1,061,065	777,675
Other notes payable and capital lease obligations payable with interest and principal payments due at various maturity dates through 2004 and interest rates ranging from 11.03% to 15.00% at December 31, 2002	135	268

Total long-term debt – subsidiaries	1,061,200	777,943

Total long-term debt	$1,336,200	1,052,943

     The provisions of the loan and security agreements associated with some of the promissory notes place certain restrictions, within specified limits, on payments of cash dividends, issuance of additional debt, creation of liens upon property, disposition of common stock or assets, and investments in subsidiaries. As of December 31, 2002, Synovus and its subsidiaries were in compliance with the covenants of the loan and security agreements.

     The Federal Home Loan Bank advances are secured by certain mortgage loans receivable of approximately $1.57 billion, as well as investment securities of approximately $153.1 million at December 31, 2002.

     Synovus has an unsecured line of credit with an unaffiliated bank for $25 million with an interest rate of 45 basis points above the short-term index, as defined. The line of credit requires an annual commitment fee of .125% on the average daily available balance and draws can be made on demand (subject to compliance with certain restrictive covenants). There were no advances outstanding at December 31, 2002 and 2001.

     Required annual principal payments on long-term debt for the five years subsequent to December 31, 2002 are presented in the following table.

(In thousands)	Parent Company	Subsidiaries	Total

2003	$75,000	364,956	439,956
2004	—	137,150	137,150
2005	200,000	74,888	274,888
2006	—	78,888	78,888
2007	—	196,538	196,538

     The following table sets forth certain information regarding federal funds purchased and securities sold under repurchase agreements, the principal components of short-term borrowings.

(In thousands)	2002	2001

Balance at December 31	$1,275,084	1,345,822
Weighted average interest rate at December 31	1.20%	1.67
Maximum month end balance during the year	$1,493,466	1,551,534
Average amount outstanding during the year	$1,131,455	1,153,878
Weighted average interest rate during the year	1.65%	3.70

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8       Other Comprehensive Income

     The components of other comprehensive income for the years ended December 31, 2002, 2001, and 2000, are as follows:

	2002			2001			2000

(In thousands)	Before-	Tax	Net of	Before-	Tax	Net of	Before-	Tax	Net of
	Tax	Expense	Tax	Tax	Expense	Tax	Tax	Expense	Tax
	Amount	or Benefit	Amount	Amount	or Benefit	Amount	Amount	or Benefit	Amount

Net unrealized gain (loss) on cash flow hedges	$(1,504)	513	(991)	9,821	(3,740)	6,081	—	—	—
Net unrealized gains (losses) on investment securities available for sale:
Net unrealized gains arising during the year	25,412	(9,677)	15,735	31,331	(11,931)	19,400	59,237	(22,558)	36,679
Reclassification adjustment for net gains realized in net income	(2,638)	1,016	(1,622)	(1,722)	663	(1,059)	(781)	301	(480)

Net unrealized gains	22,774	(8,661)	14,113	29,609	(11,268)	18,341	58,456	(22,257)	36,199
Foreign currency translation gains (losses)	5,728	(2,075)	3,653	(2,357)	869	(1,488)	(201)	72	(129)

Other comprehensive income	$26,998	(10,223)	16,775	37,073	(14,139)	22,934	58,255	(22,185)	36,070

     On January 1, 2001, Synovus recorded a cumulative effect gain of $1.3 million to recognize hedges at fair value upon adoption of SFAS No. 133. Cash settlements were $6.3 million and $2.2 million for the years ended December 31, 2002 and 2001, respectively, all of which were released into earnings. During 2001, Synovus recorded cash settlements on terminated hedges of $3.3 million, which were deferred and are being amortized into earnings over the shorter of the remaining contract life or the maturity of the designated asset, as an adjustment to interest income. During 2002, there were no terminated cash flow hedges. The corresponding amortization on these settlements was approximately $1.0 million and $.5 million for the years ended December 31, 2002 and 2001, respectively. The change in unrealized gains on cash flow hedges was approximately ($.5) million and $5.7 million for the years ended December 31, 2002 and 2001, respectively.

Note 9       Earnings Per Share

     The following table displays a reconciliation of the information used in calculating basic and diluted earnings per share (EPS) for the years ended December 31, 2002, 2001, and 2000.

	2002			2001			2000

(In thousands,		Weighted	Net		Weighted	Net		Weighted	Net
except per share data)	Net	Average	Income	Net	Average	Income	Net	Average	Income
	Income	Shares	Per Share	Income	Shares	Per Share	Income	Shares	Per Share

Basic EPS	$365,347	297,325	$1.23	$311,616	290,304	$1.07	$262,557	283,552	$.93
Effect of dilutive options		3,872			5,546			3,330

Diluted EPS	$365,347	301,197	$1.21	$311,616	295,850	$1.05	$262,557	286,882	$.92

     The following represents options to purchase shares of Synovus common stock that were outstanding during the periods noted below, but were not included in the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the common shares.

		Weighted Average
Quarter	Number	Exercise Price
Ended	of Shares	Per Share

December 31, 2002	11,687,175	$25.02
September 30, 2002	6,612,434	$27.45
June 30, 2002	2,637,500	$28.98
March 31, 2002	2,607,500	$28.99
December 31, 2001	4,675,645	$27.87
September 30, 2001	2,500	$32.57
March 31, 2001	3,444	$28.12
September 30, 2000	5,891,850	$21.83
June 30, 2000	7,478,050	$21.30
March 31, 2000	10,530,800	$20.52

Note 10       Derivative Instruments, Commitments and Contingencies

Derivative Instruments

     As part of its overall interest rate risk management activities, Synovus utilizes derivative instruments to manage its exposure to various types of interest rate risks. These derivative instruments consist of commitments to sell fixed-rate mortgage loans and interest rate swaps. The interest rate lock commitments made to prospective mortgage loan customers also represent derivative instruments since it is intended that such loans will be sold.

     At December 31, 2002, Synovus had commitments to fund fixed-rate mortgage loans to customers in the amount of $193.1 million. The fair value of these commitments was $3.1 million.

     At December 31, 2002, outstanding commitments to sell fixed-rate mortgage loans amounted to approximately $260.6 million. Such commitments are entered into to reduce the exposure to market risk arising from potential changes in interest rates, which could affect the fair value of mortgage loans held for sale and outstanding commitments to originate residential mortgage loans for resale. The commitments to sell mortgage loans are at fixed prices and are

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

scheduled to settle at specified dates that generally do not exceed 90 days. The fair value of outstanding commitments to sell mortgage loans at December 31, 2002 was ($3.8) million.

     Synovus also enters into derivative financial instruments to meet the financing and interest rate risk management needs of its customers. Upon entering into these instruments to meet customer needs, Synovus will ordinarily enter into offsetting positions in order to minimize the risk to Synovus. These derivative financial instruments are reported at fair value with any resulting gain or loss recorded in current period earnings. As of December 31, 2002, the notional amount of customer related derivative financial instruments was $138 million.

     Interest rate swap transactions generally involve the exchange of fixed-rate and floating-rate interest payment obligations without the exchange of the underlying principal amounts. Entering into interest rate contracts involves not only interest rate risk, but also the risk of counterparties’ failure to fulfill their legal obligations. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller.

     The notional amount of interest rate swaps, excluding customer related transactions, was $425 million and $265 million as of December 31, 2002 and 2001, respectively. The estimated net unrealized gain on these interest rate contracts was $8.6 million and $9.3 million at December 31, 2002 and 2001, respectively.

     The interest rate contracts are being utilized to hedge $310 million in prime rate floating loans and $115 million in fixed-rate deposits in South Carolina.

     A summary of interest rate swap contracts and their terms at December 31, 2002 and 2001 is shown below. In accordance with the provisions of SFAS No. 133, the fair value (net unrealized gain) of these contracts has been recorded on the consolidated balance sheet beginning January 1, 2001. Prior to the adoption of SFAS No. 133 (2000 and prior years), the fair value of these instruments was considered off-balance sheet and not recorded on the financial statements.

     Synovus expects to reclassify from accumulated other comprehensive income approximately $4.1 million as net-of-tax earnings during the next twelve months, as the related payments for interest rate swaps and amortization of deferred gains are recorded.

     During 2001, Synovus terminated certain cash flow hedges which resulted in a net pre-tax gain of $3.3 million. Such gains were included as a component of accumulated other comprehensive income and are being amortized over the shorter of the remaining contract life or the maturity of the designated asset as an adjustment to interest income. During 2002, there were no terminated cash flow hedges. The remaining unamortized deferred gain balances at December 31, 2002 and 2001 were $1.7 million and $2.8 million, respectively.

Loan Commitments and Letters of Credit

     Synovus is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby and commercial letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated financial statements.

     The carrying amount of loan commitments and letters of credit closely approximates the fair value of such financial instruments. Carrying amounts include unamortized fee income and, in some instances, allowances for any estimated credit losses from these financial instruments. These amounts are not material to Synovus’ consolidated balance sheet.

     As of December 31, 2002, Synovus maintains standby letters of credit in the amount of $ 1.7 billion. The standby letters of credit are conditional commitments issued by Synovus to guarantee the performance of a customer to a third party. The approximate terms of these commitments range from one to five years. Collateral is required to support letters of credit in accordance with management’s evaluation of the creditworthiness of each customer.

     The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, and standby and commercial letters of credit is represented by the contract amount of those instruments. Synovus uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, total commitment amounts do not necessarily represent future cash requirements.

				Weighted			Net
(Dollars in thousands)		Weighted	Weighted	Average			Unrealized
	Notional	Average	Average	Maturity	Unrealized	Unrealized	Gains
	Amount	Receive Rate	Pay Rate (*)	In Months	Gains	Losses	(Losses)

December 31, 2002
Receive fixed swaps:
Fair value hedges	$115,000	4.82%	1.34%	40	$2,287	(429)	1,858
Cash flow hedges	310,000	6.66%	4.25%	26	6,717	—	6,717

Total	$425,000	6.17%	3.46%	30	$9,004	(429)	8,575

December 31, 2001
Receive fixed swaps:
Fair value hedges	$100,000	6.55%	2.08%	32	$2,600	(514)	2,086
Cash flow hedges	165,000	8.66%	4.75%	17	7,173	—	7,173

Total	$265,000	7.87%	3.74%	23	$9,773	(514)	9,259

(*) Variable pay rate based upon contract rates in effect at December 31, 2002 and 2001.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Loan commitments and letters of credit at December 31, 2002 include the following:

(In thousands)
Standby and commercial letters of credit	$1,694,218
Undisbursed construction loans	1,035,515
Unused credit card lines	944,481
Other loan commitments	2,231,083

Total	$5,905,297

Lease Commitments

     Synovus and its subsidiaries have entered into long-term operating leases for various facilities and computer equipment. Management expects that as these leases expire they will be renewed or replaced by similar leases.

     In 1997, TSYS entered into an operating lease agreement for its corporate campus. The original campus lease expired November 2002, and TSYS renewed the lease for a period of up to twelve months. Under the agreement, which is guaranteed by Synovus, the lessor paid for the construction and development costs and leased the facilities to TSYS. The lease provides for substantial residual value guarantees and includes purchase options at the original cost of the property. The amount of the residual value guarantee relative to the assets under this lease is projected to be $81.4 million. The terms of this lease financing arrangement require, among other things, that TSYS maintain certain minimum financial ratios and provide certain information to the lessor. As of December 31, 2002, TSYS was in compliance with all the covenants under the lease arrangement.

     At December 31, 2002, minimum rental commitments under all such noncancelable leases for the next five years and thereafter are as follows:

(In thousands)
2003	$77,409
2004	75,310
2005	65,919
2006	35,167
2007	9,437
Thereafter	29,486

     Rental expense on computer equipment, including cancelable leases, was $81.8 million, $89.2 million, and $91.6 million for the years ended December 31, 2002, 2001, and 2000, respectively. Rental expense on facilities was $15.3 million, $16.1 million, and $16.3 million for the years ended December 31, 2002, 2001, and 2000, respectively.

Contractual Commitments

     In the normal course of its business, TSYS maintains processing contracts with its clients. These processing contracts contain commitments, including but not limited to, minimum standards and time frames against which its performance is measured. In the event that TSYS does not meet its contractual commitments with its clients, TSYS may incur penalties and/or certain clients may have the right to terminate their contracts with TSYS. TSYS does not believe that it will fail to meet its contractual commitments to an extent that will result in a material adverse effect on its financial condition or results of operations.

Legal Proceedings

     Synovus and its subsidiaries are subject to various legal proceedings and claims that arise in the ordinary course of its business. Any litigation is vigorously defended by Synovus and, in the opinion of management, based on consultation with external legal counsel, any outcome of such litigation would not materially affect its consolidated financial position or results of operations.

     Currently, a lawsuit seeking class action treatment is pending against one of the Alabama banking subsidiaries that involves the receipt of commissions by that subsidiary in connection with the sale of credit life insurance to its consumer credit customers and the charging of an interest surcharge and a processing fee in connection with the consumer loans made by that subsidiary. This lawsuit seeks unspecified damages, including punitive damages. Synovus has agreed to settle the case through a $3,500 payment to the named plaintiff in exchange for the dismissal of the named plaintiff’s claims with prejudice and the class claims without prejudice. It is expected that this settlement will be completed in the first quarter of 2003. Two lawsuits seeking class action treatment that were previously pending against the same Alabama banking subsidiary that involved: (1) payment of service fees or interest rebates to automobile dealers in connection with the assignment of automobile credit sales contracts to that subsidiary; and (2) the forced placement of insurance to protect that subsidiary’s interest in collateral for which consumer credit customers have failed to obtain or maintain insurance were dismissed on the motion of the plaintiffs on August 6, 2002.

Note 11       Regulatory Requirements and Restrictions

     The amount of dividends paid to the Parent Company from each of the subsidiary banks is limited by various banking regulatory agencies. The amount of cash dividends available from subsidiary banks for payment in 2003, in the aggregate, without prior approval from the banking regulatory agencies, is approximately $162.6 million. In prior years, certain Synovus banks have received permission and have paid cash dividends to the Parent Company in excess of these regulatory limitations.

     Synovus is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Synovus must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require Synovus on a consolidated basis, and the Parent Company and subsidiary banks individually, to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets as defined, and of Tier I capital to average assets, as defined. Management believes that as of December 31, 2002, Synovus meets all capital adequacy requirements to which it is subject.

     As of December 31, 2002, the most recent notification from the Federal Reserve Bank of Atlanta categorized all of the banking subsidiaries as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, Synovus and its subsidiaries must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table on the following page. Management is not aware of the existence of any conditions or events occurring subsequent to December 31, 2002 which would affect the well-capitalized classification.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Actual capital amounts and ratios for Synovus are presented in the following table on a consolidated basis and for each significant subsidiary, as defined.

					To be Well Capitalized
			For Capital		Under Prompt Corrective
(Dollars in thousands)	Actual		Adequacy Purposes		Action Provisions

	2002	2001	2002	2001	2002	2001

Synovus Financial Corp.
Tier I capital	$1,994,654	1,730,753	701,133	588,459	n/a	n/a
Total risk-based capital	2,195,652	1,904,660	1,402,266	1,176,919	n/a	n/a
Tier I capital ratio	11.38%	11.76	4.00	4.00	n/a	n/a
Total risk-based capital ratio	12.53	12.95	8.00	8.00	n/a	n/a
Leverage ratio	10.86	10.86	4.00	4.00	n/a	n/a
Columbus Bank and Trust Company
Tier I capital	$823,222	712,788	160,484	140,210	240,726	210,315
Total risk-based capital	850,820	745,189	320,968	280,421	401,211	350,526
Tier I capital ratio	20.52%	20.33	4.00	4.00	6.00	6.00
Total risk-based capital ratio	21.21	21.26	8.00	8.00	10.00	10.00
Leverage ratio	24.97	23.35	4.00	4.00	5.00	5.00
The National Bank of South Carolina
Tier I capital	$204,949	199,247	87,351	77,252	131,027	115,878
Total risk-based capital	231,910	223,394	174,702	154,504	218,378	193,130
Tier I capital ratio	9.39%	10.32	4.00	4.00	6.00	6.00
Total risk-based capital ratio	10.62	11.57	8.00	8.00	10.00	10.00
Leverage ratio	8.64	9.03	4.00	4.00	5.00	5.00

Note 12       Employment Expenses and Benefit Plans

     Synovus generally provides noncontributory, trusteed, money purchase, profit sharing and 401(k) plans, which cover all eligible employees. Annual discretionary contributions to these plans are set each year by the respective Boards of Directors of each subsidiary, but cannot exceed amounts allowable as a deduction for federal income tax purposes. Aggregate contributions to these money purchase, profit sharing, and 401(k) plans for the years ended December 31, 2002, 2001, and 2000 were $45.8 million, $47.0 million, and $40.1 million, respectively.

     Synovus has stock purchase plans for directors and employees whereby Synovus makes contributions equal to one-half of employee and director voluntary contributions. The funds are used to purchase outstanding shares of Synovus common stock. TSYS has established director and employee stock purchase plans, modeled after Synovus’ plans, except that the funds are used to purchase outstanding shares of TSYS common stock. Synovus and TSYS contributed $9.0 million, $8.2 million, and $7.3 million, to these plans in 2002, 2001, and 2000, respectively.

     Synovus has entered into employment agreements with certain executive officers for past and future services which provide for current compensation in addition to salary in the form of deferred compensation payable at retirement or in the event of death, total disability, or termination of employment. The aggregate cost of these salary continuation plans and employment agreements is not material to the consolidated financial statements.

     Synovus provides certain medical benefits to qualified retirees through a postretirement medical benefits plan. The benefit expense and accrued benefit cost is not material to the consolidated financial statements.

Note 13       Stock-Based Compensation

     Synovus has various stock option plans under which the Compensation Committee of the Board of Directors has the authority to grant options to Synovus employees. At December 31, 2002, Synovus had 12,573,795 shares of its authorized but unissued common stock reserved for future grants under the stock option plans. The general terms of the existing stock option plans include vesting periods ranging from two to three years and exercise periods ranging from five to ten years. Such stock options are granted at exercise prices which equal the fair market value of a share of common stock on the grant date.

     Synovus has granted performance-accelerated stock options to certain key executives. The exercise price per share is equal to the fair market value at the date of grant. The options are exercisable in equal installments when the per share market price of Synovus common stock exceeds $40, $45, and $50. However, all options may be exercised after seven years from the grant date.

     Summary information regarding these performance-accelerated stock options for the years ended December 31, 2001 and 2000 is presented below. There were no performance-accelerated stock options granted during 2002.

Year Options	Number of	Exercise Price
Granted	Stock Options	Per Share

2000	4,100,000	$17.69 - $18.06
2001	2,600,000	$28.99

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     A summary of the status of Synovus’ stock option plans as of December 31, 2002, 2001, and 2000 and changes during the years then ended is presented below:

	2002		2001		2000

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Options outstanding at beginning of period	25,578,818	$19.44	23,219,413	$16.87	19,440,950	$16.28
Options granted	2,703,539	23.98	5,171,295	26.59	5,635,430	17.36
Options exercised	(1,989,814)	10.03	(2,406,374)	9.99	(1,104,392)	6.77
Options cancelled	(418,306)	20.72	(405,516)	19.72	(752,575)	20.28

Options outstanding at end of period	25,874,237	$19.59	25,578,818	$19.44	23,219,413	$16.87

Options exercisable at end of period	13,646,001	$16.47	11,707,401	$14.57	10,649,279	$11.30

The following is a summary of stock options outstanding at December 31, 2002:

			Options Outstanding			Options Exercisable

			Number of	Weighted Average	Weighted Average	Number of	Weighted Average
Range of Exercise Prices			Options	Remaining Years	Exercise Price	Options	Exercise Price

$1.31	–	$1.75	39,735	5.0 years	$1.64	39,735	$1.64
$2.63	–	$3.14	19,613	0.2 years	$2.68	19,613	$2.68
$5.63	–	$6.74	1,408,376	0.6 years	$6.62	1,408,376	$6.62
$8.74	–	$13.61	2,117,159	2.8 years	$9.66	2,117,159	$9.66
$13.89	–	$21.31	12,462,123	5.4 years	$17.82	6,827,603	$17.73
$22.00	–	$32.57	9,827,231	7.3 years	$25.81	3,233,515	$22.46

     In addition to the stock options described above, non-transferable, restricted shares of Synovus common stock have been awarded to various key executives under key executive restricted stock bonus plans. The market value of the common stock at the date of issuance is included as a reduction of shareholders’ equity in the consolidated balance sheet and is amortized as compensation expense using the straight-line method over the vesting period of the awards. Aggregate compensation expense with respect to the foregoing Synovus restricted stock awards was $114 thousand, $299 thousand, and $1 million for the years ended December 31, 2002, 2001, and 2000, respectively. Summary information regarding outstanding restricted stock awards at December 31, 2002 is presented in the table below:

Year Awards	Market Value	Vesting
Granted	at Award Date	Period

2000	$97,646	5 years
2002	177,786	5 years

The following table provides aggregate information regarding grants under all Synovus equity compensation plans through December 31, 2002.

	(a)	(b)	(c)
	Number of shares		Number of shares
	to be issued	Weighted-average	remaining available for
	upon exercise of	exercise price of	issuance excluding
	outstanding	outstanding	shares reflected
Plan Category (1)	options	options	in column (a)

Shareholder approved equity compensation plans (2)	25,398,797	$19.70	12,573,795 (3)
Non-shareholder approved equity compensation plans	—	—	—

Total	25,398,797	$19.70	12,573,795

(1)  Does not include information for equity compensation plans assumed by Synovus in mergers. A total of 475,440 shares of common stock was issuable upon exercise of options granted under plans assumed in mergers and outstanding at December 31, 2002. The weighted average exercise price of all options granted under plans assumed in mergers and outstanding at December 31, 2002 was $12.18. Synovus cannot grant additional awards under these assumed plans.

(2)  Does not include an aggregate of 6,178 shares of restricted stock which will vest over the remaining years through 2007.
(3)  Includes 12,573,795 shares available for future grants as restricted stock awards under the 2002 Plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14       Fair Value of Financial Instruments

     The following table presents the carrying and estimated fair values of on-balance sheet financial instruments at December 31, 2002 and 2001. The estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.

     The carrying and estimated fair values relating to derivative instruments and off-balance sheet financial instruments are summarized in Note 10.

     Cash and due from banks, interest earning deposits with banks, and federal funds sold are repriced on a short-term basis; as such, the carrying value closely approximates fair value.

     The fair value of mortgage loans held for sale with fixed rates of interest is based on quoted prices from secondary market investors.

     The fair value of loans is estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as commercial, mortgage, home equity, credit card, and other consumer loans. Fixed-rate commercial loans are further segmented into certain collateral code groupings. Commercial and other consumer loans with adjustable interest rates are assumed to be at fair value. Mortgage loans are further segmented into fixed-rate and adjustable-rate interest terms. Home equity and credit card loans have adjustable interest rates and are, therefore, assumed to be at fair value. The fair value of fixed-rate loans, except mortgage loans, is calculated by discounting contractual cash flows using estimated market discount rates which reflect the credit and interest rate risk inherent in the loan. For fixed-rate mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for certain prepayment assumptions, estimated using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs.

     In accordance with SFAS No. 107, “Disclosures About Fair Value of Financial Instruments”, the fair value of deposits with no stated maturity, such as non-interest bearing demand accounts, interest bearing demand deposits, money market accounts, and savings accounts, is equal to the amount payable on demand as of that respective date. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

     Short-term debt that matures within ten days is assumed to be at fair value. The fair value of other short-term and long-term debt with fixed interest rates is calculated by discounting contractual cash flows using estimated market discount rates.

	2002		2001

	Carrying	Estimated	Carrying	Estimated
(In thousands)	Value	Fair Value	Value	Fair Value

Financial assets:
Cash and due from banks	$741,092	741,092	648,179	648,179
Interest earning deposits with banks	5,055	5,055	3,884	3,884
Federal funds sold and securities purchased under resale agreements	92,709	92,709	23,673	23,673
Mortgage loans held for sale	245,858	245,858	397,940	397,940
Investment securities available for sale	2,237,725	2,237,725	2,088,287	2,088,287
Loans, net	14,264,068	14,382,106	12,247,148	12,404,806
Financial liabilities:
Non-interest bearing deposits	2,303,375	2,303,375	1,984,523	1,984,523
Interest bearing deposits	11,625,459	11,695,352	10,161,675	10,224,724
Federal funds purchased and securities sold under repurchase agreements	1,275,084	1,275,084	1,345,822	1,345,822
Long-term debt	1,336,200	1,404,118	1,052,943	1,084,543

Note 15       Income Taxes

     For the years ended December 31, 2002, 2001, and 2000, income tax expense (benefit) consists of:

(In thousands)	2002	2001	2000

Current:
Federal	$180,418	159,427	144,514
State	10,252	7,608	9,123

	190,670	167,035	153,637

Deferred:
Federal	14,277	9,551	(3,755)
State	(6,414)	1,791	(704)

	7,863	11,342	(4,459)

Total income tax expense	$198,533	178,377	149,178

     Income tax expense as shown in the consolidated statements of income differed from the amounts computed by applying the U.S. Federal income tax rate of 35% to pretax income as a result of the following:

(Dollars in thousands)	2002	2001	2000

Taxes at statutory federal income tax rate	$197,358	171,498	144,107
Tax-exempt income	(4,420)	(3,986)	(3,638)
State income taxes, net of federal income tax benefit	2,495	6,110	5,472
Minority interest	8,277	6,951	5,773
Tax credits	(4,042)	(1,249)	(1,351)
Other, net	(1,135)	(947)	(1,185)

Total income tax expense	$198,533	178,377	149,178

Effective income tax rate	35.21%	36.40	36.23

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     At December 31, 2002 and 2001, Synovus had state income tax credit carryforwards of $9.8 million and $3.2 million, respectively. The credits will begin to expire in the year 2008. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred income tax assets become deductible, management believes that it is more likely than not that Synovus will realize the benefits of these deductible differences, net of existing valuation allowances, at December 31, 2002. The valuation allowance for deferred tax assets was $350 thousand and $1.4 million at December 31, 2002 and 2001, respectively.

     For the year ended December 31, 2002, deferred tax assets increased by $2.2 million as a result of the acquisitions of GLOBALT and The Bank of Nashville. As discussed in Note 2, Synovus has accounted for these acquisitions under the purchase method of accounting; accordingly, the prior year deferred tax balances have not been restated.

     For the year ended December 31, 2001, deferred tax assets increased by $4.3 million as a result of the acquisitions of Carolina Southern Bank, Creative Financial, Robert Andrew Securities, and FABP. As noted in Note 2, Synovus has accounted for these acquisitions as non-restated poolings; accordingly, the prior year deferred tax balances have not been restated.

     The tax effects of temporary differences that gave rise to significant portions of the deferred income tax assets and liabilities at December 31, 2002 and 2001, are presented in the following table.

(In thousands)	2002	2001

Deferred income tax assets:
Provision for losses on loans	$81,029	68,890
State tax credits	9,776	3,170
Deferred compensation	3,263	5,076
Other assets	9,607	6,062

Total gross deferred income tax assets	103,675	83,198
Less valuation allowance	(350)	(1,400)

Total net deferred income tax assets	103,325	81,798

Deferred income tax liabilities:
Differences in depreciation	(47,224)	(32,051)
Computer software development costs	(38,532)	(24,726)
Net unrealized gain on investment securities available for sale	(24,675)	(16,308)
Ownership interest in partnership	(4,800)	(4,877)
Net unrealized gain on cash flow hedges	(3,227)	(3,740)
Other liabilities	(6,550)	(7,248)

Total gross deferred income tax liabilities	(125,008)	(88,950)

Net deferred income tax liability	$(21,683)	(7,152)

Note 16       Operating Segments

     Synovus has two reportable segments: Financial Services and Transaction Processing Services. The Financial Services segment is predominantly involved in commercial banking activities and also provides retail banking, financial management, mortgage and insurance services. The Transaction Processing Services segment primarily provides card processing services to TSYS clients, including debit, commercial, retail, stored value, and consumer cards. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. All inter-segment services provided are charged at the same rates as those charged to unaffiliated customers. Such services are included in the net income of the respective segments and are eliminated to arrive at consolidated totals.

     Segment information for the years ended December 31, 2002, 2001, and 2000 is presented on the following page.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

		Financial	Transaction Processing
(In thousands)	Year	Services	Services (a)	Eliminations		Consolidated

Interest income	2002	$1,054,307	1,958	(1,225	) (b)	1,055,040
	2001	1,130,888	2,542	(2,542	) (b)	1,130,888
	2000	1,097,805	4,883	(4,883	) (b)	1,097,805

Interest expense	2002	338,725	36	(1,225	) (b)	337,536
	2001	503,573	66	(2,542	) (b)	501,097
	2000	540,280	76	(4,883	) (b)	535,473

Net interest income	2002	715,582	1,922	—		717,504
	2001	627,315	2,476	—		629,791
	2000	557,525	4,807	—		562,332

Provision for loan losses	2002	65,327	—	—		65,327
	2001	51,673	—	—		51,673
	2000	44,341	—	—		44,341

Net interest income after provision	2002	650,255	1,922	—		652,177
for loan losses	2001	575,642	2,476	—		578,118
	2000	513,184	4,807	—		517,991

Total non-interest income	2002	269,194	979,900	(14,272	) (c)	1,234,822
	2001	246,992	929,277	(12,052	) (c)	1,164,217
	2000	204,205	875,912	(14,702	) (c)	1,065,415

Total non-interest expense	2002	515,518	798,224	(14,272	) (c)	1,299,470
	2001	473,744	770,791	(12,052	) (c)	1,232,483
	2000	424,986	744,892	(14,702	) (c)	1,155,176

Income before income taxes	2002	403,931	183,598	(23,649	) (d)	563,880
	2001	348,890	160,962	(19,859	) (d)	489,993
	2000	292,403	135,827	(16,495	) (d)	411,735

Income tax expense	2002	140,625	57,908	—		198,533
	2001	123,498	54,879	—		178,377
	2000	101,965	47,213	—		149,178

Net income	2002	263,306	125,690	(23,649	) (d)	365,347
	2001	225,392	106,083	(19,859	) (d)	311,616
	2000	190,438	88,614	(16,495	) (d)	262,557

Total assets	2002	18,350,869	774,082	(88,705	) (e)	19,036,246
	2001	16,047,941	661,926	(54,976	) (e)	16,654,891
	2000	14,379,117	607,635	(78,660	) (e)	14,908,092

(a)	Includes equity in income of joint ventures which is included in other operating income.
(b)	Interest on TSYS’ cash deposits with the Financial Services Segment.
(c)	Principally, transaction processing services provided by TSYS to the Financial Services segment.
(d)	Minority interest in TSYS and GP Network Corporation.
(e)	Primarily TSYS’ cash deposits with the Financial Services segment.

     Segment information for the changes in the carrying amount of goodwill for the year ended December 31, 2002 is shown in the following table. There were no impairment losses for the year ended December 31, 2002.

		Transaction
	Financial	Processing
(In thousands)	Services	Services	Consolidated

Balance as of December 31, 2001	$23,363	3,608	26,971
Goodwill acquired	72,126	—	72,126
Other (*)	—	11	11

Balance as of December 31, 2002	$95,489	3,619	99,108

(*) Consists of foreign currency translation adjustments for GP Network Corporation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17       Condensed Financial Information of Synovus Financial Corp. (Parent Company only)

	December 31,
Condensed Balance Sheets
(In thousands)	2002	2001

Assets
Cash	$535	556
Investment in consolidated bank subsidiaries (including TSYS)	2,106,537	1,761,158
Investment in consolidated nonbank subsidiaries	31,666	23,246
Notes receivable from bank subsidiaries	118,049	138,838
Notes receivable from nonbank subsidiaries	2,365	500
Other assets	101,962	98,935

Total assets	$2,361,114	2,023,233

Liabilities and Shareholders’ Equity
Liabilities:
Long-term debt	$275,000	275,000
Other liabilities	45,261	53,287

Total liabilities	320,261	328,287

Shareholders’ equity:
Common stock	300,573	294,849
Surplus	305,718	171,257
Treasury stock	(1,285)	(1,285)
Unamortized restricted stock	(146)	(82)
Accumulated other comprehensive income	46,113	29,338
Retained earnings	1,389,880	1,200,869

Total shareholders’ equity	2,040,853	1,694,946

Total liabilities and shareholders’ equity	$2,361,114	2,023,233

	Years ended December 31,
Condensed Statements of Income
(In thousands)	2002	2001 (*)	2000

Income:
Dividends received from bank subsidiaries (including TSYS)	$224,375	169,157	141,849
Information technology fees from subsidiaries	61,784	60,597	—
Securities gains, net	3	195	113
Interest income	9,219	10,288	1,281
Other income	24,646	10,589	5,195

Total income	320,027	250,826	148,438

Expenses:
Interest expense	19,594	19,293	8,802
Other expenses	119,293	113,477	25,350

Total expenses	138,887	132,770	34,152

Income before income taxes and equity in undistributed income of subsidiaries	181,140	118,056	114,286
Allocated income tax benefit	(17,376)	(19,633)	(11,036)

Income before equity in undistributed income of subsidiaries	198,516	137,689	125,322
Equity in undistributed income of subsidiaries	166,831	173,927	137,235

Net income	$365,347	311,616	262,557

(*)	Effective January 1, 2001, Synovus Service Corp. (team services support) and Synovus Technologies, Inc. (information technology) were merged into Synovus Financial Corp. Parent Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Years ended December 31,
Condensed Statements of Cash Flows
(In thousands)	2002	2001 (*)	2000

Operating Activities
Net income	$365,347	311,616	262,557
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(166,831)	(173,927)	(137,235)
Net income of equity method investments	(20,581)	(17,824)	(15,586)
Depreciation, amortization, and accretion, net	17,124	15,082	736
Net (decrease) increase in other liabilities	(8,027)	9,552	3,557
Net increase in other assets	(16,969)	(21,446)	(53)
Other, net	12,970	17,263	(1,299)

Net cash provided by operating activities	183,033	140,316	112,677

Investing Activities
Net investment in subsidiaries	(71,176)	(39,882)	(70,858)
Proceeds from sales of subsidiaries	19,258	—	—
Net decrease (increase) in short-term notes receivable from bank subsidiaries	20,789	11,628	(138,310)
Net (increase) decrease in short-term notes receivable from nonbank subsidiaries	(1,865)	5,221	700

Net cash used in investing activities	(32,994)	(23,033)	(208,468)

Financing Activities
Dividends paid to shareholders	(169,107)	(142,083)	(119,012)
Principal repayments on long-term debt	—	(1,240)	(240)
Proceeds from issuance of long-term debt	—	—	200,000
Proceeds from issuance of common stock	19,047	26,546	10,043

Net cash (used in) provided by financing activities	(150,060)	(116,777)	90,791

(Decrease) increase in cash	(21)	506	(5,000)
Cash at beginning of year	556	50	5,050

Cash at end of year	$535	556	50

(*)	Effective January 1, 2001, Synovus Service Corp. (team services support) and Synovus Technologies, Inc. (information technology) were merged into Synovus Financial Corp. Parent Company.

     For the years ended December 31, 2002, 2001, and 2000, the Parent Company paid income taxes (net of refunds received) of $168 million, $166 million, and $136 million, respectively, and interest in the amount of $19 million, $19 million, and $9 million, respectively.

Note 18       Supplemental Financial Data

     Components of other operating income and expenses in excess of 1% of total revenues for any of the respective years are as follows:

	Years ended December 31,
(In thousands)
	2002	2001	2000

Income:
Third-party services on credit cards and other consumer loans	$43,306	41,732	36,280
Expenses:
Stationery, printing, and supplies	33,476	35,388	33,062
Third-party processing services	26,805	26,691	21,557

SYNOVUS FINANCIAL CORP.
REPORT OF FINANCIAL RESPONSIBILITY

     The management of Synovus Financial Corp. (Synovus) is responsible for the integrity and objectivity of the consolidated financial statements and other financial information presented in this report. These statements have been prepared in accordance with generally accepted accounting principles and necessarily include amounts based on judgments and estimates by management.

     Synovus maintains internal accounting control policies and related procedures designed to provide reasonable assurance that assets are safeguarded, that transactions are executed in accordance with management’s authorization and properly recorded, and that accounting records may be relied upon for the preparation of reliable published annual and interim financial statements and other financial information. The design, monitoring and revision of internal accounting control systems involve, among other things, management’s judgment with respect to the relative cost and expected benefits of specific control measures. Synovus also maintains an internal auditing function which evaluates and reports on the adequacy and effectiveness of internal accounting controls and policies and procedures.

     KPMG LLP, independent auditors, are engaged to audit Synovus’ consolidated financial statements.

     The Audit Committee of the Board of Directors, composed solely of outside directors, meets periodically with Synovus management, internal auditors, and independent auditors to review matters relating to the quality of financial reporting and internal accounting controls. Both the internal auditors and the independent auditors have unrestricted access to the Committee.

James H. Blanchard
Chairman of the Board and Chief Executive Officer

Thomas J. Prescott
Executive Vice President and Chief Financial Officer

January 15, 2003

303 Peachtree Street, N.E. Suite 2000 Atlanta, GA 30308

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Shareholders
Synovus Financial Corp.:

     We have audited the accompanying consolidated balance sheets of Synovus Financial Corp. and subsidiaries (Synovus) as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of Synovus’ management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Synovus Financial Corp. and subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 1 to the consolidated financial statements, Synovus changed its method of accounting for goodwill in 2002 and its method of accounting for derivative instruments and hedging activities in 2001.

January 15, 2003

SELECTED FINANCIAL DATA

	Years Ended December 31,
(Amounts in thousands, except per share data)
	2002	2001	2000	1999	1998

Income Statement:
Total revenues (a)	$1,949,688	1,792,286	1,626,966	1,457,027	1,222,151
Net interest income	717,504	629,791	562,332	513,294	455,065
Provision for losses on loans	65,327	51,673	44,341	34,007	26,882
Non-interest income	1,234,822	1,164,217	1,065,415	944,935	768,385
Non-interest expense	1,299,470	1,232,483	1,155,176	1,061,719	881,983
Net income	365,347	311,616	262,557	225,307	196,465
Per share data:
Net income – basic	1.23	1.07	0.93	0.80	0.72
Net income – diluted	1.21	1.05	0.92	0.80	0.71
Cash dividends declared	0.59	0.51	0.44	0.36	0.29
Book value	6.79	5.75	4.98	4.35	3.99
Balance Sheet:
Investment securities	2,237,725	2,088,287	2,077,928	1,993,957	1,877,473
Loans, net of unearned income	14,463,909	12,417,917	10,751,887	9,068,239	7,603,605
Deposits	13,928,834	12,146,198	11,161,710	9,440,087	8,797,412
Long-term debt	1,336,200	1,052,943	840,859	318,620	131,802
Shareholders’ equity	2,040,853	1,694,946	1,417,171	1,226,669	1,111,917
Average total shareholders’ equity	1,855,492	1,548,030	1,303,634	1,165,426	1,013,334
Average total assets	17,414,654	15,375,004	13,466,385	11,438,696	9,827,925
Performance ratios and other data:
Return on average assets	2.10%	2.03	1.95	1.97	2.00
Return on average equity	19.69	20.13	20.14	19.33	19.39
Net interest margin	4.65	4.65	4.70	5.07	5.23
Efficiency ratio (b)	52.07	53.80	55.35	58.15	58.01
Dividend payout ratio (c)	48.76	48.57	47.83	45.00	40.85
Average shareholders’ equity to average assets	10.65	10.07	9.68	10.19	10.31
Average shares outstanding, basic	297,325	290,304	283,552	280,016	272,416
Average shares outstanding, diluted	301,197	295,850	286,882	283,355	277,223

(a)	Consists of net interest income and non-interest income, excluding securities gains (losses).
(b)	For the Financial Services segment.
(c)	Determined by dividing dividends declared per share (excluding pooled subsidiaries) by net income per diluted share.

FINANCIAL REVIEW

Introduction

     To better understand financial trends and performance, Synovus analyzes certain financial data in two separate components: Financial Services and Transaction Processing Services.

     Financial Services represents 50.4% of consolidated revenues and 72.1% of net income for 2002; 48.7% of consolidated revenues and 72.3% of net income for 2001; and 46.8% of consolidated revenues and 72.5% of net income for 2000.

     Transaction Processing Services are provided by majority-owned Total System Services, Inc. (TSYS). TSYS provides electronic payment processing and related services to banks and other card-issuing institutions, generally under long-term processing contracts.

     The following discussion reviews the results of operations and assesses the financial condition of Synovus. This discussion should be read in conjunction with the preceding consolidated financial statements and accompanying notes as well as the selected financial data.

Critical Accounting Policies

     The accounting and financial reporting policies of Synovus conform to accounting principles generally accepted in the United States of America and to general practices within the financial services and electronic payment processing industries. Following is a description of the accounting policies applied by Synovus which are deemed “critical”. In determining which accounting policies are critical in nature, Synovus has identified the policies that require significant judgment or complex estimates. The application of these policies has a significant impact on Synovus’ financial statements. Synovus’ financial results could differ significantly if different judgments or estimates are applied in the application of these policies.

Allowance for Loan Losses:

     The allowance for loan losses is established through provisions for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collection of principal is unlikely. Subsequent recoveries are added to the allowance. Management’s evaluation of the adequacy of the allowance for loan losses is based on a formal analysis which assesses the risk within the loan portfolio. This analysis includes consideration of historical performance, current economic conditions, level of nonperforming loans, loan concentrations, and review of certain individual loans.

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the subsidiary banks’ allowances for loan losses. Such agencies may require the subsidiary banks to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

     Management, considering current information and events regarding a borrowers’ ability to repay its obligations, considers a loan to be impaired when the ultimate collectibility of all amounts due, according to the contractual terms of the loan agreement, is in doubt. When a loan is considered to be impaired, the amount of impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate. If the loan is collateral-dependent, the fair value of the collateral is used to determine the amount of impairment. Impairment losses are included in the allowance for loan losses through a charge to the provision for losses on loans. Subsequent recoveries are added to the allowance for loan losses. Cash receipts for accruing loans are applied to principal and interest under the contractual terms of the loan agreement. Cash receipts on impaired loans for which the accrual of interest has been discontinued are applied first to principal and then to interest income.

     The accounting for impaired loans described above applies to all loans, except for large pools of smaller-balance, homogeneous loans that are collectively evaluated for impairment, loans that are measured at fair value or at the lower of cost or fair value, and debt securities. The allowance for loan losses for large pools of smaller-balance, homogeneous loans is established through consideration of such factors as changes in the nature and volume of the portfolio, overall portfolio quality, adequacy of the underlying collateral, loan concentrations, historical charge-off trends, and economic conditions that may affect the borrowers’ ability to pay.

     Certain economic and interest rate factors could have a material impact on the determination of the allowance for loan losses and corresponding credit costs. The depth, duration, and dispersion of any economic recession all have an impact on the credit risk profile of the loan portfolio. Additionally, a rapidly rising interest rate environment which may cause rates to reach double digits could as well have a material impact on certain borrowers’ ability to pay.

     A significant portion of the loan portfolio is in the commercial real estate sector. However, as further discussed in the section entitled “Loans” in this Financial Review, these loans are diversified by geography, industry, and loan type.

     Refer to the section entitled “Provision and Allowance for Loan Losses” beginning on page F-40 for an additional discussion of the key assumptions and methods used in determining the allowance for loan losses, as well as the inherent risks in estimating the allowance.

Contract Acquisition Costs:

     TSYS capitalizes contract acquisition costs related to signing or renewing long-term contracts. These costs, primarily consisting of cash payments for rights to provide processing services and internal conversion and software development costs, are amortized using the straight-line method over the contract term beginning when the client’s cardholder accounts are converted and producing revenues. All costs incurred prior to a signed agreement are expensed as incurred.

     The amortization of contract acquisition costs associated with cash payments is recorded net of revenues in the consolidated statements of income. The amortization of contract acquisition costs associated with conversion activity is recorded as other operating expenses in the consolidated statements of income. TSYS evaluates the carrying value of contract acquisition costs for impairment on the basis of whether these costs are fully recoverable from expected undiscounted net operating cash flows of the related contract. The determination of undiscounted net operating cash flows requires management to make estimates.

     These costs may become impaired with the loss of a contract, the financial decline of a client, termination of conversion efforts after a contract is signed, diminished prospects for current clients, or if TSYS’ estimates of future cash flows differ from actual results.

Software Development Costs:

     TSYS develops software that is used in providing electronic payment processing and other services to clients. Software devel-

FINANCIAL REVIEW

opment costs are capitalized once technological feasibility of the software product has been established. Costs incurred prior to establishing technological feasibility are expensed as incurred. Technological feasibility is established when TSYS has completed a detail program design, and has determined that a product can be produced to meet its design specifications, including functions, features, and technical performance requirements. Capitalization of costs ceases when the product is available to clients for general use. TSYS evaluates the unamortized capitalized costs of software development as compared to the net realizable value of the software product which is determined by future undiscounted cash flows. The amount by which the unamortized software development costs exceed the net realizable value is written off in the period that such determination is made. Software development costs are amortized using the greater of (1) the straight-line method over its estimated useful life, which ranges from three to ten years, or (2) the ratio of current revenues to total anticipated revenue over its useful life.

     TSYS also develops software that is used internally. Software development costs that are modifications to existing internal-use software that result in additional functionality are capitalized based upon Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. Internal-use software development costs are capitalized once (a) preliminary project stage is completed, (b) management authorizes and commits to funding a computer software project, and (c) it is probable that the project will be completed and the software will be used to perform the intended function. Costs incurred prior to meeting the qualifications are expensed as incurred. Capitalization of costs ceases when the project is substantially complete and ready for its intended use. Internal-use software development costs are amortized using an estimated useful life of three to seven years, unless another systematic and rational basis is more representative of the software’s use.

     Software development costs may become impaired in situations where development efforts are abandoned due to the viability of the planned project becoming doubtful or due to technological obsolescence of the planned software product.

Transaction Processing Provisions:

     TSYS has recorded estimates to accrue for contract contingencies (performance penalties) and processing errors. A significant number of TSYS’ contracts with large clients contain service level agreements which can result in performance penalties if contractually required service levels are not met. When providing these accruals, TSYS takes into consideration such factors as the prior history of performance penalties and processing errors incurred, actual contractual penalties inherent in its contracts, progress towards milestones, and known processing errors not covered by insurance.

     These accruals are included in other liabilities in the consolidated balance sheets. Increases and decreases in transaction processing provisions are charged to other operating expenses in the consolidated statements of income, and payments or credits for performance penalties, and processing errors are charged against the accrual.

Acquisitions

     Table 1 summarizes the acquisitions completed during the past three years.

Table 1 Acquisitions
(Dollars in thousands)		Total	Shares	Accounting
Company and Location	Date	Assets	Issued	Treatment

Community Financial Group, Inc.	July 31, 2002	$557,000	3,065,235	Purchase
Nashville, Tennessee
GLOBALT, Inc.	May 31, 2002	$23,000	702,433	Purchase
Atlanta, Georgia
FABP Bancshares, Inc	December 1, 2001	$304,000	3,539,751	Pooling (Non-restated)
Pensacola, Florida
Creative Financial Group, Ltd	February 28, 2001	$150	937,701	Pooling (Non-restated)
Atlanta, Georgia
Carolina Southern Bank	February 16, 2001	$213,000	3,188,558	Pooling (Non-restated)
Spartanburg, South Carolina
ProCard, Inc.	May 31, 2000	$5,300	1,415,053	Pooling (Non-restated)
Golden, Colorado

This information is discussed in further detail in Note 2 of the consolidated financial statements.

Summary

     The Synovus family of companies had another successful year in 2002. Net income for 2002 was $365.3 million, an increase of 17.2% over 2001 net income of $311.6 million. Diluted net income per share increased to $1.21 in 2002, up 15.2% over $1.05 per share in 2001. Return on assets was 2.10% in 2002, up from 2.03% in 2001. Return on equity was 19.69% in 2002, compared to 20.13% in 2001.

     Major contributors to the growth in net income include a 13.9% growth in net interest income supported by loan growth of 16.5% over last year, as well as an 18.5% increase in Transaction Processing Services’ net income. Continued strong credit quality and expense control also contributed to our results.

     Financial Services’ net income for 2002 was $263.3 million, up 16.8% from $225.4 million in 2001. Return on assets for the year was 1.57%, and return on equity was 18.85%, compared to 1.52% and 19.21%, respectively, for 2001.

FINANCIAL REVIEW

     Transaction Processing Services’ net income for 2002 was $125.7 million, up 18.5% from $106.1 million in 2001. Internal growth from existing customers, expense control, and a successful holiday shopping season that met TSYS’ expectations were the key drivers for 2002.

     Total assets ended the year at $19.0 billion, a growth rate of 14.3% for 2002, resulting primarily from net loan growth of $2.0 billion, or 16.5%. This asset growth was funded in large part by a $1.8 billion, or 14.7%, increase in total deposits. Additional funding was provided by long-term debt. Shareholders’ equity grew 20.4% to $2.0 billion, which represented 10.72% of total assets.

Earning Assets, Sources of Funds, and Net Interest Income

     Average total assets for 2002 were $17.4 billion, up 13.3% over 2001 average total assets of $15.4 billion. Average earning assets for 2002 were $15.6 billion, which represented 89.4% of average total assets. A $1.5 billion, or 13.4%, increase in average deposits for 2002 provided the primary funding for a $1.8 billion, or 15.9%, increase in average net loans. The other primary funding source was a $275 million increase in average long-term debt, consisting of Federal Home Loan Bank advances and Parent Company senior debt. Average shareholders’ equity for 2002 was $1.9 billion.

     For 2001, average total assets increased $1.9 billion, or 14.2%. Average earning assets for 2001 were $13.7 billion, which represented 89.1% of average total assets. For more detailed information on the average balance sheets for the years ended December 31, 2002, 2001, and 2000, refer to Table 3.

     Net interest income (interest income less interest expense) is a major component of net income, representing the earnings of the primary business of gathering funds from deposit and other sources and investing those funds in loans and investment securities. Our long-term objective is to manage those assets and liabilities to maximize net interest income while balancing interest rate, credit, liquidity, and capital risks.

     Net interest income is presented in this discussion on a tax-equivalent basis, so that the income from assets exempt from federal income taxes is adjusted based on a statutory marginal federal tax rate of 35% in all years (See Table 2). The net interest margin is defined as taxable-equivalent net interest income divided by average total interest earning assets and provides an indication of the efficiency of the earnings from balance sheet activities. The net interest margin is affected by changes in the spread between interest earning asset yields and interest bearing liability costs (spread rate), and by the percentage of interest earning assets funded by non-interest bearing liabilities.

     Net interest income for 2002 was a record $717.5 million, up $87.7 million, or 13.9%, from 2001. On a taxable-equivalent basis, net interest income was $724.8 million, up $87.7 million, or 13.8%, over 2001. During 2002, average interest earning assets increased $1.9 billion, or 13.6%, with the majority of this increase attributable to loan growth. Increases in the level of deposits and notes payable were the main contributors to the $1.5 billion, or 12.6%, growth in average interest bearing liabilities.

     Despite a challenging environment in 2002, the net interest margin for the year remained unchanged from the prior year at 4.65%. Solid core deposit growth combined with pricing discipline helped offset the negative impact of a 223 basis point decline in the average prime rate from 2001 to 2002.

     During 2002, the margin experienced a moderate declining trend, decreasing from a first quarter level of 4.77% to a 4.53% level in the fourth quarter. This decline was due to several factors, including repricing of fixed-rate assets and the impact of a 50 basis point decline in the prime rate in November. An additional factor impacting the margin was the composition of Synovus’ earning asset growth. Substantially all of our earning asset growth was in the form of floating rate loans primarily tied to the prime rate. With the steep yield curve and historically low short-term rates, these loans were moderately lower yielding during the year. While these loans resulted in a modest decrease in our margin, they should positively impact the margin if interest rates increase in 2003, as many economists expect.

     During 2001, Synovus experienced a steady increase in its net interest margin, compared to the margin for the quarter ended December 31, 2000. The margin for the quarter ended December 31, 2001 was 4.80%, up from 4.55% for the quarter ended December 31, 2000. The increase was driven primarily by a significant reduction in the cost of funds. This decrease was due to a continued significant downward repricing of fixed-rate deposits and a continued improvement in the deposit mix. Our focus on growing in-market core deposits, particularly money market, NOW, and demand deposit accounts was the primary catalyst for our improved deposit mix. Continued strong loan growth throughout 2001 also helped boost the margin within the year. For the year, the net interest margin was 4.65%, compared to 4.70% in 2000.

Table 2 Net Interest Income
(In thousands)	Years Ended December 31,

	2002	2001	2000

Interest income	$1,055,040	1,130,888	1,097,805
Taxable-equivalent adjustment	7,265	7,249	6,047

Interest income, taxable-equivalent	1,062,305	1,138,137	1,103,852
Interest expense	337,536	501,097	535,473

Net interest income, taxable-equivalent	$724,769	637,040	568,379

FINANCIAL REVIEW

Table 3 Consolidated Average Balances, Interest, and Yields

	2002			2001			2000

(Dollars in thousands)	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Interest earning assets:
Taxable loans, net (a)(b)	$13,312,986	920,595	6.92%	$11,487,866	986,090	8.58%	$9,931,373	953,814	9.60%
Tax-exempt loans, net (a)(b)(c)	67,759	4,609	6.80	55,230	4,938	8.94	41,501	4,151	10.00
Allowance for loan losses	(184,253)	—	—	(158,488)	—	—	(138,769)	—	—

Loans, net	13,196,492	925,204	7.01	11,384,608	991,028	8.70	9,834,105	957,965	9.74

Taxable investment securities	1,829,301	103,688	5.67	1,787,515	111,062	6.21	1,872,383	117,291	6.26
Tax-exempt investment securities (c)	233,537	17,167	7.35	232,312	17,223	7.41	197,791	14,601	7.38

Total investment securities	2,062,838	120,855	5.86	2,019,827	128,285	6.35	2,070,174	131,892	6.37

Interest earning deposits with banks	3,857	51	1.31	4,862	211	4.34	2,062	164	7.95
Federal funds sold and securities purchased under resale agreements	71,389	1,538	2.12	92,868	4,397	4.73	86,730	5,736	6.61
Mortgage loans held for sale	229,073	14,657	6.40	198,395	14,216	7.17	101,010	8,095	8.01

Total interest earning assets	15,563,649	1,062,305	6.82	13,700,560	1,138,137	8.31	12,094,081	1,103,852	9.13

Cash and due from banks	489,389			429,024			381,601
Premises and equipment, net	596,527			545,637			462,338
Other real estate	22,147			15,002			8,780
Other assets (d)	742,942			684,781			519,585

Total assets	$17,414,654			$15,375,004			$13,466,385

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing demand deposits	$2,035,917	19,532	0.96	1,654,570	30,956	1.87	$1,423,625	37,399	2.63
Money market accounts	3,058,174	50,594	1.65	2,354,665	76,958	3.27	1,910,172	91,822	4.81
Savings deposits	446,205	2,431	0.54	419,074	5,682	1.36	436,305	9,358	2.14
Time deposits	5,346,391	188,099	3.52	5,229,961	291,065	5.57	4,696,386	281,594	6.00
Federal funds purchased and securities sold under repurchase agreements	1,131,455	18,639	1.65	1,153,878	42,643	3.70	1,248,983	78,445	6.28
Other borrowed funds	1,185,200	58,241	4.85	909,963	53,793	5.90	578,366	36,855	6.37

Total interest bearing liabilities	13,203,342	337,536	2.55	11,722,111	501,097	4.27	10,293,837	535,473	5.18

Spread rate			4.27%			4.04%			3.95%

Non-interest bearing demand deposits	1,983,131			1,693,911			1,562,096
Other liabilities	372,689			410,952			306,818
Shareholders’ equity	1,855,492			1,548,030			1,303,634

Total liabilities and shareholders’ equity	$17,414,654			$15,375,004			$13,466,385

Net interest income/margin		724,769	4.65%		637,040	4.65%		568,379	4.70%

Taxable-equivalent adjustment		(7,265)			(7,249)			(6,047)

Net interest income, actual		$717,504			$629,791			$562,332

(a)	Average loans are shown net of unearned income. Nonperforming loans are included.
(b)	Interest income includes loan fees as follows: 2002 – $59.7 million; 2001 - $50.3 million; 2000 – $40.8 million.
(c)	Reflects taxable-equivalent adjustments, using the statutory federal income tax rate of 35%, in adjusting interest on tax-exempt loans and investment securities to a taxable-equivalent basis.
(d)	Includes average net unrealized gains (losses) on investment securities available for sale of $53.6 million, $39.2 million, and ($40.5) million for the years ended December 31, 2002, 2001, and 2000, respectively.

FINANCIAL REVIEW

Table 4 Rate/Volume Analysis

	2002 Compared to 2001			2001 Compared to 2000

(In thousands)	Change Due to (a)			Change Due to (a)

		Yield/	Net		Yield/	Net
	Volume	Rate	Change	Volume	Rate	Change

Interest earned on:
Taxable loans, net	$156,595	(222,090)	(65,495)	149,423	(117,147)	32,276
Tax-exempt loans, net (b)	1,120	(1,449)	(329)	1,373	(586)	787
Taxable investment securities	2,595	(9,969)	(7,374)	(5,313)	(916)	(6,229)
Tax-exempt investment securities (b)	91	(147)	(56)	2,548	74	2,622
Interest earning deposits with banks	(44)	(116)	(160)	223	(176)	47
Federal funds sold and securities purchased under resale agreements	(1,016)	(1,843)	(2,859)	406	(1,745)	(1,339)
Mortgage loans held for sale	2,200	(1,759)	441	7,801	(1,680)	6,121

Total interest income	161,541	(237,373)	(75,832)	156,461	(122,176)	34,285

Interest paid on:
Interest bearing demand deposits	7,131	(18,555)	(11,424)	6,074	(12,517)	(6,443)
Money market accounts	23,005	(49,369)	(26,364)	21,380	(36,244)	(14,864)
Savings deposits	369	(3,620)	(3,251)	(369)	(3,307)	(3,676)
Time deposits	6,485	(109,451)	(102,966)	32,015	(22,545)	9,470
Federal funds purchased and securities sold under repurchase agreements	(830)	(23,174)	(24,004)	(6,165)	(29,744)	(35,909)
Other borrowed funds	16,239	(11,791)	4,448	21,318	(4,272)	17,046

Total interest expense	52,399	(215,960)	(163,561)	74,253	(108,629)	(34,376)

Net interest income	$109,142	(21,413)	87,729	82,208	(13,547)	68,661

(a)	The change in interest due to both rate and volume has been allocated to the rate component.
(b)	Reflects taxable-equivalent adjustments using the statutory federal income tax rate of 35% in adjusting interest on tax-exempt loans and investment securities to a taxable-equivalent basis.

Non-Interest Income

     Non-interest income consists of TSYS revenues as well as a wide variety of fee generating services from the Financial Services segment. Consolidated non-interest income was $1.23 billion, $1.16 billion, and $1.07 billion for the years ended December 31, 2002, 2001, and 2000, respectively. TSYS combined revenues represented 79.4% of consolidated non-interest income in 2002 compared to 79.8% in 2001.

     Non-interest income excluding reimbursable items and an $8.4 million impairment loss on a private equity investment totaled $1.0 billion in 2002, an increase of 8.6% from the previous year and $931.7 million in 2001, an increase of 12.6% from 2000. Revenues from electronic payment processing and other services provided by TSYS were the largest contributors, increasing $52.1 million, or 7.5% in 2002, and increasing $58.4 million, or 9.2% in 2001 over the previous year. Financial Services’ non-interest income increased $30.6 million, or 12.4% in 2002, and $42.8 million or 21.0% in 2001. The increase in Financial Services’ non-interest income in 2002 was led by increases in Financial Management Services’ revenues, service charges on deposits, and mortgage banking.

Transaction Processing Services:

     TSYS’ revenues are derived from providing electronic payment processing and related services to financial and nonfinancial institutions, generally under long-term processing contracts. TSYS’ services are provided through TSYS’ cardholder systems, TS2 and TS1, to financial institutions and other organizations throughout the United States, Mexico, Canada, Honduras, the Caribbean, and Europe. TSYS currently offers merchant services to financial institutions and other organizations in Japan through its majority owned subsidiary, GP Network Corporation (GP Net), and in the United States through its joint venture, Vital Processing Services L.L.C. (Vital).

     Electronic payment processing revenues are generated primarily from charges based on the number of accounts on file, transactions and authorizations processed, statements mailed, credit bureau requests, credit cards embossed and mailed, and other processing services for cardholder accounts on file. Cardholder accounts on file include active and inactive consumer credit, retail, debit, stored value and commercial card accounts. Due to the number of cardholder accounts processed by TSYS and the expanding use of cards, as well as increases in the scope of services offered to clients, revenues relating to electronic payment processing services have continued to grow.

     Due to the somewhat seasonal nature of the credit card industry, TSYS’ revenues and results of operations have generally increased in the fourth quarter of each year because of increased transaction and authorization volumes during the traditional holiday shopping season. Furthermore, growth in card portfolios of existing clients, the conversion of cardholder accounts of new clients to TSYS’ processing platforms, and the loss of cardholder accounts impact the results of operations from period to period. Another factor, among others, which may affect TSYS’ revenues and results of operations from time to time is the sale by a client of its business, its card portfolio, or a segment of its accounts to a party which processes cardholder accounts internally or uses another third-party processor. Consolidation in either the financial services or retail industries, a change in the economic environment in the retail sector, or a change in the mix of payments between cash and cards could favorably or unfavorably impact TSYS’ financial position, results of operations, and cash flows in the future.

FINANCIAL REVIEW

     Electronic payment processing services revenues increased 6.9%, or $43.9 million, for the year ended December 31, 2002, compared to the year ended December 31, 2001, which increased 10.8%, or $62.2 million, compared to the year ended December 31, 2000.

     TSYS provides card processing services to its clients issuing commercial, retail and consumer cards. The average number of cardholder accounts on file increased 12.6% to 232.1 million in 2002, compared to 206.1 million in 2001, which represented a 5.9% increase over 194.6 million in 2000. At December 31, 2002, TSYS’ cardholder accounts on file were approximately 245.9 million, compared to 218.5 million and 195.2 million at December 31, 2001 and 2000, respectively. The change in cardholder accounts on file at December 31, 2002, as compared to December 31, 2001, included the purging of 9.7 million accounts, the addition of approximately 22.9 million accounts attributable to the internal growth of existing clients, and approximately 14.2 million accounts added for new clients. The change in cardholder accounts on file at December 31, 2001, as compared to December 31, 2000, included the deconversion of 5.1 million accounts, the purging of 11.8 million accounts, the addition of approximately 24.2 million accounts attributable to the internal growth of existing clients, and approximately 16.0 million accounts added for new clients.

     Based upon available market share data that includes cards processed in-house, TSYS believes it has a 21% market share of the domestic Visa and MasterCard consumer card processing arena; an 86% share of the Visa and MasterCard domestic commercial card processing market; an 18% share of the domestic retail card processing market; and a 4% market share of the U.S. off-line debit processing market at the end of 2002. TSYS believes it has significant growth opportunities as in-house processors and issuers processed by competitors realize the potential for reduced costs and better portfolio performance offered through TSYS’ processing solutions.

     A significant amount of TSYS’ revenues is derived from long-term contracts with large clients, including certain major customers. Processing contracts with large clients, representing a significant portion of TSYS’ total revenues, generally provide for discounts on certain services based on the size and activity of clients’ portfolios. Therefore, electronic payment processing revenues and the related margins are influenced by the client mix relative to the size of client card portfolios, as well as the number and activity of individual cardholder accounts processed for each client. Consolidation among financial institutions has resulted in an increasingly concentrated client base, which results in a changing client mix toward larger clients.

     Bank of America Corporation, a major customer, has a long-term processing agreement with TSYS through 2009. Bank of America accounted for approximately 19%, 18%, and 18% of TSYS’ revenues for the years ended December 31, 2002, 2001, and 2000, respectively. The loss of Bank of America, or any other major or significant clients, could have a material adverse effect on TSYS’ financial condition, results of operations, and cash flows.

     TSYS has a long-term processing relationship with Providian Financial Corporation (Providian), one of the largest bankcard issuers in the nation. In October 2001, TSYS announced it signed a multiyear extension to its long-term credit card-processing agreement with Providian until 2011, which included a cash payment for processing rights of $12.7 million. Providian accounted for approximately 13%, 19%, and 16% of TSYS’ revenues for the years ended December 31, 2002, 2001, and 2000, respectively.

     In late 2001, Providian made several announcements regarding concerns about its financial status, related changes in management, and the sale of a portion of its portfolio. As a result of these announcements, TSYS management is actively monitoring Providian’s status through frequent interaction. The loss of Providian, or any other major or significant clients, could have a material adverse effect on TSYS’ financial condition, results of operations, and cash flows.

     TSYS works to maintain a large and diverse customer base across various industries. In addition to its two major customers, TSYS has other large clients representing a significant portion of its total revenues. The loss of any of TSYS’ large clients could have a material adverse effect on TSYS’ financial condition, results of operations, and cash flows.

     TSYS’ share of income from its equity in joint ventures was $20.6 million, $17.8 million, and $15.6 million for 2002, 2001, and 2000, respectively. The increase in 2002 and 2001 is primarily due to Vital’s improved operating results.

     Vital, a merchant processing joint venture of TSYS and Visa U.S.A., is an integral part of TSYS’ overall processing operations and an important part of its overall market strategy. During 2002, TSYS’ equity in income of joint ventures related to Vital was $19.8 million, a 23.6% or $3.8 million increase, compared to $16.0 million in 2001, which was a 20.8% or $2.8 million increase, compared to $13.2 million in 2000. Vital’s improved operating efficiencies and growth in transaction volumes were the main factors in its improved financial results.

Financial Services:

     Financial Services’ non-interest income was $269.2 million, $247.0 million, and $204.2 million for the years ended December 31, 2002, 2001, and 2000, respectively. Table 5 shows the principal components of Financial Services’ non-interest income. Non-interest income for 2002 includes an $8.4 million impairment loss on a private equity investment. Non-interest income for 2001 includes a $ 10.0 million gain from the sale of our ownership in the Star System ATM network.

Table 5 Financial Services’ Non-Interest Income
(In thousands)
	2002	2001	2000

Service charges on deposits	$93,969	86,539	76,002
Fees for trust services	28,069	26,509	22,204
Credit card fees	22,469	21,184	19,129
Mortgage banking income	41,323	38,272	21,741
Brokerage revenue	18,840	16,363	16,063
Securities gains, net	2,638	1,722	781
Other fee income	20,494	17,199	15,110
Other operating income	49,747	39,204	33,175

Total non-interest income before impairment loss	277,549	246,992	204,205
Impairment loss on private equity investment	(8,355)	—	—

Total non-interest income	$269,194	246,992	204,205

     Service charges on deposit accounts represent the single largest fee income component for Financial Services. Service charges on deposits totaled $94.0 million in 2002, an increase of 8.6% from the previous year and $86.5 million in 2001, an increase of 13.9% from 2000. The main factors that contributed to the increase in service charges over the last two years were increases in the number of individual and commercial accounts, transaction volume growth, and the effect of pricing increases in certain service charges.

     Fees for trust services are derived from providing estate administration services, personal trust and investment management services, corporate trust, and employee benefit plan administration. Fees for trusts under wills and agreements were $10.2 million in 2002, an increase of $1.1 million or 12.5% over $9.1 million in 2001. Family asset management fees were $5.6 million, an increase of $700 thousand or 15.3%, over $4.9 million in 2001.

FINANCIAL REVIEW

Retirement plan services fees were $5.4 million in 2002, a decrease of $0.8 million or 13.1%, compared to $6.2 million in 2001. At December 31, 2002 and 2001, the total market value of trust assets administered by Synovus was approximately $7.9 billion and $8.3 billion, respectively. Synovus added $1.3 billion in new trust assets during 2002. However, on a year-over-year basis, the overall market value of total trust assets administered by Synovus was impacted by a general decline in the market value of the underlying equity securities.

     Our mortgage unit continued to benefit from our team-oriented sales approach as well as low interest rates during 2002. Mortgage banking revenues increased by $3.1 million or 8.0% over 2001 compared to an increase of $16.5 million or 76.0% over 2000. Total mortgage production volume during 2002 was $2.2 billion, compared to $2.3 billion in 2001. Mortgage origination revenues were $27.8 million compared to $28.1 million in 2001. Secondary marketing gains were $13.2 million in 2002 compared to $8.9 million in 2001. The increase in secondary marketing gains was due primarily to a build-up in inventory at year-end 2001 while Synovus transitioned to a new primary investor. The increase in these revenues was partially offset by lower mortgage servicing revenues which were $400 thousand in 2002, down from $1.3 million in 2001. The decrease in servicing revenues was due to the sale of a substantial portion of the servicing portfolio in the fourth quarter of 2000. The 2001 servicing revenues include fees for the subservicing of the portfolio that was sold in 2000. These fees ceased in April 2001 when the portfolio transfer was completed.

     Other fee income includes fees for letters of credit, safe deposit box fees, access fees for teller machine use, official check issuance revenues, and other miscellaneous fee-related income. These fees increased $3.3 million or 19.2% over 2001, primarily from a $3.7 million increase in letter of credit fees, which was partially offset by a $730 thousand decrease in official check issuance revenues.

     Other operating income was $49.7 million in 2002, compared to $39.2 million in 2001. The main components of other operating income are income from company-owned life insurance policies, insurance commissions, financial planning and asset management fees, and other items discussed in the following paragraphs.

     During 2002, Synovus continued its strategic market repositioning by exiting four locations in low growth markets and reinvesting those resources in higher growth markets. During 2002, Synovus added eleven new banking locations in high growth markets compared to twenty and nine during 2001 and 2000, respectively. Other operating income includes a pre-tax gain from the sale of banking locations of $15.4 million in 2002, compared to a $3.7 million gain and $12.0 million gain in 2001 and 2000, respectively.

     Financial planning and asset management fees increased $3.4 million or 76% compared to 2001, primarily due to the acquisition of GLOBALT, Inc. in the second quarter of 2002.

     In 2001, other operating income included a $ 10.0 million pretax gain from the sale of the Star System ATM network, which represented our ownership interest in the network.

Table 6 Non-Interest Expense

	2002(*)		2001(*)		2000(*)

		Transaction		Transaction		Transaction
(In thousands)	Financial	Processing	Financial	Processing	Financial	Processing
	Services	Services	Services	Services	Services	Services

Salaries and other personnel expense	$304,422	303,972	283,172	283,462	240,658	255,266
Net occupancy and equipment expense	69,214	174,967	62,904	172,770	60,533	165,180
Other operating expenses	141,882	88,186	127,668	81,993	123,795	86,801

Total non-interest expense before reimbursable items	$515,518	567,125	473,744	538,225	424,986	507,247

(*) The added totals are greater than the consolidated totals due to inter-segment balances which are eliminated in consolidation.

Non-Interest Expense

     Management analyzes non-interest expense in two separate components: Financial Services and Transaction Processing Services. Table 6 summarizes this data for the years ended December 31, 2002, 2001, and 2000.

Financial Services:

     While Financial Services’ total assets grew by 14.4% and revenues (excluding securities gains and losses and an impairment loss on a private equity investment) grew by 13.5%, non-interest expense increased 8.8% or $41.8 million in 2002. Due to the continuation of strategic investments, the banks in higher growth markets and Financial Management Services units experienced higher than average increases in expenses (approximately $16.1 million or 8.0%), while the back office and support units were generally flat over the prior year.

     Acquisitions are another factor impacting the year-over-year expense growth comparison. As mentioned earlier in this Financial Review, during 2002 Synovus acquired GLOBALT and The Bank of Nashville. Synovus’ non-interest expenses for 2002 include $8.7 million in non-interest expenses incurred by these newly acquired subsidiaries. FABP, acquired in December 2001, also impacts the year-over-year comparison, as our 2001 results of operations only included one month of revenues and expenses related to FABP. FABP’s total non-interest expense for the year ended December 31, 2002 was approximately $4.9 million compared to approximately $0.4 million in 2001. Additionally, during 2002 Synovus recognized a non-recurring merchant fraud loss in the approximate amount of $5.7 million. Financial Services’ non-interest expense growth in 2002 — excluding the impact of the aforementioned acquisitions and the merchant loss — was approximately 4.7%.

     Our focus on headcount growth containment continued during 2002. Total full-time equivalent (FTE) employees were 5,649 at December 31, 2002, up 211 or 3.9% from 5,438 FTE employees at year-end 2001. The GLOBALT and The Bank of Nashville acquisitions contributed 118 of the total increase. Excluding the impact of these acquisitions, FTE employees were only up 1.7% compared to year-end 2001.

     The trend in our efficiency ratio is a reflection of the progress that we are making in expense management. The Financial Services’ efficiency ratio was 52.07% in 2002, compared to 53.80% in 2001 and 55.35% in 2000. Our goal is that our focus in expense control management will allow us to continue to make improvements in this area.

     The 7.5% or $21.3 million increase in employment expenses in 2002 compared to 2001 was primarily due to normal merit and promotional salary adjustments. Moderate headcount growth and the previously mentioned acquisitions also contributed to the increase.

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     Net occupancy and equipment expense increased $6.3 million or 10.0% during 2002. The growth relates primarily to increased occupancy costs resulting from our branch expansion/redeployment activity, as well as increased depreciation costs related to newly acquired computer hardware and software.

     The single largest component of other operating expenses is fees paid to third-party providers of processing services. These fees amounted to $25.2 million in 2002, compared to $25.3 million in 2001. The previously mentioned merchant fraud loss contributed $5.7 million of the total increase in 2002 when compared to 2001. Additionally, the GLOBALT, The Bank of Nashville, and FABP acquisitions contributed approximately $3.8 million of the total increase. These increases were partially offset by lower intangibles amortization expenses in 2002. In accordance with the provisions of SFAS No. 142, Synovus ceased the amortization of goodwill beginning January 1, 2002. Total goodwill amortization expense in 2001 was $2.2 million.

     Non-interest expense increased $48.8 million, or 11.5%, in 2001 over 2000. The growth in employment expenses was the main factor, increasing $42.5 million or 17.7% over 2001. The increase was primarily due to higher incentive compensation expenses in 2001, which were significantly reduced in 2000. Additionally, a 2.6% increase in average headcount, as well as normal merit and promotional salary increases contributed to the growth in employment expenses. Total non-interest expense for 2001 also was impacted by a $4.2 million or 20.1% increase in fees paid to third-party providers of processing services, primarily due to higher transaction volume. This increase was offset by lower advertising, training, and consulting expenses, which decreased by $4.2 million in the aggregate compared to 2000 levels.

Transaction Processing Services:

     During 2002, TSYS’ expenses as a percentage of revenues (excluding reimbursable items) decreased to 75.7%, compared to 77.3% and 79.5% for 2001 and 2000, respectively. The decrease in the ratio was primarily a result of a company-wide emphasis on expense control, reduction in expenses associated with computer equipment and software rentals, and a decrease in rent expense on the campus facility.

     A significant portion of TSYS’ operating expenses relates to salaries and other personnel costs. Salaries and other personnel expense increased 7.2% in 2002 over 2001, compared to 11.0% in 2001 over 2000. During 2002, the number of employees increased to 5,399, compared to 5,323 in 2001 and 5,086 in 2000. The increase in total employment costs was due to the growth in the number of employees, normal salary increases, and related employee benefits. These increases were partially offset by $42.9 million, $22.2 million, and $9.1 million in 2002, 2001, and 2000, respectively, invested in software development and contract acquisition costs.

     Net occupancy and equipment expense increased 1.3% in 2002 over 2001, compared to 4.6% in 2001 over 2000. Depreciation and amortization expense increased $5.9 million or 12.9%, to $51.5 million for the year ended December 31, 2002, compared to $45.6 million for the year ended December 31, 2001, which increased $7.9 million or 20.9%, from $37.7 million for the year ended December 31, 2000. Due to rapidly changing technology in computer equipment and software, TSYS’ equipment and software needs are fulfilled primarily through operating leases. Equipment and software rental expense was $74.8 million for the year ended December 31, 2002, a decrease of $4.2 million or 5.3%, compared to $79.0 million for the year ended December 31, 2001, a decrease of $1.4 million or 1.8%, compared to $80.4 million for the year ended December 31, 2000. TSYS continues to make a concerted effort to improve processing productivity and implement cost controls.

     TSYS continues to monitor and assess its building, software, and computer equipment needs as it positions itself for future growth and expansion. TSYS has entered into an operating lease agreement relating to its corporate campus with a special purpose entity (SPE). Under the agreement, the lessor, a special purpose entity, purchased the land, obtained financing from a syndicate of banks, paid the construction and development costs, and leased the facilities to TSYS. The lease provides for substantial residual value guarantees and includes purchase options at the original cost of the property. Real estate taxes, insurance, maintenance, and operating expenses applicable to the leased property are obligations of TSYS.

     In November 2002, TSYS’ operating lease agreement relating to the corporate campus expired. TSYS had the option to either renew the lease subject to prevailing market rates or purchase the property at its original cost. TSYS renewed the campus lease for a period of up to twelve months. The lease provides for a substantial residual value guarantee, up to $81.4 million, and includes purchase options at the original cost of the property.

     The terms of this lease financing arrangement require, among other things, that TSYS maintain certain minimum financial ratios and provide certain information to the lessor. TSYS is also subject to interest rate risk associated with the lease on its campus facilities because of the short-term variable rate nature of the SPE’s debt. The payments under the operating lease arrangement, which can be locked in for six-month intervals, are tied to the London Interbank Offered Rate (LIBOR) plus a margin ranging from 95 basis points to 185 basis points. In the event that LIBOR rates increase, operating expenses could increase proportionately.

     In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities,” which is an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements.” Interpretation No. 46 addresses consolidation by business enterprises of variable interest entities which have certain characteristics. This interpretation requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among the parties involved. This interpretation applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest acquired before February 1, 2003.

     If the arrangement described above is not restructured, Interpretation No. 46 will require Synovus to consolidate the operations of the SPE. The estimated fair value of the campus buildings and real property at January 1, 2003 was approximately $93.0 million. Synovus will also be required to consolidate the SPE’s results of operations, including depreciation and interest expense. TSYS can withdraw from the lease agreement by providing a 60-day written notice. Management is currently evaluating its alternatives with respect to the campus financing and the impact Interpretation No. 46 will have on Synovus’ and TSYS’ financial position, results of operations, and cash flows.

     In 2000, TSYS purchased a 40,000 square-foot building and equipment in York, England for approximately $13.0 million. The building houses client service and administrative personnel for TSYS Europe. TSYS has leased back 17,000 square-feet to the previous owner. Although it only began processing accounts for its new European clients during the last six months of 2001, TSYS had to build the necessary infrastructure to begin processing those accounts in 2001. Through 2001, TSYS incurred $16.4 million of operating expenses, net of revenues, related to the expansion in Europe.

     Other operating expenses increased 7.6% in 2002 compared to 2001, and decreased 5.5% in 2001 compared to 2000. Other operating expenses were impacted by the amortization of contract acquisition costs, the provision for bad debt expense, and the provision of transaction processing accruals. Amortization of contract acquisition costs associated with conversions was $3.5 million, $387.0 thousand, and $3.2 million in 2002, 2001, and 2000, respectively. Bad debt expense was $2.7 million, $683.0 thousand, and $1.6 million for the years ended December 31, 2002, 2001, and 2000, respectively. For 2002, 2001, and 2000, transaction

FINANCIAL REVIEW

processing provisions were $6.5 million, $1.4 million, and $5.7 million, respectively.

Investment Securities

     The investment securities portfolio consists of debt and equity securities categorized as available for sale. Investment securities provide Synovus with a source of liquidity and a relatively stable source of income. The investment securities portfolio also provides management with a tool to balance the interest rate risk of its loan and deposit portfolios. At December 31, 2002, approximately $1.8 billion of these investment securities were pledged as required collateral for certain deposits, repurchase agreements, and Federal Home Loan Bank advances. See Table 8 for maturity and average yield information of the investment securities portfolio.

     The investment strategy focuses on the use of the investment securities portfolio to manage the interest rate risk created by the inherent mismatch between the loan and deposit portfolios. Due to strong loan demand at subsidiary banks, there is little need to take significant liquidity or credit risk within the investment securities portfolio to augment income. As such, the investment securities are primarily U.S. Government agencies and Government agency sponsored mortgage-backed securities, both of which have a high degree of liquidity and limited credit risk. A mortgage-backed security depends on the underlying pool of mortgage loans to provide a cash flow pass-through of principal and interest. At December 31, 2002, substantially all of the collateralized mortgage obligations and mortgage-backed pass-through securities held by Synovus were issued or backed by Federal agencies.

     As of December 31, 2002 and 2001, the estimated fair value of investment securities as a percentage of their amortized cost was 103.0% and 102.1%, respectively. The investment securities portfolio had gross unrealized gains of $65.8 million and gross unrealized losses of $.9 million, for a net unrealized gain of $64.8 million as of December 31, 2002. As of December 31, 2001, the investment securities portfolio had a net unrealized gain of $42.4 million. In accordance with SFAS No. 115, shareholders’ equity included a net unrealized gain of $40.2 million and $26.0 million recorded on the available for sale portfolio as of December 31, 2002 and 2001, respectively.

     During 2002, the average balance of investment securities increased to $2.06 billion, compared to $2.02 billion in 2001. Synovus earned a taxable-equivalent rate of 5.86% and 6.35% for 2002 and 2001, respectively, on its investment securities portfolio. As of December 31, 2002 and 2001, average investment securities represented 13.3% and 14.7%, respectively, of average interest earning assets.

     Table 7 presents the carrying value of investment securities at December 31, 2002, 2001, and 2000.

Table 7 Investment Securities

	December 31,
(In thousands)
	2002	2001	2000

Investment Securities Available for Sale:
U.S. Treasury and U.S. Government agencies	$1,202,320	1,051,201	1,314,293
Mortgage-backed securities	707,946	735,405	436,807
State and municipal	252,522	242,646	35,276
Other investments	74,937	59,035	20,663

Total investment securities available for sale	$2,237,725	2,088,287	1,807,039

Investment Securities Held to Maturity:
U.S. Treasury and U.S. Government agencies	$—	—	11,717
Mortgage-backed securities	—	—	38,592
State and municipal	—	—	183,744
Other investments	—	—	36,836

Total investment securities held to maturity	$—	—	270,889

Total Investment Securities:
U.S. Treasury and U.S. Government agencies	$1,202,320	1,051,201	1,326,010
Mortgage-backed securities	707,946	735,405	475,399
State and municipal	252,522	242,646	219,020
Other investments	74,937	59,035	57,499

Total investment securities	$2,237,725	2,088,287	2,077,928

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     The calculation of weighted average yields for investment securities in Table 8 is based on the amortized cost and effective yields of each security. The yield on state and municipal securities is computed on a taxable-equivalent basis using the statutory federal income tax rate of 35%. Maturity information is presented based upon contractual maturity. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

Table 8 Maturities of Investment Securities and Average Yields

	December 31, 2002

(Dollars in thousands)	Investment Securities
	Available for Sale

	Estimated	Average
	Fair Value	Yield

U.S. Treasury and U.S. Government agencies:
Within 1 year	$160,064	3.21%
1 to 5 years	857,174	4.64
5 to 10 years	166,047	6.15
More than 10 years	19,035	6.35

Total	$1,202,320	4.69

State and municipal:
Within 1 year	$14,124	7.03
1 to 5 years	75,535	7.04
5 to 10 years	99,474	7.50
More than 10 years	63,389	7.74

Total	$252,522	7.39

Other investments:
Within 1 year	$1,393	4.85
1 to 5 years	4,888	6.57
5 to 10 years	—	—
More than 10 years	3,506	7.11

Total	$9,787	6.52

Mortgage-backed securities	$707,946	5.68

Equity securities	$65,150	5.00

Total investment securities:
Within 1 year	$175,581	3.53
1 to 5 years	937,597	4.85
5 to 10 years	265,521	6.66
More than 10 years	85,930	7.40
Mortgage-backed securities	707,946	5.68
Equity securities	65,150	5.00

Total	$2,237,725	5.32%

Loans

     Since lending activities are a significant source of revenue, our main objective is to adhere to sound lending practices. When analyzing prospective loans, management considers both interest rate and credit quality objectives in determining whether to extend a given loan and the appropriate pricing for that loan. Operating under a decentralized structure, management emphasizes lending in the local markets we serve. Synovus strives to maintain a diversified loan portfolio to spread risk and reduce exposure to economic downturns that may occur in different segments of the economy, geographic locations, or in particular industries. Table 9 illustrates that a significant portion of the loan portfolio is in the real estate sector. However, as discussed further herein, these loans are diversified by geography, industry and loan type. The loan policy discourages loans to highly speculative real estate developments, highly leveraged transactions, and other industries known for excessive risk.

     In 2002, Synovus continued to experience strong loan growth. At year-end 2002, loans were $14.5 billion, up 16.5% over 2001. Average loans increased 15.9% or $1.8 billion compared to 2001, representing 86.0% of average earning assets and 76.8% of average total assets. Synovus experienced growth in the existing portfolio and market share gains through successful business development and additional products and services offered to the current customer base. The mix of loan products being offered focuses on meeting customer needs. As a result of this emphasis, loans have continued to grow throughout the subsidiary markets. The loan portfolio spreads across five southeastern states with diverse economies. The Georgia affiliate banks represent a majority, with 56% of the consolidated portfolio. The Alabama affiliate banks represent 18%, followed by South Carolina with 14%, northwest Florida with 9%, and Tennessee with 3%. The growth by geographic market during 2002 was as follows: Georgia 13%, South Carolina 14%, Alabama 16%, and northwest Florida 15%. Larger markets, where certain sectors of the economy have remained strong, contributed to the year-over-year loan growth, as follows: $408 million in north Atlanta, $246 million in South Carolina, $220 million in Birmingham, AL, $94 million in Athens, GA, and $82 million in Pensacola, FL.

     Additionally, most of our affiliate banks continued to experience market share gains due to our decentralized banking franchise which has benefited from continued consolidation in the banking industry. For the year ended December 31, 2002, 25 of our 37 banks experienced double-digit loan growth.

     Acquisitions and divestitures also impact the year-over-year growth comparison. The acquisition of The Bank of Nashville in 2002 added $375.0 million to the loan portfolio. The sale of four banking locations in 2002 included the sale of approximately $114.0 million in total loans.

     The commercial loan portfolio consists of commercial, financial, agricultural, and real estate loans. These loans are granted primarily on the borrower’s general credit standing and on the strength of the borrower’s ability to generate repayment cash flows from income sources. Real estate construction and mortgage loans are secured by commercial real estate as well as 1-4 family residences, and represent extensions of credit used as interim or permanent financing of real estate properties. At December 31, 2002, commercial real estate construction and mortgage loans included $1.2 billion in loans secured by 1-4 family housing and $1.7 billion in loans secured by owner-occupied commercial real estate. These categories make up 22.8% and 22.9% of commercial real estate loans, respectively.

     As of December 31, 2002, the commercial loan portfolio comprised 81% of total loans, compared to 79% for both 2001 and 2000. During 2002, commercial, financial, and agricultural loans grew by 9%, real estate construction loans grew by 17%, and real estate mortgage loans grew by 37%. The 37% growth in commercial real estate mortgage loans is due to a large number of real estate construction loans that were transferred to the mortgage category upon completion of the projects. Strong real estate growth in the Atlanta and coastal regions of Georgia and Florida contributed to the growth in this category.

     It is important to note that since most of our markets have experienced strong economic growth, especially with respect to

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Table 9 Loans by Type

	December 31,

(Dollars in thousands)	2002		2001		2000		1999		1998

	Amount	%*	Amount	%*	Amount	%*	Amount	%*	Amount	%*

Commercial:
Commercial, financial, and agricultural	$4,367,779	30.2	4,004,042	32.2	3,747,047	34.8	3,012,293	33.2	2,547,935	33.5
Real estate – construction	3,119,508	21.5	2,665,877	21.4	2,411,489	22.4	1,792,813	19.7	1,318,070	17.3
Real estate – mortgage	4,304,024	29.7	3,138,748	25.3	2,336,234	21.7	1,983,766	21.9	1,540,459	20.2

Total commercial	11,791,311	81.4	9,808,667	78.9	8,494,770	78.9	6,788,872	74.8	5,406,464	71.0

Retail:
Real estate-mortgage	1,701,332	11.7	1,553,154	12.4	1,184,437	11.0	1,089,217	12.0	1,058,172	13.9
Consumer loans – credit card	238,392	1.7	234,651	1.9	233,137	2.2	237,546	2.6	257,721	3.4
Consumer loans – other	757,626	5.2	843,169	6.8	855,933	7.9	961,881	10.6	889,785	11.7

Total retail	2,697,350	18.6	2,630,974	21.1	2,273,507	21.1	2,288,644	25.2	2,205,678	29.0

Total loans	14,488,661	100.0	12,439,641	100.0	10,768,277	100.0	9,077,516	100.0	7,612,142	100.0

Unearned income	(24,752)		(21,724)		(16,390)		(9,277)		(8,537)

Total loans, net of unearned income	$14,463,909		12,417,917		10,751,887		9,068,239		7,603,605

* Loan balance in each category, expressed as a percentage of total loans.

real estate, Synovus conducts ongoing reviews to monitor rapid increases in real estate property values in these markets or any significant overbuilding. Another consideration is the diversification of the types of underlying real estate. For example, real estate construction loans are spread primarily between multi-family, retail, and residential real estate.

     Retail loans consist of residential mortgages, equity lines, credit card loans, installment loans and other credit line loans. Retail lending decisions are made based upon the cash flow or earning power of the borrower that represents the primary source of repayment. However, in many lending transactions collateral is taken to provide an additional measure of security. Collateral securing these loans provides a secondary source of repayment in that the collateral may be liquidated. Synovus determines the need for collateral on a case-by-case basis. Factors considered include the purpose of the loan, current and prospective credit-worthiness of the customer, terms of the loan, and economic conditions.

     As of December 31, 2002, the retail loan portfolio comprised 19% of total loans, compared to 21% for both 2001 and 2000. Real estate mortgage loans increased 10%, other consumer loans decreased 10%, and credit card loans remained largely unchanged from prior year levels.

     Table 10 shows the maturity of selected loan categories as of December 31, 2002. Also provided are the amounts due after one year, classified according to the sensitivity in interest rates.

     Actual repayments of loans may differ from the contractual maturities reflected in Table 10 because borrowers have the right to prepay obligations with and without prepayment penalties. Additionally, the refinancing of such loans or the potential delinquency of such loans could create differences between the contractual maturities and the actual repayment of such loans.

Table 10 Loan Maturity and Interest Rate Sensitivity

	December 31, 2002

	One	Over One Year	Over
(In thousands)	Year	Through Five	Five
	Or Less	Years	Years	Total

Selected loan categories:
Commercial, financial, and agricultural	$2,363,792	1,675,399	328,588	4,367,779
Real estate-construction	1,790,483	1,183,861	145,164	3,119,508

Total	$4,154,275	2,859,260	473,752	7,487,287

Loans due after one year:
Having predetermined interest rates				$1,333,797
Having floating interest rates				1,999,215

Total				$3,333,012

Provision and Allowance for Loan Losses

     Despite credit standards, internal controls, and a continuous loan review process, the inherent risk in the lending process results in periodic charge-offs. The provision for loan losses is the charge to operating earnings necessary to maintain an adequate allowance for loan losses. Through the provision for loan losses, Synovus maintains an allowance for loan losses that management believes is adequate to absorb losses within the loan portfolio. However, future additions to the allowance may be necessary based on changes in economic conditions, as well as changes in assumptions regarding a borrower’s ability to pay and/or collateral values. In addition, various regulatory agencies, as an integral part of their examination procedures, periodically review the subsidiary banks’ allowance for loan losses. Based on their judgments about information available to them at the time of their examination, such agencies may require the subsidiary banks to recognize additions to their allowance for loan losses.

     To determine the adequacy of the allowance for loan losses and the need for potential charges to the allowance, a formal analysis is completed quarterly to assess the risk within the loan portfolio. This assessment, conducted by lending officers and each bank’s loan administration department, as well as an independent holding company loan administration department, includes analyses of historical performance, past due trends, the level of nonperforming loans, reviews of certain impaired loans, loan activity since

FINANCIAL REVIEW

the last quarter, consideration of current economic conditions, and other pertinent information. Each one of the loans is assigned a rating, either individually or as part of a homogeneous pool, based on an internally developed grading system. An organizationally independent department also reviews grade assignments on an ongoing basis. The resulting conclusions are reviewed and approved by senior management.

     The allowance for loan losses consists of two main components: the allocated and unallocated allowances. Both components of the allowance are available to cover inherent losses in the portfolio. The allocated component of the allowance is determined by type of loan within the commercial and retail portfolios. The allocated allowance for commercial loans includes an allowance for impaired loans which is determined as described in the following paragraph. Additionally, the allowance for commercial loans includes an allowance for non-impaired loans which is based on application of loss reserve factors to the components of the portfolio based on the assigned loan grades. The allocated allowance for retail loans is generally determined on pools of homogeneous loan categories. Loss factors applied to these pools are based on average historical losses for the past two years, current delinquency trends, and other factors. The unallocated component of the allowance is established for losses that specifically exist in the remainder of the portfolio, but have yet to be identified. This also compensates for the uncertainty in estimating loan losses. The unallocated component of the allowance is based upon management’s evaluation of various conditions, the effects of which are not directly considered in the allocated allowance. These include credit concentrations, recent levels and trends in delinquencies and nonaccrual loans, new credit products, changes in lending policies and procedures, changes in personnel, and regional and local economic conditions.

     Considering current information and events regarding the borrowers’ ability to repay their obligations, management considers a loan to be impaired when the ultimate collectibility of all principal and interest amounts due, according to the contractual terms of the loan agreement, is in doubt. When a loan becomes impaired, management calculates the impairment based on the present value of expected future cash flows discounted at the loan’s effective interest rate. If the loan is collateral dependent, the fair value of the collateral is used to measure the amount of impairment. The amount of impairment and any subsequent changes are recorded through a charge to earnings, as an adjustment to the allowance for loan losses. When management considers a loan, or a portion thereof, as uncollectible, it is charged against the allowance for loan losses. A majority of Synovus’ impaired loans are collateral dependent. Accordingly, Synovus has determined the required allowance on these loans based upon fair value estimates (net of selling costs) of the respective collateral. The required allowance (or the actual losses) on these impaired loans could differ significantly if the ultimate fair value of the collateral is significantly different from the fair value estimates used by Synovus in estimating such potential losses.

     The ratio of nonperforming assets to total loans and other real estate at December 31, 2002 is .64%, compared to .54% as of December 31, 2001. The allowance for loan losses was 1.38% of loans, which provides coverage of almost 300% of nonperforming loans at December 31, 2002, compared to 331% at year-end 2001.

     The provision for loan losses during the year was $65.3 million, up 26.4% from $51.7 million in 2001. Net charge-offs were $44.2 million in 2002, compared to $35.0 million in 2001. As a percentage of average net loans, the net charge-off ratio was .33% in 2002, up three basis points from 2001, when it was .30%.

     A summary by loan category of loans charged off, recoveries of loans previously charged off, and additions to the allowance is presented in Table 11.

     An allocation of the allowance for loan losses has been made according to the respective amounts within the various loan categories. Although other relevant factors are considered, the allocation is primarily based on previous charge-off experience adjusted for risk characteristic changes among each category. Additional allowance amounts are allocated by evaluating the loss potential of individual loans that management has considered impaired. The allocation of the allowance for loan losses is based on historical data, subjective judgment, and estimates, and therefore is not necessarily indicative of the specific amounts or loan categories in which charge-offs may ultimately occur. Refer to Table 12 for a five year comparison of the allocation of the allowance for loan losses.

     At December 31, 2002, the allocated component of the allowance for loan losses related to commercial real estate mortgage loans was $40.3 million, up 56.6% from $25.8 million in 2001. Most of the increase is due to a 37.1% increase in the related loan balances. Additionally, the allocated allowance in this category also reflects a slight increase in the overall risk grades assigned to credits in this group. As a percentage of commercial real estate mortgage loans, the allocated allowance in this category was .94% at December 31, 2002, compared to .82% the previous year-end.

     The allowance allocated to credit card loans is based primarily on previous charge-off experience, as well as past due levels. At year-end 2002, the allowance allocated to credit card loans was 3.69% of total credit card loans, compared to 4.18% the previous year-end. The change in the allocated reserve is due to lower charge-offs and improving past due trend levels in our credit card portfolio.

     Other consumer loans had an allocated allowance of $9.6 million or 1.27% of loans in the respective category at December 31, 2002, compared to $15.3 million or 1.81% of loans at December 31, 2001. In terms of dollars, the allocated allowance decreased 37.2% while the corresponding loan balance decreased by 10.1%. The decline is largely due to the improved credit risk profile of this segment of our portfolio, based in part on recent past due levels as well as charge-off experience.

     The unallocated component of the allowance for loan losses as a percentage of loans increased from .20% at December 31, 2001 to .30% at December 31, 2002. Management believes that this level of unallocated allowance is adequate to provide for probable losses that are inherent in the loan portfolio and that have not been fully provided for through the allocated allowance. Factors considered in determining the adequacy of the unallocated allowance include the economic environment, increasing concentration in commercial real estate loans, and the continued strong loan growth in our larger markets. These factors are tempered by the diversification within the commercial real estate portfolio, the continuing positive performance within this segment, the knowledge and experience of our commercial lending staff, and the relationship banking philosophy maintained through our decentralized community bank structure.

     Certain economic and interest rate factors could have a material impact on the determination of the allowance for loan losses. The depth, duration, and dispersion of any economic recession all have an impact on the credit risk profile of the loan portfolio. Additionally, a rapidly rising interest rate environment which may cause rates to reach double digits could have a material impact on certain borrowers’ ability to pay.

     In the event of a dramatic downturn in the economy, in which there is a wide dispersion in all sectors of our economy, and/or a significant rise in interest rates creating higher borrowing costs and tightening corporate profits, Synovus’ credit losses could increase significantly.

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Table 11 Allowance for Loan Losses

	December 31,
(Dollars in thousands)
	2002	2001	2000	1999	1998

Allowance for loan losses at beginning of year	$170,769	147,867	127,558	114,109	105,705
Allowance for loan losses of acquired/divested subsidiaries, net	7,967	6,217	—	2,928	6,170
Loans charged off:
Commercial:
Commercial, financial, and agricultural	28,338	17,806	11,825	9,457	7,559
Real estate – construction	444	307	482	538	249
Real estate – mortgage	1,745	1,294	1,336	1,099	2,209

Total commercial	30,527	19,407	13,643	11,094	10,017

Retail:
Real estate-mortgage	1,375	1,750	2,052	1,598	1,347
Consumer loans – credit card	10,408	11,579	9,961	11,592	13,939
Consumer loans – other	8,951	9,069	6,504	6,159	5,838

Total retail	20,734	22,398	18,517	19,349	21,124

Total loans charged off	51,261	41,805	32,160	30,443	31,141

Recoveries on loans previously charged off:
Commercial:
Commercial, financial, and agricultural	2,512	2,448	2,990	2,594	2,360
Real estate-construction	50	38	258	45	253
Real estate-mortgage	284	132	357	363	336

Total commercial	2,846	2,618	3,605	3,002	2,949

Retail:
Real estate-mortgage	346	680	945	295	202
Consumer loans-credit card	1,554	1,166	895	1,359	1,392
Consumer loans-other	2,293	2,353	2,683	2,301	1,950

Total retail	4,193	4,199	4,523	3,955	3,544

Total loans recovered	7,039	6,817	8,128	6,957	6,493

Net loans charged off	44,222	34,988	24,032	23,486	24,648

Provision expense	65,327	51,673	44,341	34,007	26,882

Allowance for loan losses at end of year	$199,841	170,769	147,867	127,558	114,109

Allowance for loan losses to loans, net of unearned income	1.38%	1.38	1.38	1.41	1.50

Ratio of net loans charged off to average loans outstanding, net of unearned income	0.33%	0.30	0.24	0.29	0.35

Table 12 Allocation of the Allowance for Loan Losses

	December 31,

(Dollars in thousands)	2002		2001		2000		1999		1998

	Amount	%*	Amount	%*	Amount	%*	Amount	%*	Amount	%*

Commercial:
Commercial, financial, and agricultural	$67,365	30.2	70,166	32.2	58,034	34.8	54,011	33.2	45,431	33.5
Real estate-construction	26,476	21.5	23,368	21.4	13,410	22.4	3,380	19.7	1,822	17.3
Real estate-mortgage	40,334	29.7	25,754	25.3	18,488	21.7	9,324	21.9	6,381	20.2

Total commercial	134,175	81.4	119,288	78.9	89,932	78.9	66,715	74.8	53,634	71.0

Retail:
Real estate-mortgage	3,951	11.7	1,503	12.4	2,160	11.0	1,634	12.0	1,582	13.9
Consumer loans-credit card	8,800	1.7	9,803	1.9	11,320	2.2	11,877	2.6	12,950	3.4
Consumer loans-other	9,590	5.2	15,268	6.8	14,613	7.9	20,200	10.6	18,555	11.7

Total retail	22,341	18.6	26,574	21.1	28,093	21.1	33,711	25.2	33,087	29.0

Unallocated	43,325	—	24,907	—	29,842	—	27,132	—	27,388	—

Total allowance for loan losses	$199,841	100.0	170,769	100.0	147,867	100.0	127,558	100.0	114,109	100.0

* Loan balance in each category expressed as a percentage of total loans.

FINANCIAL REVIEW

Nonperforming Assets and Past Due Loans

     Nonperforming assets consist of loans classified as nonaccrual or restructured, and real estate acquired through foreclosure. Accrual of interest on loans is discontinued when reasonable doubt exists as to the full collection of interest or principal, or when they become contractually in default for 90 days or more as to either interest or principal, unless they are both well-secured and in the process of collection. Nonaccrual loans consist of those loans on which recognition of interest income has been discontinued. Loans may be restructured as to rate, maturity, or other terms as determined on an individual credit basis. Demand and time loans, whether secured or unsecured, are generally placed on nonaccrual status when principal and/or interest is 90 days or more past due, or earlier if it is known or expected that the collection of all principal and/or interest is unlikely. Loans past due 90 days or more, which based on a determination of collectibility are accruing interest, are classified as past due loans. Nonaccrual loans are reduced by the direct application of interest and principal payments to loan principal, for accounting purposes only. Table 13 presents the amount of interest income that would have been recorded on nonperforming loans if those loans had been current and performing in accordance with their original terms.

     Nonperforming assets increased $25.8 million to $93.3 million with the corresponding nonperforming asset ratio increasing to .64% as of December 31, 2002 compared to .54% as of year-end 2001. The largest increases in nonperforming assets during 2002 include an $8.7 million commercial and industrial credit to an Atlanta waste management company, as well as a $5.2 million land development loan in northwest Florida. Additionally, nonperforming loans increased by $5.6 million during 2002 due to The Bank of Nashville acquisition. At December 31, 2001, nonaccrual loans included $8.8 million related to a commercial credit in the trucking and transportation industry. While this credit remains on nonaccrual status at December 31, 2002, the balance has decreased to $3.6 million due to charge-offs of $4.8 million and payments of $400 thousand recorded during 2002. Other real estate increased by $10.7 million during 2002. The single largest increase was a $2.9 million commercial building related to an agricultural credit. Another large increase was related to a $2.6 million residential development credit in north Atlanta.

     As a percentage of total loans outstanding, loans 90 days past due and still accruing interest decreased from prior year levels to .21% at December 31, 2002, compared to .22% at year-end 2001. These loans are in the process of collection, and management believes that sufficient collateral value securing these loans exists to cover contractual interest and principal payments on the loans. Management further believes the resolution of these delinquencies will not cause a material increase in nonperforming assets.

     Management continuously monitors nonperforming, impaired, and past due loans, to prevent further deterioration regarding the condition of these loans. Management is not aware of any material loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have been excluded from nonperforming assets or impaired loans. Impaired loans at December 31, 2002 and 2001 are $87.7 million and $62.4 million, respectively. Management further believes nonperforming assets and impaired loans include all material loans in which doubts exist as to the collectibility of amounts due according to the contractual terms of the loan agreement.

Table 13 Nonperforming Assets and Past Due Loans

(Dollars in thousands)	December 31,

	2002	2001	2000	1999	1998

Nonperforming loans (a)	$66,736	51,586	41,709	27,924	21,208
Other real estate	26,517	15,867	13,898	6,718	9,536

Nonperforming assets	$93,253	67,453	55,607	34,642	30,744

Loans 90 days past due and still accruing	$30,192	27,134	33,587	16,878	24,640

Allowance for loan losses	$199,841	170,769	147,867	127,558	114,109

Allowance for loan losses as a % of loans	1.38%	1.38	1.38	1.41	1.50

As a % of loans and other real estate:
Nonperforming loans	0.46%	0.41	0.39	0.31	0.28
Other real estate	0.18%	0.13	0.13	0.07	0.12

Nonperforming assets	0.64%	0.54	0.52	0.38	0.40

Allowance for loan losses to nonperforming loans	299.45%	331.04	354.52	456.80	538.05

     Interest income on nonperforming loans that would have been reported for the years ended December 31, 2002, 2001, and 2000 is summarized as follows:

	2002	2001	2000

Interest at contractual rates (b)	$3,921	6,550	3,586
Less interest recorded as income	1,455	3,593	1,329

Reduction of interest income	$2,466	2,957	2,257

(a)	Nonperforming assets exclude loans 90 days past due and still accruing interest.
(b)	Interest income that would have been recorded if the loans had been current and performing in accordance with their original terms.

FINANCIAL REVIEW

     The following table shows the composition of the loan portfolio and nonperforming loans, grouped by loan purpose, as of December 31, 2002.

Table 14

	December 31, 2002

		Nonperforming
	Loans as	Loans
	a Percentage	as a Percentage of
	of Total Loans	Total Nonperforming
Loan Type	Outstanding	Loans

Commercial Real Estate:
Development	6.6%	11.5%
Construction	13.9	3.7
Owner-Occupied	12.0	1.9
Perm/Mini-Perm	18.7	6.9

Total Commercial Real Estate	51.2	24.0

Commercial/Industrial	30.2	65.2
Consumer	18.6	10.8

Total Loans	100.0	100.0

     While commercial real estate comprises 51.2% of the total loan portfolio, only 24.0%, or $16 million, of total nonperforming loans are in the commercial real estate category. The largest nonperforming loan in the commercial real estate category is a $5.2 million land development loan in northwest Florida.

     The majority of nonperforming loans are in the commercial and industrial category, representing 65.2% of the total or $43.5 million. The three largest credits included in this amount are an $8.7 million loan to a waste management company, a $3.6 million loan to a company in the trucking and transportation industry, and a $2.4 million loan to a company in the automotive parts industry.

Table 15 Average Deposits

	December 31,
(Dollars in thousands)
	2002	%*	2001	%*	2000	%*

Non-interest bearing demand deposits	$1,983,131	15.4	1,693,911	14.9	1,562,096	15.6
Interest bearing demand deposits	2,035,917	15.8	1,654,570	14.6	1,423,625	14.2
Money market accounts	3,058,174	23.7	2,354,665	20.7	1,910,172	19.0
Savings deposits	446,205	3.5	419,074	3.7	436,305	4.3
Time deposits under $100,000	2,415,506	18.8	2,608,502	23.0	2,492,611	24.9
Time deposits $100,000 and over	2,930,885	22.8	2,621,459	23.1	2,203,775	22.0

Total average deposits	$12,869,818	100.0	11,352,181	100.0	10,028,584	100.0

*Average deposits balance in each category expressed as percentage of total average deposits.

Deposits

     Deposits provide the most significant funding source for interest earning assets. Table 15 shows the relative composition of average deposits for 2002, 2001, and 2000. Refer to Table 16 for the maturity distribution of time deposits of $100,000 or more. These larger deposits represented 22.6% and 22.1% of total deposits at December 31, 2002 and 2001, respectively. Large denomination time deposits are generally from customers within the local market areas of subsidiary banks, and, therefore, provide a greater degree of stability than is typically associated with this source of funds. Synovus also utilizes national market brokered deposits as a funding source while continuing to maintain and grow its local market large denomination time deposit base. Time deposits over $100,000 at December 31, 2002, 2001, and 2000 were $3.2 billion, $2.7 billion, and $2.6 billion, respectively. Interest expense for the years ended December 31, 2002, 2001, and 2000, on these large denomination deposits was $102.1 million, $144.9 million, and $138.1 million, respectively.

     In 2002, Synovus continued to focus on growing in-market core deposits, particularly money market, NOW, and non-interest bearing demand deposits, with the objective of reducing the overall cost of funds. During 2002, average deposits increased $1.5 billion or 13.4%, to $12.9 billion from $11.4 billion in 2001. Average interest bearing deposits for 2002, which include interest bearing demand deposits, money market accounts, savings deposits, and time deposits, increased $1.2 billion or 12.7% from 2001. Average non-interest bearing demand deposits increased $289.2 million or 17.1% during 2002. Average interest bearing deposits increased $1.2 billion or 14.1% from 2000 to 2001, while average non-interest bearing demand deposits increased $131.8 million, or 8.4%. See Table 3 for further information on average deposits, including the average rates paid in 2002, 2001, and 2000.

Table 16 Maturity Distribution of Time Deposits of $100,000 or More

(In thousands)
December 31, 2002

3 months or less	$764,218
Over 3 months through 6 months	541,908
Over 6 months through 12 months	779,218
Over 12 months	1,068,341

Total outstanding	$3,153,685

FINANCIAL REVIEW

Market Risk and Interest Rate Sensitivity

     Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates. This risk of loss can be reflected in either diminished current market values or reduced current and potential net income. Synovus’ primary market risk is interest rate risk.

     Managing interest rate risk is a primary goal of the asset/liability management function. Synovus attempts to achieve consistent growth in net interest income while limiting volatility arising from changes in interest rates. Synovus seeks to accomplish this goal by balancing the maturity and repricing characteristics of assets and liabilities along with the selective use of derivative instruments.

     Simulation modeling is the primary tool used by Synovus to measure its interest rate sensitivity. On at least a quarterly basis, the following twenty-four month time period is simulated to determine a baseline net interest income forecast and the sensitivity of this forecast to changes in interest rates. These simulations include all of Synovus’ earning assets, liabilities and derivative instruments. Forecasted balance sheet changes, primarily reflecting loan and deposit growth forecasts prepared by each banking affiliate, are included in the periods modeled. The magnitude and velocity of rate changes among the various asset and liability groups exhibit different characteristics for each possible interest rate scenario. Simulation modeling enables Synovus to capture the effect of these differences. Simulation also enables Synovus to capture the effect of expected prepayment level changes on selected assets and liabilities subject to prepayment.

     Synovus maintains policies designed to limit the maximum acceptable negative impact on net interest income over twelve and twenty-four month time horizons from a gradual change in short-term interest rates of up and down 200 basis points. These policies specify the maximum allowable negative change in net interest income in the rising and declining rate scenarios from the stable rate scenarios. The current policy limits this change to 5% of projected net interest income for the twelve-month time horizon and 7% for the twenty-four month time horizon.

     Short-term interest rates continued to remain at historically low levels during 2002, with the targeted federal funds rate averaging 1.67% for the year, while ending the year at 1.25%. Synovus has modeled its exposure to a further gradual 100 basis point decline in this rate to .25%. In this scenario, net interest income for 2003 would be expected to decrease by approximately 1.90%, as compared to an unchanged interest rate environment. In a gradually rising rate environment, Synovus would expect 2003 net interest income to increase, as compared to an unchanged interest rate environment. These increases would be approximately 2.90% for a gradual 100 basis point increase and 6.80% for a gradual 200 basis point increase. The actual realized change in net interest income would depend on several factors. These factors include, but are not limited to, actual realized growth in asset and liability volumes, as well as the mix experienced over these time horizons. Market conditions and their resulting impact on loan, deposit, and wholesale funding pricing would also be a primary determinant in the realized level of net interest income.

     Table 17 Twelve Month Net Interest Income Sensitivity

Change in	Change in
Short-Term	Net
Interest Rate	Interest
(In basis points)	Income

+ 200	6.8%
+ 100	2.9%
– 100	(1.9)%

     Synovus also utilizes simulation modeling to evaluate the longer-term interest rate risk position of the company. Synovus measures this position by simulating the market value of equity in changing rate environments. The model estimates the impact of an immediate 200 basis point rate shock on the present value of the future cash flows of all assets, liabilities, and derivative instruments. Synovus maintains a policy guideline limiting the maximum allowable change in the market value of equity in both rising and declining rate shocks. This policy limits the maximum allowable change to an amount equal to 15% of shareholders’ equity. Synovus was within this guideline at year-end.

     Another tool utilized by management is cumulative gap analysis, which seeks to measure the repricing differentials, or gap, between rate sensitive assets and liabilities over various time periods. Table 18 reflects the gap positions of the consolidated balance sheets at December 31, 2002 and 2001, at various repricing intervals. The projected deposit repricing volumes reflect adjustments based on management’s assumptions of the expected rate sensitivity relative to the prime rate for core deposits without contractual maturity (i.e., interest bearing checking, savings, and money market accounts). Management believes that these adjustments allow for a more accurate profile of the interest rate risk position. The projected repricing of investment securities reflects expected prepayments on mortgage-backed securities and expected cash flows on securities subject to accelerated redemption options. These assumptions are made based on the interest rate environment as of each balance sheet date, and are subject to change as the general level of interest rates change. Management would anticipate a lengthening of average investment maturities in a rising rate environment and a more moderate shortening in a declining rate environment. While these potential changes are not depicted in the static gap analysis, simulation modeling allows for the proper analysis of these and other relevant potential changes. This gap analysis indicates a cumulative three-month gap of positive 16.70% and a cumulative one-year gap of positive 9.10% as of December 31, 2002. These gap measurements would indicate an asset sensitive positioning over both short-term and longer-term time horizons. Realized asset sensitivity would be expected to be more moderate than that indicated by these gap measurements. Management believes that adjusted gap analysis is a useful tool for measuring interest rate risk only when used in conjunction with its simulation model.

     Synovus is also subject to market risk in certain of its fee income business lines. TSYS income and equity can be affected by movement in foreign currency exchange rates. TSYS maintains several different foreign operations whose resulting foreign cur-

FINANCIAL REVIEW

rency translations into U.S. dollars could result in a negative impact to Synovus shareholders’ equity and/or net income. Financial Management Services income can be affected by risk in the securities markets, primarily the equity securities market. A significant portion of the fees in this unit are calculated as a percentage of asset values. Weaker securities markets and lower equity values could have an adverse impact on the fees generated by these operations. Mortgage banking income is also subject to market risk. Mortgage loan originations can be sensitive to levels of mortgage interest rates and therefore, mortgage revenue could be negatively impacted during a period of rising interest rates.

     Table 18 Interest Rate Sensitivity

	December 31, 2002

(Dollars in millions)	0-3	4-12	1-5	Over 5
	Months	Months	Years	Years

Investment securities (*)	$395.8	661.9	912.3	202.8
Loans, net of unearned income	8,419.3	1,569.4	3,867.8	607.4
Mortgage loans held for sale	245.9	—	—	—
Other	97.8	—	—	—

Interest sensitive assets	9,158.8	2,231.3	4,780.1	810.2

Deposits	4,196.3	3,440.3	3,612.6	376.2
Other borrowings	1,748.1	116.0	533.8	213.2

Interest sensitive liabilities	5,944.4	3,556.3	4,146.4	589.4

Interest rate swaps	(385.0)	45.0	320.0	20.0

Interest sensitivity gap	$2,829.4	(1,280.0)	953.7	240.8

Cumulative interest sensitivity gap	$2,829.4	1,549.4	2,503.1	2,743.9

Cumulative interest sensitivity gap as a percentage of total interest sensitive assets	16.7%	9.1	14.7	16.2

	December 31, 2001

	0-3	4-12	1-5	Over 5
	Months	Months	Years	Years

Investment securities (*)	$222.0	398.4	1,054.8	370.9
Loans, net of unearned income	6,403.9	1,535.7	3,800.6	677.7
Mortgage loans held for sale	397.9	—	—	—
Other	27.6	—	—	—

Interest sensitive assets	7,051.4	1,934.1	4,855.4	1,048.6

Deposits	3,962.3	3,116.9	2,701.0	381.4
Other borrowings	1,821.8	5.2	482.8	89.1

Interest sensitive liabilities	5,784.1	3,122.1	3,183.8	470.5

Interest rate swaps	(265.0)	105.0	145.0	15.0

Interest sensitivity gap	$1,002.3	(1,083.0)	1,816.6	593.1

Cumulative interest sensitivity gap	$1,002.3	(80.7)	1,735.9	2,329.0

Cumulative interest sensitivity gap as a percentage of total interest sensitive assets	6.7%	(0.5)	11.7	15.6

(*) Excludes net unrealized gains of $64.8 million and $42.4 million at December 31, 2002 and 2001, respectively.

Derivative Instruments for Interest Rate Risk Management

     As part of its overall interest rate risk management activities, Synovus utilizes derivative instruments to manage its exposure to various types of interest rate risks. The primary instruments utilized by Synovus are interest rate swaps where Synovus receives a fixed rate of interest and pays a floating rate tied to either the prime rate or LIBOR. These swaps are utilized to hedge the variability of cash flows or fair values of on-balance sheet assets and liabilities.

     Interest rate contracts utilized by Synovus include end-user activities designed as hedges, all of which are linked to specific assets or liabilities as part of overall interest rate risk management practices. Management believes that the utilization of these instruments provides greater financial flexibility and is a very efficient tool for managing interest rate risk.

     The notional amount of interest rate swap contracts utilized by Synovus as part of its overall interest rate risk management activities as of December 31, 2002 and 2001, was $425 million and $265 million, respectively. The notional amounts represent the amount on which calculations of interest payments to be exchanged are based. Although Synovus is not exposed to credit risk equal to the notional amounts, there is exposure to potential credit risks equal to the fair or replacement values of the swaps if the counterparty fails to perform. This credit risk is normally a very small percentage of the notional amount and fluctuates as interest rates change. Synovus minimizes this risk by subjecting the transaction to the same approval process as on-balance sheet credit activities, by dealing with only highly-rated counterparties, and by obtaining collateral agreements for exposure above certain predetermined limits.

     A summary of these interest rate contracts and their terms at December 31, 2002 and 2001 is shown in Table 19. In accordance

FINANCIAL REVIEW

with the provisions of SFAS No. 133, the fair value (net unrealized gain) of these contracts was recorded on the consolidated balance sheet beginning January 1, 2001. Prior to the adoption of SFAS No. 133 (2000 and prior years), the fair value of these instruments was considered off-balance sheet and not recorded on the financial statements.

     During 2002, there were five maturities and two terminations. There were six maturities and six terminations in 2001. Interest rate contracts contributed additional net interest income of $12.0 million and an eight basis point increase in the net interest margin for 2002. For 2001, interest rate contracts contributed to an increase in net interest income of $6.4 million and a five basis point increase to the net interest margin.

Table 19 Interest Rate Contracts

				Weighted			Net
(Dollars in thousands)		Weighted	Weighted	Average			Unrealized
	Notional	Average	Average	Maturity	Unrealized	Unrealized	Gains
	Amount	Receive Rate	Pay Rate (*)	In Months	Gains	Losses	(Losses)

December 31, 2002
Receive fixed swaps:
Fair value hedges	$115,000	4.82%	1.34%	40	$2,287	(429)	1,858
Cash flow hedges	310,000	6.66%	4.25%	26	6,717	—	6,717

Total	$425,000	6.17%	3.46%	30	$9,004	(429)	8,575

December 31, 2001
Receive fixed swaps:
Fair value hedges	$100,000	6.55%	2.08%	32	$2,600	(514)	2,086
Cash flow hedges	165,000	8.66%	4.75%	17	7,173	—	7,173

Total	$265,000	7.87%	3.74%	23	$9,773	(514)	9,259

(*) Variable pay rate based upon contract rates in effect at December 31, 2002 and 2001.

Liquidity

     Liquidity represents the availability of funding to meet the needs of depositors, borrowers, and creditors at a reasonable cost, on a timely basis, and without adverse consequences. Synovus’ strong capital position, solid core deposit base, and excellent credit ratings are the cornerstones of its liquidity management activities.

     The Synovus Asset/Liability Management Committee actively analyzes and manages the liquidity position in coordination with its subsidiary banks. These subsidiaries maintain liquidity in the form of cash on deposit, securities available for sale, and cash derived from prepayments and maturities of both their investment and loan portfolios. Liquidity is also enhanced by the acquisition of new deposits and the well established core deposits of 256 banking offices in five states. The subsidiary banks monitor deposit flow and evaluate alternate pricing structures to retain and grow deposits. Liquidity is also enhanced by the subsidiary banks’ strong reputation in the national deposit markets. This reputation allows subsidiary banks to issue longer-term certificates of deposit to enhance their liquidity and funding positions.

     Certain Synovus subsidiary banks maintain correspondent banking relationships with various national and regional financial organizations. These relationships provide access to short-term borrowings through federal funds lines, which allows Synovus to meet immediate liquidity needs if required. These lines total approximately $2.9 billion and are extended at the ongoing discretion of the correspondent financial institutions. Synovus’ strong credit rating is a primary determinant in the continued availability of these lines. Should Synovus’ credit rating decline to a level below investment grade, these lines’ availability would be significantly diminished. For this reason, Synovus affiliate banks maintain additional sources of liquidity including collateralized borrowing accounts with the Federal Reserve Bank.

     Synovus serves diverse markets. Some of these are rapidly growing areas where loan demand outpaces the generation of deposits. However, through loan participations and federal funds sold among subsidiary banks, these loans can be effectively funded by subsidiaries having lower local loan demand. Additionally, lending is focused within the local markets served by Synovus, enabling the development of comprehensive banking relationships.

     Selected Synovus subsidiary banks maintain an additional liquidity source through their membership in the Federal Home Loan Bank. At year-end 2002, these banks had access to additional funding of approximately $1.6 billion, subject to available collateral and Federal Home Loan Bank credit policies, through utilization of Federal Home Loan Bank advances.

     Additionally, the Parent Company requires cash for various operating needs including dividends to shareholders, business combinations, capital infusions into subsidiaries, the servicing of debt, and the payment of general corporate expenses. The primary source of liquidity for the Parent Company is dividends from the subsidiary banks. As a short-term liquidity source, the Parent Company has access to a $25 million line of credit with an unaffiliated banking organization. The Parent Company enjoys an excellent reputation and credit standing in the capital markets and has the ability to raise substantial amounts of funds in the form of either short-term or long-term borrowings. The Parent Company utilized this capability in February 2003 by issuing $300 million of ten-year maturity subordinated debt. This debt bears a coupon interest rate of 4.875% and is rated “A-” by Standard & Poors Corp. and “A3” by Moody’s Investor Service. For a complete description of borrowings by Synovus and its subsidiaries as of December 31, 2002, see Note 7 to the consolidated financial statements.

     The consolidated statements of cash flows detail cash flows from operating, investing, and financing activities. Net cash provided by operating activities was $722.0 million for the year ended December 31, 2002, while financing activities provided $1.5 billion. Investing activities used $2.1 billion of this amount, resulting in a net increase in cash and due from banks of $92.9 million.

     Management is not aware of any trends, events, or uncertainties that will have, or that are reasonably likely to have a material impact on liquidity, capital resources, or operations. Further, management is not aware of any current recommendations by regulatory agencies which, if they were to be implemented, would have such effect.

     Table 20 sets forth certain information about contractual cash obligations at December 31, 2002.

     In 1997, TSYS entered into an operating lease agreement for its corporate campus. Under the agreement, which is guaranteed by Synovus, the lessor paid for the construction and development costs and leased the facilities to TSYS for a term of three years

FINANCIAL REVIEW

which began in November 1999 and expired in November 2002. TSYS renewed the campus lease for a period of up to twelve months. The lease provides for substantial residual value guarantees and includes purchase options at the original cost of the property. The amount of the residual value guarantee relative to the assets under this lease is projected to be $81.4 million.

     The terms of this lease financing arrangement require, among other things, that TSYS maintain certain minimum financial ratios and provide certain information to the lessor. TSYS is also subject to interest rate risk associated with this lease. The payments under the operating lease arrangement, which can be locked in for six-month intervals, are tied to LIBOR plus a margin ranging from 95 basis points to 185 basis points. In the event that LIBOR rates increase, operating expenses could increase proportionately.

Table 20 Contractual Cash Obligations

	Payments Due After December 31, 2002
(In thousands)
	1 Year or Less	1 - 3 Years	4 - 5 Years	After 5 Years	Total

Long-term debt	$439,888	490,858	206,646	198,673	1,336,065
Capital lease obligations	68	67	—	—	135
Operating leases	77,409	141,229	44,604	29,486	292,728

Total contractual cash obligations	$517,365	632,154	251,250	228,159	1,628,928

     Capital Resources

     Synovus has always placed great emphasis on maintaining a strong capital base and continues to exceed regulatory capital requirements. Management is committed to maintaining a capital level sufficient to assure shareholders, customers, and regulators that Synovus is financially sound, and to enable Synovus to sustain an appropriate degree of leverage to provide a desirable level of profitability. Synovus has the ability to generate internal capital growth sufficient to support the asset growth it has experienced. Total shareholders’ equity of $2.04 billion represented 10.72% of total assets at December 31, 2002.

     The regulatory banking agencies use a risk-adjusted calculation to aid them in their determination of capital adequacy by weighting assets based on the credit risk associated with on- and off-balance sheet assets. The majority of these risk-weighted assets for Synovus are on-balance sheet assets in the form of loans. A small portion of risk-weighted assets are considered off-balance sheet assets and primarily consist of letters of credit and loan commitments that Synovus enters into in the normal course of business. Capital is categorized into two types: Tier I and Tier II. As a financial holding company, Synovus and its subsidiary banks are required to maintain capital levels required for a well-capitalized institution, as defined in the regulations. The regulatory agencies define a well-capitalized bank as one that has a leverage ratio of at least 5%, a Tier I capital ratio of at least 6%, and a total risk-based capital ratio of at least 10%. At December 31, 2002, Synovus and all subsidiary banks were in excess of the minimum capital requirements with a consolidated Tier I capital ratio of 11.38% and a total risk-based capital ratio of 12.53%, compared to Tier I and total risk-based capital ratios of 11.76% and 12.95%, respectively, in 2001 as shown in Table 21.

     In addition to the risk-based capital standards, a minimum leverage ratio of 4% is required for the highest-rated financial holding companies that are not undertaking significant expansion programs. An additional 1% to 2% may be required for other companies, depending upon their regulatory ratings and expansion plans. The leverage ratio is defined as Tier I capital divided by quarterly average assets, net of certain intangibles. Synovus had a leverage ratio of 10.86% at December 31, 2002 and December 31, 2001, significantly exceeding regulatory requirements.

     Capital levels also exceed all requirements under the Federal Reserve Board’s guidelines. The Federal Reserve Board requires a minimum primary capital ratio of 5.50% and a total capital ratio of 6.00% for financial holding companies and banks. At December 31, 2002, both the primary and total capital ratios as defined by the Federal Reserve Board were 11.51%, compared to 11.35% for both the primary and total capital ratios at year-end 2001.

     The 81.0% ownership of TSYS is an important aspect of the market price of Synovus common stock and should be considered in a comparison of the relative market price of Synovus common

Table 21 Capital Ratios

	December 31,
(Dollars in thousands)
	2002	2001

Tier I capital:
Shareholders’ equity	$2,040,853	$1,694,946
Net unrealized gain on investment securities available for sale	(40,160)	(26,047)
Net unrealized gain on cash flow hedges	(5,090)	(6,081)
Disallowed intangibles	(120,524)	(30,703)
Deferred tax liability on core deposit premium related to acquisitions	2,476	—
Minority interest	117,099	98,638

Total Tier I capital	1,994,654	1,730,753

Tier II capital:
Eligible portion of the allowance for loan losses	199,841	170,769
Eligible portion of unrealized gain on equity securities	1,157	3,138

Total Tier II capital	200,998	173,907

Total risk-based capital	$2,195,652	1,904,660

Total risk-adjusted assets	$17,528,329	14,711,486

Tier I capital ratio	11.38%	11.76
Total risk-based capital ratio	12.53	12.95
Leverage ratio	10.86	10.86
Regulatory minimums (for well-capitalized status):
Tier I capital ratio	6.00%
Total risk-based capital ratio	10.00
Leverage ratio	5.00

FINANCIAL REVIEW

stock to other financial services companies. As of December 31, 2002, there were approximately 27,266 shareholders of record of Synovus common stock, some of which are holders in nominee name for the benefit of a number of different shareholders. Table 22 displays high and low stock price quotations of Synovus common stock which are based on actual transactions.

Table 22 Market and Stock Price Information

	High	Low

2002
Quarter ended December 31, 2002	$21.90	16.81
Quarter ended September 30, 2002	27.01	20.17
Quarter ended June 30, 2002	30.39	24.31
Quarter ended March 31, 2002	31.74	24.75
2001
Quarter ended December 31, 2001	$28.00	23.00
Quarter ended September 30, 2001	34.45	24.63
Quarter ended June 30, 2001	31.77	26.00
Quarter ended March 31, 2001	28.31	24.04

Dividends

     It is Synovus’ objective to pay out at least one-third of earnings to shareholders in cash dividends. The dividend payout ratio was 48.76%, 48.57%, and 47.83% in 2002, 2001, and 2000, respectively. Cash dividends have been paid on the common stock of Synovus, including its predecessor companies, in every year since 1891. It is the present intention of the Synovus Board of Directors to continue to pay cash dividends on its common stock in accordance with the previously mentioned objective. Table 23 presents the declared and paid dates for recent dividends, as well as per share dividend amounts.

Table 23 Dividends

		Per Share
Date Declared	Date Paid	Amount

2002
November 20, 2002	January 2, 2003	$0.1475
August 19, 2002	October 1, 2002	0.1475
June 11, 2002	July 1, 2002	0.1475
February 27, 2002	April 1, 2002	0.1475
2001
December 10, 2001	January 2, 2002	$0.1275
August 29, 2001	October 1, 2001	0.1275
May 15, 2001	July 2, 2001	0.1275
February 28, 2001	April 2, 2001	0.1275

Commitments and Contingencies

     Synovus believes it has sufficient capital, liquidity, and future cash flows from operations to meet operating needs over the next year. Table 24 and Note 7 to the consolidated financial statements provide additional information on short-term and long-term borrowings.

     In the normal course of its business, TSYS maintains long-term processing contracts with its clients. These processing contracts contain commitments, including, but not limited to, minimum standards and time frames against which its performance is measured. In the event TSYS does not meet its contractual commitments with its clients, TSYS may incur penalties and certain clients may have the right to terminate their contracts with TSYS. TSYS does not believe that it will fail to meet its contractual commitments to an extent that will result in a material adverse effect on its financial condition, results of operations, or cash flows.

     Synovus and its subsidiaries are subject to various legal proceedings and claims that arise in the ordinary course of its business. Any litigation is vigorously defended by Synovus and, in the opinion of management, based on consultation with external legal counsel, any outcome of such litigation would not materially affect its consolidated financial position or results of operations.

     Currently, a lawsuit seeking class action treatment is pending against one of the Alabama banking subsidiaries that involves the receipt of commissions by that subsidiary in connection with the sale of credit life insurance to its consumer credit customers and the charging of an interest surcharge and a processing fee in connection with the consumer loans made by that subsidiary. This lawsuit seeks unspecified damages, including punitive damages. Synovus has agreed to settle the case through a $3,500 payment to the named plaintiff in exchange for the dismissal of the named plaintiff’s claims with prejudice and the class claims without prejudice. It is expected that this settlement will be completed in the first quarter of 2003. Two lawsuits seeking class action treatment that were previously pending against the same Alabama banking subsidiary that involved: (1) payment of service fees or interest rebates to automobile dealers in connection with the assignment of automobile credit sales contracts to that subsidiary; and (2) the forced placement of insurance to protect that subsidiary’s interest in collateral for which consumer credit customers have failed to obtain or maintain insurance were dismissed on the motion of the plaintiffs on August 6, 2002.

Short-Term Borrowings

     The following table sets forth certain information regarding federal funds purchased and securities sold under repurchase agreements, the principal components of short-term borrowings.

Table 24 Short-Term Borrowings

(In thousands)	2002	2001	2000

Balance at December 31	$1,275,084	1,345,822	1,039,900
Weighted average interest rate at December 31	1.20%	1.67	6.67
Maximum month end balance during the year	$1,493,466	1,551,534	1,446,393
Average amount outstanding during the year	$1,131,455	1,153,878	1,248,983
Weighted average interest rate during the year	1.65%	3.70	6.28

Income Tax Expense

     As reported in the consolidated statements of income, income tax expense increased to $198.5 million in 2002, up from $178.4 million in 2001, and $149.2 million in 2000. The effective income tax rate was 35.2%, 36.4%, and 36.2% in 2002, 2001, and 2000, respectively. See Note 15 of the consolidated financial statements for a detailed analysis of income taxes.

Inflation

     Inflation has an important impact on the growth of total assets in the banking industry and may create a need to increase equity capital at higher than normal rates in order to maintain an appro-

FINANCIAL REVIEW

priate equity to assets ratio. Synovus has been able to maintain a high level of equity through retention of an appropriate percentage of its net income. Synovus deals with the effects of inflation by managing its interest rate sensitivity gap position through its asset/liability management program and by periodically adjusting its pricing of services and banking products to take into consideration current costs.

Parent Company

     The Parent Company’s assets, primarily its investment in subsidiaries, are funded, for the most part, by shareholders’ equity. It also utilizes short-term and long-term debt. The Parent Company is responsible for providing the necessary funds to strengthen the capital of its subsidiaries, acquire new businesses, fund internal growth, pay corporate operating expenses, and pay dividends to its shareholders. These operations are funded by dividends and fees received from subsidiaries, and borrowings from outside sources.

     In connection with dividend payments to the Parent Company from its subsidiary banks, certain rules and regulations of the various state and federal banking regulatory agencies limit the amount of dividends which may be paid. Approximately $162.6 million in dividends could be paid in 2003 to the Parent Company from its subsidiary banks without prior regulatory approval. Synovus anticipates receiving regulatory approval to allow certain subsidiaries to pay dividends in excess of their respective regulatory limits.

Recently Issued Accounting Standards

     On January 1, 2002, Synovus adopted the provisions of the FASB’s Emerging Issues Task Force (EITF) Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred.” EITF Issue No. 01-14 requires that reimbursements received for out-of-pocket expenses be characterized as revenue. Historically, Synovus had not reflected such reimbursements in its consolidated statements of income as revenue. The most significant expenses for which Synovus is reimbursed by clients are postage and express courier charges incurred by TSYS. All prior periods presented have been restated to conform with the new presentation.

     In July 2001, the FASB issued Statement No. 141 (SFAS No. 141), “Business Combinations” and Statement No. 142 (SFAS No. 142), “Goodwill and Other Intangible Assets”. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”.

     Synovus adopted the provisions of SFAS No. 141 effective July 1, 2001 and adopted the provisions of SFAS No. 142 effective January 1, 2002.

     SFAS No. 141 required upon the adoption of SFAS No. 142 that Synovus evaluate its existing intangible assets and goodwill that were acquired in prior purchase business combinations, and make any necessary reclassifications to conform with the new criteria in SFAS No. 141 for recognition apart from goodwill. Upon adoption of SFAS No. 142, Synovus was required to reassess the useful lives and residual values of all intangible assets acquired, and make any necessary amortization period adjustments. In addition, to the extent an intangible asset was identified as having an indefinite useful life, Synovus was required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142. Any impairment would have been measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle.

     As of June 30, 2002, Synovus had determined the fair value of each reporting unit and compared it to the reporting unit’s carrying amount, including goodwill allocated to the reporting unit. Based on this analysis, Synovus determined that there are no goodwill impairment losses to be recognized as the cumulative effect of a change in accounting principle, since fair values of each reporting unit exceeded the reporting unit’s carrying value.

     In June 2001, the FASB issued Statement No. 143 (SFAS No. 143), “Accounting for Asset Retirement Obligations”. SFAS No. 143 requires Synovus to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. It also requires that a corresponding asset be recorded which is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. Synovus adopted SFAS No. 143 on January 1, 2003. The adoption of SFAS No. 143 did not have a material impact on Synovus’ financial condition or results of operations.

     In October 2001, the FASB issued Statement No. 144 (SFAS No. 144), “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”, for the disposal of a segment of a business (as previously defined in that Opinion). This statement also amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary.

     SFAS No. 144 improves financial reporting by requiring that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and by broadening the presentation of discontinued operations to include more disposal transactions. Synovus adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 was not material to Synovus’ financial condition or results of operations.

     In April 2002, the FASB issued Statement No. 145 (SFAS No. 145), “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 updates, clarifies, and simplifies existing accounting pronouncements. SFAS No. 145 requires that in certain circumstances previous items classified as extraordinary that do not meet the criteria in APB Opinion 30 must be reclassified. Synovus is required to adopt SFAS No. 145 on January 1, 2003. Management does not expect the adoption of SFAS No. 145 to have a material effect on Synovus’ financial condition or results of operations.

     In July 2002, the FASB issued Statement No. 146 (SFAS No. 146), “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” This state-

FINANCIAL REVIEW

ment requires recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred, as opposed to when the entity commits to an exit plan under EITF Issue No. 94-3. The statement is effective prospectively for exit or disposal activities initiated after December 31, 2002. Management does not anticipate that the adoption of SFAS No. 146 will have a material impact on Synovus’ financial condition or results of operations.

     In October, 2002, the FASB issued Statement No. 147 (SFAS No. 147), “Acquisitions of Certain Financial Institutions.” SFAS No. 147 amends SFAS No. 72, “Accounting for Certain Acquisitions of Banking or Thrift Institutions”, and SFAS No. 144. SFAS No. 147 also amends FASB Interpretation No. 9, “Applying APB Opinions No. 16 and 17, When a Savings and Loan Association or a Similar Institution is Acquired in a Business Combination Accounted for by the Purchase Method”. SFAS No. 147 applies to all financial institution acquisitions except those between two or more mutual enterprises. The statement was effective on October 1, 2002. The adoption of SFAS No. 147 did not have a material impact on Synovus’ financial condition or results of operations.

     In December, 2002, the FASB issued Statement No. 148 (SFAS No. 148), “Accounting for Stock-Based Compensation — Transition and Disclosure” — an amendment of FASB Statement No. 123 (SFAS No. 123), “Accounting for Stock-Based Compensation”. SFAS No. 148 amends SFAS No. 123, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

     SFAS No. 148 requires disclosure of comparable information for all companies regardless of whether, when, or how an entity adopts the fair value based method of accounting. This statement improves the prominence and clarity of the pro forma disclosures required by SFAS No. 123 by prescribing a specific tabular format and by requiring disclosure in the “Summary of Significant Accounting Policies” or its equivalent. In addition, this statement improves the timeliness of those disclosures by requiring their inclusion in financial reports for interim periods.

     The annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. Synovus adopted the annual disclosure provisions of SFAS No. 148 on December 31, 2002. Prior year disclosures have been amended in the accompanying financial statement footnotes to conform with the new disclosure requirements.

     In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, which addresses the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. These disclosure requirements are included in Note 10 to the consolidated financial statements. Interpretation No. 45 also requires the recognition of a liability by a guarantor at the inception of certain guarantees issued or modified after December 31, 2002 on a prospective basis.

     Interpretation No. 45 requires the guarantor to recognize a liability for the non-contingent component of the guarantee, which is the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. The recognition of the liability is required, even if it is not probable that payments will be required under the guarantee, or if the guarantee was issued with a premium payment or as part of a transaction with multiple elements.

     Synovus has adopted the disclosure requirements of Interpretation No. 45 and will apply the recognition and measurement provisions for all guarantees entered into or modified after December 31, 2002. As of December 31, 2002, Synovus maintains standby letters of credit in the amount of $1.7 billion. The standby letters of credit are conditional commitments issued by Synovus to guarantee the performance of a customer to a third party. The approximate terms of these commitments range from one to five years. Collateral is required to support letters of credit in accordance with management’s evaluation of the creditworthiness of each customer. The credit exposure assumed in issuing standby letters of credit is essentially equal to that in other lending activities. Management does not anticipate any material losses as a result of these transactions.

     At the November 21, 2002 EITF meeting, the EITF ratified as a consensus the tentative conclusions it reached at its October 25, 2002 meeting, regarding EITF Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables”. EITF Issue No. 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. Those activities may involve the delivery or performance of multiple products, services, and/or rights to use assets, and performance may occur at different points in time or over different periods of time. The arrangements are often accompanied by initial installation, initiation, or activation services and generally involve either a fixed fee or a fixed fee coupled with a continuing payment stream. The continuing payment stream generally corresponds to the continuing performance and may be fixed, variable based on future performance, or composed of a combination of fixed and variable payments. EITF No. 00-21 addresses how to account for those arrangements, and is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Entities may also elect to report the change in accounting as a cumulative effect adjustment, in which case disclosure should be made, in periods subsequent to the date of initial application, of the amount of recognized revenue that was previously included in the cumulative effect adjustment. Management has not yet determined its adoption alternative or the effect of EITF No. 00-21 on Synovus’ financial condition, results of operations, and cash flows.

     In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities,” which is an interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements.” Interpretation No. 46 addresses consolidation by business enterprises of variable interest entities which have certain characteristics. This interpretation requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among the parties involved. This interpretation applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest acquired before February 1, 2003.

     In 2002, TSYS renewed its operating lease agreement with a special purpose entity (SPE) for its corporate campus. If the financing arrangement for the campus is not restructured, Interpretation No. 46 will require Synovus to consolidate the operations of the SPE, with the reporting period beginning July 1, 2003. The estimated fair value of the campus buildings and real property at January 1, 2003 was approximately $93.0 million. The interpretation will also require Synovus to consolidate the SPE’s results of operations, including depreciation and interest expense. TSYS can withdraw from the lease agreement by providing a 60-day written notice. TSYS and Synovus are currently evaluating alternatives in regards to the campus financing and the impact Interpretation No. 46 will have on TSYS’ and Synovus’ financial condition and results of operations.

FINANCIAL REVIEW

2003 Earnings Outlook

     Synovus expects its earnings per share growth for 2003 to be within the 10-14% range, based in part upon the following assumptions:

•	Banking services’ net income will increase between 10-14%, with credit quality remaining at currently stable levels, loan growth of between 10-12%, and a net interest margin in the 4.45% to 4.55% range. The interest margin estimate is based upon our expectation that short-term rates begin rising gradually after mid-year, increasing a total of 100 basis points by year-end 2003.

•	Financial Management Services and insurance revenues will increase between 15-20%.

•	Increases in Financial Services’ expenses will not exceed 4%.

•	TSYS will increase net income between 12-15%, based upon these assumptions: an increase in revenues (excluding reimbursable items) between 9-10%, an internal growth rate of accounts of existing clients of approximately 11%, and a continued focus on expense management. This estimate does not include any revenues or expenses associated with signing and converting a major client.

Forward-Looking Statements

     Certain statements contained in this Annual Report which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the “Act”). These forward-looking statements include, among others, statements regarding management’s belief concerning the adequacy of the allowance for loan losses; TSYS’ belief with respect to its ability to meet its contractual commitments; management’s expectations with respect to the settlement of a lawsuit; TSYS’ belief with respect to its growth opportunities; management’s belief with respect to the adequacy of the unallocated component of the allowance for loan losses; management’s belief with respect to the resolution of certain loan delinquencies and the inclusion of all material loans in which doubt exists as to collectibility in nonperforming assets and impaired loans; management’s belief with respect to the use of derivatives to manage interest rate risk; management’s belief with respect to having sufficient capital, liquidity, and future cash flows from operations to meet operating needs over the next year; management’s belief with respect to the expected impact on Synovus of recent accounting pronouncements; Synovus’ expected growth in earnings per share for 2003 and the assumptions underlying such statements, including, with respect to Synovus’ expected increase in earnings per share for 2003; expected increase of 10-14% in banking services’ net income, with a net interest margin in the 4.45% to 4.55% range (based upon our expectation that interest rates will increase a total of 100 basis points by year-end 2003), loan growth of between 10-12%, and credit quality remaining stable; expected increase of 15-20% in Financial Management Services and insurance revenues; expected increase of 12-15% in net income of TSYS (based upon TSYS’ assumptions that revenues (excluding reimbursable items) will increase 9-10%, that the internal growth rate of existing clients will be approximately 11%, and that there will be a continued focus on expense management); and expected increase in Financial Services’ expenses of not more than 4%. In addition, certain statements in future filings by Synovus with the Securities and Exchange Commission, in press releases, and in oral and written statements made by or with the approval of Synovus which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure, efficiency ratios and other financial terms; (ii) statements of plans and objectives of Synovus or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes,” “anticipates” “expects,” “intends,” “targeted,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

     Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements in the Annual Report. Many of these factors are beyond Synovus’ ability to control or predict. These factors include, but are not limited to: (i) Synovus’ inability to increase its revenues derived from Financial Management Services and insurance; (ii) TSYS’ inability to achieve its net income goals for 2003 (whether arising out of TSYS’ inability to successfully bring new products and services to market, adverse developments with respect to TSYS’ sub-prime clients, adverse developments with respect to signing new clients, adverse developments with respect to controlling expenses, or otherwise); (iii) Synovus’ inability to achieve its net income goals for banking services; (iv) Synovus’ inability to control Financial Services’ expenses; (v) the strength of the U.S. economy in general and the strength of the local economies in which operations are conducted; (vi) the effects of and changes in trade, monetary and fiscal policies, and laws, including interest rate policies of the Federal Reserve Board; (vii) inflation, interest rate, market and monetary fluctuations; (viii) the timely development of and acceptance of new products and services and perceived overall value of these products and services by users; (ix) changes in consumer spending, borrowing, and saving habits; (x) technological changes are more difficult or expensive than anticipated; (xi) acquisitions; (xii) the ability to increase market share and control expenses; (xiii) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, and insurance) with which Synovus and its subsidiaries must comply; (xiv) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, the Financial Accounting Standards Board, or other authoritative bodies; (xv) changes in Synovus’ organization, compensation, and benefit plans; (xvi) the costs and effects of litigation and of unexpected or adverse outcomes in such litigation; (xvii) a deterioration in credit quality or a reduced demand for credit; (xviii) Synovus’ inability to successfully manage any impact from slowing economic conditions or consumer spending; (xix) the occurrence of catastrophic events that could impact Synovus or TSYS or its major customers’ operating facilities, communication systems and technology or that have a material negative impact on current economic conditions or levels of consumer spending; (xx) successfully managing the potential both for patent protection and patent liability in the context of rapidly developing legal framework for expansive software patent protection; (xxi) hostilities in the Middle East or elsewhere; and (xxii) the success of Synovus at managing the risks involved in the foregoing.

     Such forward-looking statements speak only as of the date on which such statements are made, and Synovus undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events.

SUMMARY OF QUARTERLY FINANCIAL DATA

Presented below is a summary of the unaudited consolidated quarterly financial data for the years ended December 31, 2002 and 2001.

(In thousands, except per share data)
	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter

2002
Interest income	$269,146	269,144	258,677	258,073

Net interest income	186,607	182,939	175,341	172,617

Provision for losses on loans	15,830	16,410	19,978	13,109

Income before income taxes	157,352	143,855	133,471	129,202

Net income	104,428	92,272	85,895	82,752

Net income per share, basic	.35	.31	.29	.28

Net income per share, diluted	.35	.31	.29	.28

2001
Interest income	$269,488	280,753	288,034	292,613

Net interest income	170,772	158,718	153,888	146,413

Provision for losses on loans	16,717	10,799	13,170	10,987

Income before income taxes	133,694	123,848	119,386	113,065

Net income	85,211	78,905	75,615	71,885

Net income per share, basic	.29	.27	.26	.25

Net income per share, diluted	.29	.27	.26	.25